Exhibit 10.1
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of May 23, 2011
among
GRACO INC.,
THE BORROWING SUBSIDIARIES,
as defined herein,
THE BANKS,
as defined herein,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents, and
U.S. BANK NATIONAL ASSOCIATION and J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

-i-

(Continued)

-ii-

(Continued)

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(Continued)
EXHIBITS

Exhibit A	—	Form of Borrowing Subsidiary Agreement
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guaranty
Exhibit D	—	Mandatory Cost
Exhibit E	—	Form of Pledge Agreement
Exhibit F	—	Form of General Counsel’s Opinion and Form of Special Counsel’s Opinion
Exhibit G	—	Form of Assignment Agreement
Exhibit H	—	Form of Intercreditor Agreement

SCHEDULES

Schedule 1.1	—	Commitments and Percentages
Schedule 7.6	—	Litigation
Schedule 7.15	—	Subsidiaries
Schedule 9.6	—	Investments

-iv-

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of May 23, 2011, is by and between GRACO INC., a Minnesota corporation (the “Company”), the subsidiaries of the Company listed on the signature pages hereof or which from time to time become parties hereto pursuant to Section 2.9 (each a “Borrowing Subsidiary” and collectively the “Borrowing Subsidiaries”), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (in such capacity, the “Agent”), JPMORGAN CHASE BANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (in such capacities, the “Co-Documentation Agents”), and U.S. BANK NATIONAL ASSOCIATION and J.P. MORGAN SECURITIES LLC as Joint Lead Arrangers and Joint Bookrunners (the “Lead Arrangers”).
ARTICLE I
DEFINITIONS, CONSTRUCTION,
ACCOUNTING TERMS AND ALTERNATIVE CURRENCIES
     Section 1.1    Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Account Subsidiary” shall have the meaning set forth in Section 11.1.
     “Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles VIII or IX of this Agreement, or related definitions in Article I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender or creditor under any Material Financing (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Articles VIII or IX of this Agreement, or related definitions in Article I of this Agreement.
     “Additional Default” means any provision contained in any agreement with respect to any Material Financing which permits the holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Indebtedness thereunder prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article X of this Agreement, or related definitions in Article I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any Material Financing (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any

Default or Event of Default contained in Article X of this Agreement, or related definitions in Article I of this Agreement.
     “Advance” means the portion of the outstanding Loans bearing interest at an identical rate for an identical Interest Period, provided that all Base Rate Advances shall be deemed a single Advance. An Advance may be a “LIBOR Advance” or “Base Rate Advance”, and a LIBOR Advance may be a “Fixed LIBOR Advance” or a “Floating LIBOR Advance” (each, a “type” of Advance).
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and the Subsidiaries as a consolidated enterprise or on the ability of the Company or any Subsidiary obligated thereunder to perform its obligations under the Loan Documents.
     “Agent” means U.S. Bank National Association, as Agent for the Banks hereunder and each successor, as provided in Section 12.8, who shall act as Agent.
     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
     “Alternative Currency” means any currency other than Dollars consisting of Yen, Euros, Canadian Dollars, Sterling, Swiss Francs and other freely-traded and transferable currencies, consistently obtainable in sufficient amounts, that are approved by the Agent and the Banks from time to time at their discretion at the request of the Company as Alternative Currencies.
     “Applicable Margin”; “Applicable Commitment Fee Rate” shall mean the percentages set forth below corresponding to the Cash Flow Leverage Ratios shown below for the most recent fiscal quarter end for which financial statements have been delivered:

	Applicable	Applicable	Applicable
	Margin for Fixed	Margin for Base	Commitment
Cash Flow Leverage Ratio:	LIBOR Advances:	Rate Advances	Fee Rate:
Less than or equal to 1.00 to 1.00	1.00%	0.0%	0.15%
Greater than 1.00 to 1.00 but less than or equal to 1.75 to 1.00	1.25%	0.25%	0.20%
Greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00	1.50%	0.50%	0.25%
Greater than 2.50 to 1.00 but less than or equal to 3.25 to 1.00	1.75%	0.75%	0.30%
Greater than 3.25 to 1.00	2.00%	1.00%	0.40%

Until delivery of the Company’s quarterly financial statements for the first quarter ending after the quarter in which the closing conditions in Section 6.1 have been satisfied, the Applicable Margin for Fixed LIBOR Advances shall be 1.75%, the Applicable Margin for Base Rate Advances shall be 0.75%, and the Applicable Commitment Fee Rate shall be 0.30%. Thereafter, the Applicable Margin shall be determined on a quarterly basis, and shall be effective as of the date five (5) days after the due date of the Company’s annual or quarterly financial statements as required by Section 8.1(a) or (b) based on the Cash Flow Leverage Ratio as demonstrated by the annual or quarterly financial statements of the Borrower delivered for the fiscal quarter or year most recently ended, and as certified on behalf of the Company by the Borrower’s financial officer. In the event that such financial statements are not delivered as required by Section 8.1(a) or (b), the Applicable Margin shall be the highest percentages set forth above until such time as such financial statements are delivered, after which time the Applicable Margin shall be readjusted to the rate applicable to the Cash Flow Leverage Ratio applicable to such statements.
     “Base Rate” means the highest on any day of (a) the Prime Rate, (b) the Federal Funds Effective Rate (each determined each Business Day and applicable from and including such Business Day to, but not including, the next following Business Day) plus 0.50% or (c) the LIBOR Rate for Floating LIBOR Advances plus 1.50%.
     “Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4, or that otherwise accrues interest with reference to the Base Rate.
     “Borrowers” means the Company and each Borrowing Subsidiary.
     “Borrowing Subsidiary Agreement” means each agreement, in the form of Exhibit A executed by each Foreign Subsidiary proposed to be a Borrowing Subsidiary and the Company.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to the following types of Advances, the following days:
     (a)   for LIBOR Advances, a day on which dealings in Dollars or any other relevant Alternative Currency may be carried on by the Agent and the Banks in the interbank eurocurrency market; and
     (b)   for Advances in Euros, a TARGET Day.
     “Canadian Dollar” and “C$” means the lawful currency of Canada.
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2).
     “Cash Flow Leverage Ratio” means, as of any date, the ratio, calculated for the period of four consecutive fiscal quarters then ended, of consolidated Indebtedness of the Company and its Subsidiaries as of the last day of such period to EBITDA for such period.
     “Change of Control” means:
     (a)   either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-

3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the voting power of the then-outstanding voting capital stock of the Borrower; or (ii) a change in the composition of the board of directors of the Company such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the Company who assumed office prior to such date, and (ii) those members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by the Company’s shareholders was approved by a vote of at least 50% of the directors of the Company in office immediately prior to such appointment or nomination; or
     (b)   a “change of control” or any similar event shall occur under, and as defined in documents pertaining to, any Indebtedness in excess of $10,000,000 in the aggregate (other than the Obligations) of the Company or any Material Subsidiary.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
     “Collateral Agent” means U.S. Bank National Association, as collateral agent under the Pledge Agreement and under the Intercreditor Agreement.
     “Commitment” means the maximum unpaid principal amount of the Loans and Letter of Credit Obligations of all Banks which may from time to time be outstanding hereunder, being initially $450,000,000, as the same may be increased from time to time pursuant to Section 2.10 or reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans and participation in Letters of Credit and Swing Line Loans of any Bank which may from time to time be outstanding hereunder (which amounts are set forth on Schedule 1.1 hereto or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Loans to the Borrowers and to issue (for the Agent) or participate in (for the Banks) the Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.
     “Commitment Fees” is defined in Section 3.2.
     “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by a Responsible Officer of the Company, which certificate shall include, without limitation, supporting detail evidencing compliance with the applicable covenants addressed therein.
     “Consolidated Assets” means the book value of the assets, net of reserves, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2) (but after giving effect, without duplication, to the elimination of the asset component of minority interests, if any, in such Subsidiaries).

     “Contingent Obligation” means, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Ownership Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, and shall not include earn-outs in connection with Permitted Acquisitions and other acquisitions not prohibited hereby.
     “Default” means any event which, with the giving of notice to the Company or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within two (2) Business Days of the date such portion is required in the determination of the Agent to be funded by it hereunder, (b) notified the Company, the Agent, the Swing Line Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as the result of (x) the acquisition or maintenance of an ownership interest in such Bank or a Person controlling such Bank or (y) the exercise of control over a Bank or a Person controlling such Bank, in each case, by a governmental authority or an instrumentality thereof. Any determination by the Agent that a Bank is a Defaulting Bank will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by the Agent to the Company, the Swing Line Bank and the Banks.
     “Dollar” and “$” mean lawful currency of the United States.
     “Dollar Equivalent” means (a) for any amount denominated in Dollars, such amount, and (b) for any amount denominated in an Alternative Currency at any date, the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Agent in the London interbank market (or other market where the Agent’s foreign exchange operations in respect of such Alternative Currency are then being conducted) for such Alternative Currency at or about 11:00 a.m. (local time) two (2) Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such Alternative Currency as determined by the Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted by the Agent, the Agent may use any reasonable method it deems appropriate to determine such amount, including without limitation quotations by other financial institutions, and such determination shall be conclusive absent manifest error.
     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States, one of the States of the United States or the District of Columbia.
     “EBITDA” means, for any period of determination, the consolidated net income of the Company and its Subsidiaries, plus, to the extent subtracted in determining consolidated net income and without duplication, (i) Interest Expense, (ii) depreciation, (iii) amortization, (iv) income tax expense, (v) extraordinary, non-operating or non-cash charges and expenses (including but not limited to non-cash stock compensation expense, non-cash pension expense, work force reduction or other restructuring charges, and transaction costs, fees, and charges incurred in connection with the acquisition of any substantial portion of the Ownership Interests or assets of, or a line of business or division of, another Person, including any merger or consolidation with such Person), minus extraordinary, non-operating or non-cash gains and income (including, without limitation, extraordinary or nonrecurring gains, gains from the discontinuance of operations and gains arising from the sale of assets other than inventory, all as determined in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2). For purposes of calculating EBITDA, with respect to any period of determination, (i) Permitted Acquisitions that have been made by the Company and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and provided, further, that the EBITDA of the Person so acquired attributable to discontinued operations, as determined in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2), and operations or businesses disposed of prior to the end of such period of determination, shall be excluded, and (ii) dispositions that have been made by the Company and its Subsidiaries during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.
     “Euro” and “EUR” means the single currency of the participating member states of the European Union.
     “Event of Default” means any event described in Section 10.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day.
     “Fee Letters” has the meaning set forth in Section 3.4.
     “Finishing Group Acquisition” means the acquisition by the Company of substantially all of the domestic and foreign assets and foreign equity interests of ITW Finishing Group from Illinois Tool Works Inc.
     “Finishing Group Purchase Agreement” means the purchase agreement pursuant to which the Finishing Group Acquisition is to be consummated.
     “Fixed LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “Floating LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

     “Guarantors” means each Subsidiary of the Company that executes and delivers a Guaranty in favor of the Agent and the Banks either at the time of execution of this Agreement or at any time hereafter pursuant to Section 8.11.
     “Guarantied Obligations” is defined in Section 11.1.
     “Guaranty” means a Guaranty of a Guarantor in favor of the Agent and the Banks, in the form of Exhibit C hereto duly completed for each Guarantor, as the same may be amended, supplemented or restated from time to time.
     “Hedging Obligations” means any and all obligations and exposure of the Borrower and its Subsidiaries under (a) any and all agreements, devices or arrangements designed to protect the Borrower or any Subsidiary from the fluctuations of interest rates or currencies, including interest rate or foreign exchange agreements, interest rate or currency cap or collar protection agreements, and interest rate and currency options, puts and warrants, determined on a net, mark-to-market basis, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
     “Highest Lawful Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
     “Indebtedness” means, with respect to any Person at the time of any determination, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business and except earn-outs and similar obligations, (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease obligations of such Person, (h) all Hedging Obligations of such Person, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, except for letters of credit supporting purchase or sale of goods in the ordinary course of business, (j) all Indebtedness of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Ownership Interests issued by such Person which cease to be considered Ownership Interests in such Person, and (1) all Contingent Obligations of such Person. Non-recourse Indebtedness of such Person shall be deemed Indebtedness, but only to the extent of the lower of the book value of such Indebtedness or the fair market value of the property securing such Indebtedness.
     “Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Collateral Agent, the Agent, on behalf of the Banks, the Senior Noteholders, and such other Senior Creditors as may from time to time become parties thereto, in the form of Exhibit H hereto duly completed, as the same may be amended, supplemented or restated from time to time.

     “Interest Coverage Ratio” means, as of any date, the ratio, calculated for the period of four consecutive fiscal quarters then ended on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2), of (a) EBITDA for such period to (b) Interest Expense for such period.
     “Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest expense determined in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2), excluding amortization of financing fees to the extent included in interest expense, but specifically including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) Hedging Obligations, in each case determined in accordance with GAAP (subject to the GAAP conventions set forth in Section 1.2). Notwithstanding the foregoing, for the first four fiscal quarters following the consummation of a Material Acquisition, Interest Expense shall be adjusted, on a basis acceptable to the Agent, to give effect to any such acquisition as if it had occurred on the first day of the measurement period.
     “Interest Period” means, for any Advance, the period commencing on the borrowing date of such Advance or the last day of the preceding Interest Period for such Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months, or, if approved by all of the Banks in connection with the applicable notice, nine or twelve months thereafter, as selected by the Borrowers pursuant to Section 2.3 or Section 2.4; provided, that:
     (a)   any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b)   any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c)   no Interest Period shall extend after the date specified in clause (a) of the definition of “Termination Date”.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase of or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Investment Policies” means the Company’s Excess Cash Investment Policy, effective as of October 1, 2010, copies of which have been furnished to the Banks, without giving effect to any changes thereto unless such changes have been consented to in writing by the Agent, given with the consent of the Required Banks.
     “Letters of Credit” has the meaning set forth in Section 2.7.
     “Letter of Credit Agreements” has the meaning set forth in Section 2.7.
     “Letter of Credit Defeasance Conditions” means, for each Letter of Credit, that the Agent has received from the Company either (i) cash collateral in the full face amount of such Letter of Credit to hold in accordance with the terms of Section 10.3, plus a Fee Reserve to be held by the Agent for application to the items described below (with any excess being returned to the Company upon expiry or final drawing of such Letter of Credit), or (ii) a direct pay letter of credit (and not a standby letter of credit) issued by an issuer reasonably acceptable to the Agent, permitting the Agent to draw the full amount of any drawing under such Letter of Credit (including any amount that might be reinstated for drawing after drawn) and permitting drawing in the amount of the Fee Reserve. For such purpose, the “Fee Reserve” amount shall equal the sum of (i) routine expenses, such as drawing fees, that the Agent reasonably determines might be applicable to such Letter of Credit, plus (ii) Letter of Credit Fees that would apply to such Letter of Credit if it remained outstanding until its expiry date.
     “Letter of Credit Fees” has the meaning set forth in Section 2.7.
     “Letter of Credit Obligations” means the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Company under the applicable Letter of Credit Agreement (whether from a borrowing of Loans as provided in Section 2.7(c)(iii) or otherwise).
     “LIBOR Advances” means the Fixed LIBOR Advances and Floating LIBOR Advances.
     “LIBOR Rate” means the offered rate for deposits in Dollars or Alternative Currencies for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 Page or any successor thereto for Dollars and from other applicable Reuters Screens or any successor thereto for Alternative Currencies (or other published source of British Bankers Association LIBOR rates) as of approximately 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in Dollars or Alternative Currencies (as applicable) in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein in amounts approximately equal to the requested Advance. Notwithstanding the foregoing, the LIBOR Rate for Floating LIBOR Advances shall be determined each Business Day based on such quotations for an Interest Period of one month (without regard to the two business day delivery convention generally applicable to such quotations).
     “LIBOR Reserve Rate” means a percentage equal to the daily average during the applicable Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the LIBOR Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loan Documents” means this Agreement, the Notes, each Guaranty, each Pledge Agreement, each Letter of Credit Agreement, each Borrowing Subsidiary Agreement, the Fee Letters, the Intercreditor Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by any Borrower or any guarantor or party granting security interests, in each case in connection with this Agreement, the Loans or any collateral for the Loans.
     “Loans” means the Revolving Loans and the Swing Line Loans.
     “Mandatory Costs” means the percentage rate per annum calculated by any Bank requiring that Mandatory Costs be included in calculation of the interest rate applicable to the Alternative Currency Advances made by such Bank from an Alternative Currency Lending Office (as defined in Exhibit D hereto) in the United Kingdom or a Participating Member State (as defined in Exhibit D hereto) in accordance with Exhibit D hereto.
     “Material Acquisition” means a Permitted Acquisition by the Company or a Subsidiary where total consideration for such acquisition exceeds $25,000,000.
     “Material Financings” means (i) the Senior Notes and the Senior Note Agreements, and (ii) any working capital facility of the Company providing for a revolving line of credit or note offering or note issuance of the Company (including one resulting in Indebtedness held by Senior Creditors) having an aggregate stated principal amount of at least $25,000,000. In no event shall the credit provided pursuant to this Agreement be deemed a Material Financing.
     “Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

     “Material Subsidiary” means any Subsidiary designated as such by the Company to the Agent from time to time, and in any case in each quarterly Compliance Certificate, provided, that if, upon delivery of the annual or quarterly consolidated financial statements of the Company under Section 8.1(a) or (b), the book value (net of reserves) of the assets of all Subsidiaries that are not Material Subsidiaries (determined based on the consolidated quarterly or annual balance sheet of the Company and its Subsidiaries, but after giving effect, without duplication, to the elimination of the asset component of minority interests, if any in such Subsidiaries) shall exceed 10% of Consolidated Assets as determined based on such quarterly or annual balance sheet, the Company shall: (a) promptly designate an additional Material Subsidiary or additional Material Subsidiaries so that, after giving effect to such designation, such requirement shall have been met, and (b) comply, and cause such additional Material Subsidiary or Material Subsidiaries to comply, with the requirements of Section 8.11 promptly thereafter (and in any case within 45 days after delivery of the relevant annual or quarterly financial statements). So long as no Event of Default has occurred and is continuing and removal of the Material Subsidiary designation of a Subsidiary will not cause the book value of the assets of all Subsidiaries that are not Material Subsidiaries to exceed 10% of Consolidated Assets as of the date of such removal, the Company may remove the Material Subsidiary designation of such Subsidiary. No Subsidiary may be designated as a Borrowing Subsidiary that is not a Material Subsidiary, provided, however, that if there are no Loans outstanding to a Subsidiary that had been a Borrowing Subsidiary, the Company is permitted not to designate such Subsidiary as a Material Subsidiary.
     “Notes” means the Revolving Notes and the Swing Line Note.
     “Obligations” means all obligations and liabilities of each Borrower to the Agent and the Banks under this Agreement and all other Loan Documents, including without limitation obligations to pay principal, interest, fees, expenses and other amounts, all Letter of Credit Obligations, and all Hedging Obligations of each Borrower to any of the Banks or their respective affiliates, including without limitation any such obligations that arise after the filing of a petition by or against the Borrower under the Bankruptcy Code, regardless of whether allowed as a claim in the resulting proceeding, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise.
     “Organizational Documents” means, for a Person that is (a) a corporation, its articles of incorporation and bylaws, (b) a limited liability company, any articles of formation, membership agreement, member control agreement or equivalent document, (c) limited or general partnership, any partnership agreement, and (d) any other form of entity, the equivalent documents, in each case together with all instruments, documents and agreements filed with any governmental authority to establish such legal entity and any material instrument, document or agreement controlling the governance of such Person entered into by such Person.
     “Other Taxes” is defined in Section 5.5.
     “Ownership Interest” means, for a Person that is (a) a corporation, its stock, (b) a limited liability company, its membership interest and any other interest in profits, (c) limited or general partnerships, its partnership interests (limited or general) or partnership (limited or general) accounts, (d) any other form of entity, the equivalent Ownership Interests of such Person.

     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each Fixed LIBOR Advance and, if such Interest Period is in excess of three months, the day three months after the first day of such Interest Period; (b) the first day of each month in respect of the immediately preceding month for each Floating LIBOR Advance, and (c) the first day of each month in respect of the immediately preceding month for each Base Rate Advance and for any fees including, without limitation, Commitment Fees (by way of example, June 1st for the month of May), except that the Letter of Credit Fees and other fees payable to the Agent in respect of Letters of Credit shall be payable as provided in Section 2.7(c)(v).
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks.
     “Permitted Acquisition” means the acquisition by the Company or a Subsidiary of all or substantially all of the Ownership Interests or assets of any other Person (including by merger) or of all or substantially all of the assets of a division, business unit, product line or line of business of any other Person, provided that (a) following such acquisition, the Company shall be in compliance with Section 9.4 hereof, (b) such acquisition shall occur at a time that no Event of Default shall have occurred and continued hereunder and no Event of Default shall result therefrom, (c) if it is an acquisition of Ownership Interests and a new Material Subsidiary is thereby created, such Material Subsidiary shall become a Guarantor or the Company or Subsidiary that is the owner thereof shall have pledged the Ownership Interest thereof, if so required by Section 8.11 hereof, (d) such acquisition shall be consummated on a non-hostile basis and shall have been approved by the board of directors (or similar governing body) of any Person acquired, and (e) the Company shall have furnished to the Agent a certificate signed by a Responsible Officer demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Sections 9.9, 9.10 and 9.11 for the applicable calculation period, in each case, calculated as if such acquisition, including the consideration therefor, had been consummated on the first day of such period.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Company or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Pledge Agreement” means a Pledge Agreement by and among the Company, certain Subsidiaries thereof from time to time parties thereto, and the Collateral Agent, in the form of

Exhibit E hereto duly completed, as the same may be amended, supplemented or restated from time to time.
     “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulations issued and in effect as of the date of this Agreement has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a material failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(c) of the Code.
     “Required Banks” means those Banks whose total Percentage exceeds 50%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50% of the aggregate outstanding principal of all Loans.
     “Responsible Employee” means any executive officer of the Company or any employee managing treasury functions of the Company.
     “Responsible Officer” means as to the Company, the chief executive officer, chief operating officer, chief accounting officer, president, chief financial officer or treasurer (or any Person designated by any such officer of the Company as a Responsible Officer for purposes hereof and approved in writing by the Agent in its reasonable discretion), but in any event, with respect to financial matters, the chief accounting officer, chief financial officer or treasurer (or any Person designated by any such officer of the Company as a Responsible Officer for purposes hereof and approved in writing by the Agent in its reasonable discretion).
     “Revaluation Date” means with respect to any Revolving Loan denominated in an Alternative Currency: (i) each date of a borrowing of a Revolving Loan denominated in an Alternative Currency, (ii) the last day of the Interest Period of each Advance in an Alternative Currency, and if so requested by the Agent, if such Interest Period shall exceed 3 months, days falling on 3 month intervals after the first day of such Interest Period, and (iii) after the occurrence and during the continuance of an Event of Default, such additional dates as the Agent shall determine or the Required Banks shall require.
     “Revolving Loans” has the meaning set forth in Section 2.1(a).
     “Revolving Notes” means any promissory note evidencing Revolving Loans delivered under Section 2.5.
     “Secured Indebtedness” means Indebtedness secured by a Lien on the assets or revenues of the Company or any Subsidiary; provided, however, that Secured Indebtedness shall not include (i) the Obligations, (ii) Indebtedness evidenced by the Senior Notes and the Senior Note Agreements for so long as such Indebtedness and the Senior Noteholders remain subject to the Intercreditor Agreement, (iii) Indebtedness owing to Senior Creditors for so long as such

Indebtedness and the holders thereof remain subject to the Intercreditor Agreement and (iv) at any time prior to the making of initial Loans hereunder, Indebtedness arising under the Credit Agreement dated July 12, 2007 among the Borrower, U.S. Bank National Association, as administrative agent, and the Lenders, as defined therein.
     “Senior Creditor” means any Person that (i) from time to time extends credit to the Company that is not subordinate or junior in right of payment or Lien priority to the Obligations, (ii) extends credit that constitutes a Material Financing and (iii) becomes a party to and is bound by the terms of the Intercreditor Agreement (including, without limitation, all limitations set forth therein).
     “Senior Note Agreements” means (i) the Note Agreement, dated as of March 11, 2011, evidencing a $300,000,000 note facility, by and among the Company and the Senior Noteholders from time to time party thereto, and (ii) the Note Agreement to be executed, evidencing a $75,000,000 note facility, by and among the Company and the Senior Noteholders from time to time party thereto, in each case together with the agreements, documents and instruments delivered together therewith, and in each case as each of the same may be amended, restated, supplemented, or modified from time to time, or as the same may be refinanced or replaced from time to time.
     “Senior Noteholders” means the holders of the Senior Notes.
     “Senior Notes” means the notes from time to time issued pursuant to a Senior Note Agreement.
     “Stated Rate” is defined in Section 3.5.
     “Sterling” means the lawful currency of the United Kingdom.
     “Subsidiary” means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization. Each Borrowing Subsidiary shall be deemed a “Subsidiary” hereunder at all times that it is a Borrower hereunder and has not been excluded from the Material Subsidiaries by the Company (as provided in the definition of “Material Subsidiaries”), even if at any time it shall cease to be a Subsidiary under the foregoing sentence.
     “Swing Line Bank” means U.S. Bank National Association.
     “Swing Line Loans” means the Loans described in Section 2.1(b).
     “Swing Line Note” means any promissory note of the Company evidencing Swing Line Loans delivered under Section 2.5.
     “Swing Line Participation Amount” is defined in Section 2.8(b).

     “Swing Line Sublimit” means the maximum unpaid principal amount of the Swing Line Loans which may from time to time be borrowed hereunder, being initially $50,000,000, and, as the context may require, the agreement of the Swing Line Bank to make the Swing Line Loans to the Company subject to the terms and conditions of this Agreement.
     “TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euros.
     “Taxes” is defined in Section 5.5.
     “Termination Conditions” means that (a) the Commitments are irrevocably terminated in full, (b) the Company and any relevant Borrowing Subsidiary has irrevocably paid in full all Obligations and any other amount payable hereunder for which a claim has been made, (c) Letter of Credit Defeasance Conditions shall exist in respect of each Letter of Credit outstanding hereunder, and (d) neither the Company nor any Borrowing Subsidiary shall have any unpaid obligations or liabilities to the Agent or the Banks hereunder except for obligations and liabilities in respect of any indemnities or other provisions that survive termination of this Agreement and for which no claim shall have been made by the Agent or any Bank.
     “Termination Date” means the earliest of (a) May 23, 2016, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3 hereof.
     “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal or fees hereunder.
     “U.S. Bank” means U.S. Bank National Association, in its individual capacity and not as Agent hereunder.
     “Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding Ownership Interests (other than nominal Ownership Interests required as a matter of law to be held by directors, officers or other Persons) are owned by the Company and/or one or more other Wholly-owned Subsidiaries within the meaning of this definition.
     “Yen” means the lawful currency of Japan.
     Section 1.2    Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP. To the extent that any change in GAAP or the application thereof from the financial statements referred to in Section 7.5 hereof affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Company and the Required Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP or the application thereof. In the instance of such change, the Agent, Banks and Company shall negotiate in good faith to promptly agree to such adjustment. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Company and its Subsidiaries in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein.
     Section 1.3    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4    Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.
ARTICLE II
TERMS OF LENDING
     Section 2.1    The Commitments. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrowers herein:
     (a)    each Bank agrees, severally and not jointly, to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars and Alternative Currencies to the applicable Borrower from time to time from the date hereof until the Termination Date, during which period the Borrowers may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Revolving Loans of any Bank at any one time outstanding plus such Bank’s Percentage of the Letter of Credit Obligations plus such Bank’s Percentage of the outstanding Swing Line Loans shall not exceed its Commitment, and the total Revolving Loans, Letter of Credit Obligations and Swing Line Loans outstanding shall not exceed the total Commitment of all of the Banks. The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Percentage. At no time shall the Dollar Equivalent of Revolving Loans made in Alternative Currencies exceed $200,000,000. For purposes of this Section and all calculations herein, the principal of Revolving Loans in Alternative Currencies shall be calculated using the Dollar Equivalent of such Revolving Loans as determined by the Agent on each Revaluation Date; and

     (b)    the Swing Line Bank agrees to make loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Company from time to time from the date hereof until the Termination Date, during which period the Company may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Swing Line Loans at any one time outstanding shall not exceed the Swing Line Sublimit. Swing Line Loans shall only be made in Dollars.
     Section 2.2    Advance Options. Revolving Loans (a) in Dollars shall be composed of Fixed LIBOR Advances and Base Rate Advances, as shall be selected by the Company, and (b) in Alternative Currencies shall be composed of Fixed LIBOR Advances, all except as otherwise provided herein. Swing Line Loans shall be Floating LIBOR Advances or Base Rate Advances, as shall be selected by the Company. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding Fixed LIBOR Advances shall not exceed 8 at any one time. Each Fixed LIBOR Advance in Dollars shall be in a minimum amount of $1,000,000 or in an integral multiple of $500,000 above such amount. Each Base Rate Advance of the Revolving Loans shall be in a minimum amount of $500,000 or in an integral multiple of $100,000 above such amount. Each Floating LIBOR Advance or Base Rate Advance of the Swing Line Loans shall be in a minimum amount of $5,000 or an integral multiple thereof above such amount. Each Fixed LIBOR Advance in Alternative Currencies shall be in a minimum amount and integrals designated by the Agent from time to time for various Alternative Currencies, which minimum amounts and integrals shall be substantially equivalent (subject to rounding) to the comparable minimum amount and integral amounts provided for Fixed LIBOR Advance in Dollars (unless otherwise agreed between the Agent and the Company upon addition of any Alternative Currency).
     Section 2.3    Borrowing Procedures.
     (a)    Request by Borrowers. Any request by the Borrowers for a Loan or Letter of Credit shall be in writing, or by telephone promptly confirmed in writing or by e-mail, and must be given so as to be received by the Agent not later than:
     (i)    2:00 p.m., Minneapolis time, on the date of any requested Swing Line Loan;
     (ii)    11:00 a.m., Minneapolis time, on the date of any Revolving Loan requested as a Base Rate Advance;
     (iii)    11:00 a.m., Minneapolis time, three Business Days prior to the date of any Revolving Loan requested as a Fixed LIBOR Advance in Dollars; or
     (iv)    11:00 a.m., Minneapolis time, four Business Days prior to the date of any requested Revolving Loan in Alternative Currencies or any Letter of Credit.
Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Advances comprising such Loan, and (3) the initial Interest Periods for such Advances if applicable, and (4) the Alternative Currency, if applicable. Each request for a Letter of Credit shall be accompanied by the form of the Letter of Credit, the name of the beneficiary, and other information requested by the Agent.
     (b)    Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of the request for Revolving Loans, the matters specified therein, and of such Bank’s Percentage of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Dollars or the applicable Alternative Currency in immediately available funds not later than 2:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Revolving Loans available to the Borrowers at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 3:00 p.m. (Minneapolis time) on the lending date so requested. If the Agent has made a Revolving Loan to the Borrowers on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced from the date of such Revolving Loan to the date funds are received by the Agent from such Bank at the Federal Funds Effective Rate for Dollars or the applicable LIBOR Rate for Alternative Currencies, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not be required to make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to such Revolving Loan, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against such Bank. If such Bank pays the Agent the amount herein required with interest as provided above before the Agent has recovered from the Borrowers, such Bank shall be entitled to the interest payable by the Borrowers with respect to the Loan in question accruing from the date the Agent made such Revolving Loan.
     Section 2.4    Continuation or Conversion of Loans. The Borrowers may elect to (i) continue any outstanding Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance, on the last day of an Interest Period only for a Fixed LIBOR Advance, by giving the Agent notice in writing, or by telephone promptly confirmed in writing or by e-mail, given so as to be received by the Agent not later than:
     (a)    11:00 a.m., Minneapolis time, on the day of the requested continuation or conversion, if the continuing or as-converted Advance shall be a Floating LIBOR Advance or a Base Rate Advance;
     (b)    11:00 a.m., Minneapolis time, three Business Days prior to the date of the requested continuation or conversion, if the continuing or as-converted Advance shall be a Fixed LIBOR Advance in Dollars; or

     (c)    11:00 a.m., Minneapolis time, four Business Days prior to the date of the requested continuation or conversion, if the continuing or as-converted Advance shall be a Fixed LIBOR Advance in Alternative Currencies.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless a Fixed LIBOR Advance is paid in full, the Agent may convert such Fixed LIBOR Advance into an Advance which shall bear interest at either (1) the Base Rate, for an Advance in Dollars, or (2) the rate established for a new Interest Period of one month for an Advance in an Alternative Currency (and the Borrowers shall be deemed to have selected such Interest Period for such Advance). At the option of the Agent, until such time as such Advance is so converted by the Agent or the Borrowers or is continued as a Fixed LIBOR Advance with a new Interest Period by notice by the Borrowers as provided above, such Fixed LIBOR Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period. Each Floating LIBOR Advance and Base Rate Advance shall continue as a Floating LIBOR Advance or Base Rate Advance (as the case may be) until notice of conversion shall be given as provided above. At the option of the Agent, no Revolving Loan in Dollars shall be continued as, or converted into, a Fixed LIBOR Advance if a Default or Event of Default shall exist.
     Section 2.5    Evidence of Loans; Request for Note. The Banks and the Agent shall enter in their respective records the amount of each Loan and Advance, the rate of interest borne by each Advance and the payments made on the Revolving Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent demonstrable error and may be introduced to prove such amounts in lieu of a promissory note. At the request of any Bank or the Swing Line Bank, the Company shall execute and deliver to such Bank or Swing Line Bank a promissory note to evidence the Loans of such Bank or the Swing Line Bank to the Company. In the event that a Borrowing Subsidiary shall be the borrower of any Revolving Loan, the Company and such Borrowing Subsidiary shall, upon request of any Bank, execute and deliver a promissory note denominated in the Alternative Currency of such Loan to evidence such Loans, which shall be a joint and several promissory note of the Company and such Borrowing Subsidiary.
     Section 2.6    Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any loss (other than loss of Applicable Margin) or expense which such Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Fixed LIBOR Advances) or which such Bank may be deemed to have sustained or incurred, as reasonably determined by such Bank, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Fixed LIBOR Advances, (ii) due to any failure of the Borrower to borrow or convert any Fixed LIBOR Advances on a date specified therefor in a notice thereof, other than as a result of such Bank’s failure to fund such borrowing, or (iii) due to any payment or prepayment of any Fixed

LIBOR Advance on a date other than the last day of the applicable Interest Period for such Fixed LIBOR Advance. For this purpose, all notices under Sections 2.3 and 2.4 shall be deemed to be irrevocable.
     Section 2.7    Letters of Credit
     (a)    Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Obligations shall never exceed $100,000,000, and the sum of Letter of Credit Obligations plus Loans shall never exceed the aggregate Commitments of the Banks, the Company may, in addition to Loans, request that the Agent issue letters of credit for the account of the Company or a Material Subsidiary, by making such request to the Agent (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”). The Agent shall issue the requested Letters of Credit, subject to (i) compliance by the Company with all conditions precedent set forth in Article VI hereof, (ii) entry by the Company into applications, agreements and other documents deemed appropriate by the Bank for the issuance of such Letters of Credit (the “Letter of Credit Agreements”), (iii) reasonable satisfaction of the Agent with the form and substance of such Letter of Credit, (iv) absence of any legal or regulatory prohibition of issuance of any letter of credit to the proposed beneficiary, and reasonable satisfaction of the Agent with the beneficiary of such Letter of Credit, and (v) the absence of any other statutory or regulatory change or directive adversely affecting the issuance by the Agent of letters of credit. Upon the date of the issuance of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in its Percentage, in such Letter of Credit and the related Letter of Credit Obligations. All Letters of Credit shall expire not later than one year after the date specified in clause (a) of the definition of “Termination Date”, provided, that the Company shall be obligated to cause Letter of Credit Defeasance Conditions to apply to any Letter of Credit that has not expired or been terminated (x) within three days prior to such date specified in clause (a) of such definition, or (y) by any other date that the Company shall terminate all Commitments hereunder.
     (b)    Each Bank’s purchase of a participating interest in a Letter of Credit pursuant to Section 2.7(a) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Company may have against the Agent, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement or any other Loan Document by the Company or any Bank; (v) the expiry date of any Letter of Credit occurring after such Bank’s Commitment has terminated or (vi) any other circumstance, happening or event whatsoever, whether or not similar or any of the foregoing.

     (c)    Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
     (i)    Upon receipt of any request for a Letter of Credit, the Agent shall notify each Bank of the contents of such request and of such Bank’s Percentage of the amount of such proposed Letter of Credit.
     (ii)    Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Company and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Agent shall have made a payment to a beneficiary of such Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Company, an amount equal to such Bank’s Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 2:00 a.m. Minneapolis time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at the Federal Funds Effective Rate.
     (iii)    The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit, including any Letter of Credit issued for the account of a Material Subsidiary, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Article VI hereof and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans. The Agent will pay to each Bank such Bank’s Percentage of all amounts received from the Company for application in payment, in whole or in part, of a Letter of Credit Obligation, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (ii) above.
     (iv)    The Company’s obligation to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Agreement under any and all circumstances notwithstanding any lack of validity or enforceability of any Letter of Credit, or any draft or other document presented under a Letter of Credit proving to be forged or fraudulent or any statement therein being untrue or inaccurate in any respect. Neither the Agent nor any Bank shall have any liability or responsibility by reason of or in connection with any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit, any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Agent; provided that the foregoing shall not be construed to excuse the Agent from liability to the Company to the extent of any direct damages suffered by the Company that are caused by the Agent’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit substantially comply with the terms thereof (unless the Agent has received approval from the Company to honor a particular non-conforming drawing). The parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Agent may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (v)    The Company will pay to Agent for the account of each Bank in accordance with its Percentage letter of credit fees (the “Letter of Credit Fees”) with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the Applicable Margin for Fixed LIBOR Advances, provided, that if the rate of interest provided in Section 3.1(d) is applicable to the Loans, the rate of the Letter of Credit Fees shall be increased by 2.00% per annum. The Agent will pay to each Bank, promptly after receiving any payment in respect of Letter of Credit Fees, an amount equal to the product of such Bank’s Percentage times the amount of such Letter of Credit Fees. The Company will pay to the Agent for its own account other fees in respect of Letters of Credit in accordance with the Agent’s standard fee schedule as in effect from time to time. The Company will also pay to the Agent for its own account a fronting fee (“Fronting Fee”) of 0.125% per annum of the amount of any Letter of Credit. The Letter of Credit Fees and Fronting Fee shall be payable quarterly, in arrears, on the last day of March, June, September and December of each year.
     (d)    Indemnification; Release. The Company hereby indemnifies and holds harmless the Agent and each Bank from and against any and all claims and damages, losses, liabilities, and costs and expenses determined on a reasonable basis which the Agent or such Bank may incur (or which may be claimed against the Agent or such Bank) in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Company shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the gross negligence or willful misconduct of the party seeking indemnification or to the extent caused by Agent’s failure to exercise care as described in the proviso to Section 2.7(c)(iv).
     (e)    In the instance of issuance of any Letter of Credit for the account of any Material Subsidiary, the Company shall be deemed a joint applicant for such Letter of Credit, whether or not the Company shall have signed the relevant application or other Letter of Credit Agreement applying to such Letter of Credit, and shall be deemed to guaranty payment of all Letter of Credit Obligations in respect of such Letter of Credit under Article XI.
     Section 2.8    Refunding of Swing Line Loans.
     (a)    The Swing Line Bank, at any time, at its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably directs the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 11:00 a.m., Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which initially shall be a Base Rate Advance), in an amount equal to such Bank’s Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 1:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and immediately applied by the Swing Line Bank to repay the Refunded Swing Line Loans.
     (b)    Upon the date any Swing Line Loan is made, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in its Percentage, in such Swing Line Loan. Each Bank will immediately transfer to the Agent, upon the Agent’s demand, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.
     (c)    Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.
     (d)    Each Bank’s obligation to make the Loans referred to in Section 2.8(a) and to purchase participating interests pursuant to Section 2.8(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Company may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in

Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement or any other Loan Document by the Company or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 2.9    Borrowing Subsidiaries.
     (a)    The Company, with the consent of the Agent (which shall not be unreasonably withheld), may designate any Material Foreign Subsidiary as a Borrowing Subsidiary; provided that all Banks must legally be able to make Loans to such Material Foreign Subsidiary. Upon not less than five (5) Business Days’ prior notice, and upon the receipt and execution by the Agent of a duly executed Borrowing Subsidiary Agreement, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement.
     (b)    The obligation of each Bank to make its first Loan to any Borrowing Subsidiary is subject to the satisfaction of the condition that the Agent shall have received the following:
     (i)    all documents as shall reasonably demonstrate the existence of such Borrowing Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into, and the validity with respect to such Borrowing Subsidiary of, this Agreement and the other Loan Documents to which it is a party and any other matters relevant hereto (including an opinion of counsel), all in form and substance satisfactory to the Agent; and
     (ii)    any governmental and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by the Borrowing Subsidiary and any documents that any Bank is required to obtain under any governmental law, rule or regulation, including the Patriot Act.
     (c)    Each Borrowing Subsidiary hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereof. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Agent and the Banks shall send all notices and communications to be sent to any Borrowing Subsidiary solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrowing Subsidiary. No Person other than the Company (and its authorized officers and employees) may act as agent for any Borrowing Subsidiary hereunder without the written consent of the Agent.
     (d)    Each Loan made to a Borrowing Subsidiary and interest thereon shall be the Obligation of such Borrowing Subsidiary and the Company, guarantied by the Company pursuant to Article XI hereof. Notwithstanding anything to the contrary in this Agreement, unless expressly so provided in a Loan Document other than this Agreement entered by any Borrowing Subsidiary, no Borrowing Subsidiary shall have any obligations or liabilities in respect of any Obligations of any other Borrowing Subsidiary or the Company. The Company, the Agent and the Banks agree that due to difficulties of apportionment thereof, all Obligations other than principal and interest on Loans made to a Borrowing Subsidiary shall be Obligations of the Company only, and not of any Borrowing Subsidiary (whether or not such Obligations are related to Loans made to a Borrowing Subsidiary).
     Section 2.10    Increase to Commitments. The Company may, from time to time, increase the Commitments hereunder, by giving notice to the Agent, specifying the dollar amount of the increase (which shall be in integral multiple of $5,000,000, and which shall not result in total aggregate Commitments hereunder in excess of $600,000,000); provided, however, that an increase in the Commitments hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing. The Company may increase the Commitments by either increasing a Commitment with an existing Bank or obtaining a Commitment from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld. The Company, the Agent and each Bank or other financial institution that is increasing its Commitment or extending a new Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Commitments, as so increased or extended, and providing that any new financial institution extending a new Commitment shall be a Bank for all purposes under this Agreement. No such amendment shall require the approval or consent of any Bank whose Commitment is not being increased and no Bank shall be required to increase its Commitment unless it shall so agree in writing. Upon the execution and delivery of such amendment as provided above, this Agreement shall be deemed to be amended accordingly and the Agent shall adjust the funded amount of the Advances of the Banks so that each Bank (including the Banks with new or increased Commitments) shall hold their respective Percentages (as amended by such amendment) of the Advances outstanding and the unfunded Commitments (and each Bank shall so fund any increased amount of Advances).
     Section 2.11    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
     (a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.2;
     (b)    the Commitment and outstanding Loans of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder;
     (c)    if any Swing Line Loans shall be outstanding or any Letter of Credit Obligations shall exist at the time a Bank becomes a Defaulting Bank then:
          (i)     all or any part of the unfunded participations in and commitments with respect to such Swing Line Loans or Letters of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Loans and participations in Loans and

Letters of Credit plus such Defaulting Banks’ Loans and participations in Loans and Letters of Credit does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Article IV are satisfied at such time; provided, that the Letter of Credit Fees payable to the Banks shall be determined taking into account such reallocation.
          (ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent (x) first, prepay the outstanding Swing Line Loans that were not reallocated and (y) second, cash collateralize such Defaulting Bank’s Percentage of the Letter of Credit Obligations in accordance with the procedures set forth in Section 10.3;
          (iii)    if the Company cash collateralizes any portion of such Defaulting Bank’s Percentage of the Letter of Credit Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.7 during the period any portion of such Defaulting Bank’s Percentage of the Letter of Credit Obligations is cash collateralized; and
          (iv)    if any Defaulting Bank’s Percentage of the Letter of Credit Obligations is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the Agent or any Bank hereunder, all letter of credit fees payable under Section 2.7 with respect to such Defaulting Bank’s Percentage of the Letter of Credit Obligations shall be payable to the Agent;
          (d)   so long as any Bank is a Defaulting Bank, the Agent shall not be required to issue or modify any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Company in accordance with Section 2.11(c); and
          (e)   any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 4.4) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Bank to the Agent as issuer of Letters of Credit or Swing Line Bank hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, to the payment of any amounts owing to the Company or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (vi) sixth, if so determined by the Agent, distributed to the Banks other than the Defaulting Bank until the ratio of the outstanding credit exposure of such Banks to the aggregate outstanding exposure of all the Banks equals such ratio immediately prior to the Defaulting Bank’s failure to fund any portion of any Loans or participations in Letters of Credit or Swing Line Loans and (vii) seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or Letter of Credit Obligations in respect of draws under Letters of Credit with respect to which the Agent has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Letter of Credit Obligations owed to, all Banks that are not Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or Letter of Credit Obligations owed to, any Defaulting Bank.
Nothing contained in the foregoing shall be deemed to constitute a waiver by the Company of any of its rights or remedies (whether in equity or law) against any Bank which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
     Section 2.12    Purpose of Loans. The Loans shall be used by the Company and its Subsidiaries for working capital purposes, capital expenditures, the Finishing Group Acquisition, other Permitted Acquisitions, prepayment of existing Indebtedness, share repurchases and other corporate purposes of the Company and its Subsidiaries.
ARTICLE III
INTEREST AND FEES
     Section 3.1    Interest. The Loans shall bear interest as follows, all payable on the applicable Payment Dates for the type of Advances:
     (a)    Fixed LIBOR Advances. The unpaid principal amount of each Fixed LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the LIBOR Rate in effect for the Interest Period for such Fixed LIBOR Advance, plus (ii) the Applicable Margin for Fixed LIBOR Advances, plus (iii) for Fixed LIBOR Advances made in Alternative Currencies by a Bank from an Alternative Currency Lending Office in the United Kingdom or a Participating Member State only, if so requested by a Bank in accordance with Exhibit D hereto, the Mandatory Costs of such Bank.
     (b)    Floating LIBOR Advances. The unpaid principal amount of each Floating LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate in effect for each day plus the Applicable Margin for Fixed LIBOR Advances.
     (c)    Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances.
     (d)    Interest After Default. After notice by the Agent to the Company (which may be given by the Agent and shall, upon direction by the Required Banks be given) following occurrence and during continuance of an Event of Default, the Loans shall bear interest until paid in full at a rate per annum equal to 2.00% in excess of the rate otherwise applicable to the Loans and the Letter of Credit Fees shall be increased by 2.00% per annum, as provided in the proviso in the first sentence of Section 2.7(c)(v).
     Section 3.2    Commitment Fee. The Company shall pay fees (the “Commitment Fees”) to the Agent for the account of the Banks in an amount per annum determined by applying the Applicable Commitment Fee Rate to the average daily unused amount of the Commitments of the respective Banks for the period from the date of satisfaction of the conditions set forth in Section 6.2 to the Termination Date, payable on the applicable Payment Dates for Commitment Fees. Swing Line Loans shall not count as usage of the Commitments for the purpose of calculating the Commitment Fees.
     Section 3.3    Computation. Interest on Base Rate Advances, the interest rate of which is determined with reference to the Prime Rate, shall be computed on the basis of actual days elapsed and a year of 365 or 366 days, as applicable. All other interest, Commitment Fees and other periodic fees (including Letter of Credit Fees) shall be computed on the basis of actual days elapsed and a year of 360 days.
     Section 3.4    Fees. The Company shall pay the fees to the Agent in amounts and at times provided in the letter agreement dated as of April 29, 2011 (the “Agent’s Fee Letter”) between the Agent and the Company. The Company shall also pay the fees agreed to in the letter agreement dated as of April 29, 2011 between the Company and the Syndication Agent (together with the Agent’s Fee Letter, the “Fee Letters”).
     Section 3.5    Limitation of Interest. The Borrowers, the Agent and the Banks intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 3.5 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 3.5, even if such provision declares that it controls. As used in this Section 3.5, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall a Borrower or any other Person be obligated to pay, or any Bank have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Bank could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 3.5, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Bank at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Bank, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
ARTICLE IV
PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF
     Section 4.1    Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
     Section 4.2    Prepayments.
     (a)    The Borrowers may, upon at least one Business Day’s prior written or telephonic notice received by the Agent, prepay the Loans denominated in Dollars, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. Any prepayment of a Fixed LIBOR Advance must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment of a Revolving Loan that is a Base Rate Advance shall be in an amount of $500,000 or an integral multiple of $100,000 above such amount, or if less, the remaining principal balance of such Loan. Each partial prepayment of a Swing Line Loan that is a Floating LIBOR Advance or Base Rate Advance shall be in an amount of $5,000 or an integral multiple thereof above such amount, or if less, the remaining principal balance. Each partial prepayment of a Fixed LIBOR Advance shall be in an amount of $1,000,000 or an integral multiple of $500,000 above such amount, or, if less, the remaining principal balance of such Advance.
     (b)    The Borrowers may, upon at least three Business Days’ prior written or telephonic notice received by the Agent, prepay the Revolving Loans denominated in Alternative Currencies. Any prepayment of a Revolving Loan in an Alternative Currency shall be in the full amount of such Revolving Loan initially borrowed or in such portion of such amount as the Agent shall approve in its reasonable discretion, and shall be subject to the provisions of Section 2.6, without any other premium or penalty.
     (c)    If on any Revaluation Date, the Agent shall determine that the outstanding Dollar Equivalent of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall exceed the aggregate Commitments of the Banks, the Borrowers shall, upon notice of such excess by the Agent, repay the Revolving Loans or Swing Line Loans in the amount of any such excess. For purposes of this Section and all calculations herein, the principal of Revolving Loans in Alternative Currencies shall be calculated using the Dollar Equivalent of such Revolving Loans as determined by the Agent on such Revaluation Date. Such payment shall be applied first, to any Swing Line Loans outstanding, second, to any Revolving Loans in Dollars (first to Base Rate Advances, then Floating LIBOR Advances in a manner reasonably calculated to minimize payments under Section 2.6), third, to any Revolving Loans in Alternative Currencies, and fourth, to be held as cash collateral for Letter of Credit Obligations as provided in Section 10.3.
     Section 4.3    Optional Reduction or Termination of Commitments. The Company may, at any time, upon no less than three (3) Business Days prior written or telephonic notice received by the Agent, reduce the Commitments of all Banks, such reduction to be in a minimum amount of $5,000,000 or an integral multiple thereof and to be applied ratably to the Commitments of the respective Banks. Upon any reduction in the Commitments pursuant to this Section, the Company shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the total Commitments of all Banks as so reduced. Amounts so paid cannot be reborrowed. The Company may, at any time, upon not less than three (3) Business Days prior written notice to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section, the Company shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans and shall cause all other Termination Conditions to exist. All payment described in this Section is subject to the provisions of Section 2.6.
     Section 4.4    Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 3:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Commitment Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.
     Section 4.5    Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the guaranty hereunder, or otherwise) on account of principal of, interest on, or fees with respect to any Loan, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
ARTICLE V
ADDITIONAL PROVISIONS RELATING TO LOANS
     Section 5.1    Increased Costs. If, as a result of application of any law or regulation (or in the interpretation or administration or implementation thereof) applicable to any Advance in an Alternative Currency, or change in any law or regulation (or in the interpretation or administration or implementation thereof) applicable to any Advance in Dollars after the date hereof, or application (for Alternative Currency Advances) or change after the date hereof (for Dollar Advances) of any law, rule, regulation, treaty or directive (or in the interpretation or administration or implementation thereof), including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency (provided, that in the case of Dollar Advances, such request or directive is made or issued after the date hereof):
     (a)    any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank is imposed, modified or deemed applicable, including without limitation any LIBOR Reserve Rate on Dollars or similar reserve on Alternative Currencies;
     (b)    any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable; or
     (c)    any other condition affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced;
then, the Company shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Determinations by each Bank for purposes of this Section 5.1 of the additional amounts required to compensate such Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Each Bank shall use best efforts to notify the Company within 90 days after becoming aware of any application or change that would result in payments by the Company under this Section 5.1. Failure or delay on the part of any Bank to demand compensation pursuant to this Section 5.1 shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Bank pursuant to this section for any increased costs or reductions incurred more than 90 days prior to the date that such Bank notifies the Company of the application or change that would result in payments by the Company under this Section 5.1; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof
     Section 5.2    Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto) that:
     (a)    deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets, or for Alternative Currencies, necessary amounts of the relevant Alternative Currency are not readily obtainable on regular exchange markets available to each Bank, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for Dollars or other Alternative Currencies for such Interest Period;
     (b)    the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making or funding the LIBOR Advance for a relevant Interest Period; or
     (c)    the making or funding of LIBOR Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Agent, materially and adversely affects such Advances or any Bank’s Commitment or the relevant market;
the Agent shall promptly give notice of such determination to the Company, and (i) any notice of a new LIBOR Advance in Dollars previously given by the Borrowers and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance; (ii) any notice of a new LIBOR Advance in an Alternative Currency shall, upon notice by the Agent, be withdrawn by the Borrowers, and (iii) the Borrowers shall be obligated to either prepay in full any outstanding LIBOR Advances (in Dollars or Alternative Currencies), without premium or penalty on the last day of the current Interest Period with respect thereto or, in the instance of a LIBOR Advance in Dollars, convert any such LIBOR Advance to a Base Rate Advance on such last day.
     Section 5.3    Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof in each case after the date of this Agreement, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance in either Dollars or an Alternative Currency, the obligation of such Bank to provide such LIBOR Advance in Dollars or the relevant Alternative

Currency shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Company thereof in writing, and the Company shall, at the time notified by such Bank, repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6, in the instance of a LIBOR Advance in Dollars convert each such unlawful Advance to a Base Rate Advance, or in the instance of a LIBOR Advance in an Alternative Currency change the interest rate index to an index that is not unlawful or impossible for such Bank.
     Section 5.4    Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits of Dollars or purchase of Alternative Currencies on the foreign exchange market, each having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).
     Section 5.5    Taxes.
     (a)    No Deductions. All payments made by the Borrowers under this Agreement and each other Loan Document shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank and taxes measured by or imposed on the capital or net worth of any Bank by the jurisdiction of its location or organization (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.5) each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.
     (b)    Stamp Taxes. In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
     (c)    Indemnification for Taxes Paid by a Bank. The Borrowers shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.5) paid by any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. The Agent shall use its best efforts, but shall not be penalized for failure, to alert the Borrowers to the assertion of any such claim for taxes. This indemnification shall be made within 30 days from the date a Bank makes written demand therefor.
     (d)    Certificate. Within 30 days after the date of any payment of any Taxes by the Borrowers, the Borrowers shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by the Borrowers, the Borrowers shall, if so requested by a Bank, provide a certificate of a Responsible Officer of the Borrowers to that effect.
     (e)    Refunds, Credits, Allowances. The amount that the Borrower shall be required to pay to any Bank pursuant to this Section 5.5 shall be reduced by the amount of any refund, credit or allowance which such Bank has received or reasonably anticipates receiving in respect of Taxes as to which it has received additional amounts or has been indemnified by the Borrower. In the case of such a refund, credit or allowance that is anticipated to be received by a Bank after its current financial reporting period, such Bank may require the Borrower’s to adjust payments or indemnify it as payments are due, and return the amount of such refund, credit or allowance when received.
     (f)    Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 5.5 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.
     Section 5.6    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable under this Agreement, the Notes or the Fee Letters (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main office in Minneapolis, Minnesota on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Bank or the Agent under this Agreement, the Notes and the Fee Letters shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in the specified currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such loss.

     Section 5.7    Mitigation.
     (a)    If any Bank requests compensation under Section 5.1 hereof, or the Borrowers are required to pay any additional amount to or for the account of any Bank pursuant to Section 5.5 hereof, then such Bank shall use reasonable efforts to designate a different lending office for the funding or booking of its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Bank such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Section 5.1 or Section 5.5, in the future, (ii) would not subject such Bank to any unreimbursed cost or expense, and (iii) would not otherwise be materially disadvantageous in any way to such Bank.
     (b)    The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any designation or assignment pursuant to this Section 5.7.
     Section 5.8    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Banks are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Banks, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) no Bank has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Bank has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1    Conditions to Effectiveness. The effectiveness of this Agreement, as well as the obligation of the Banks to make the initial Loans hereunder and of the Agent to issue Letters of Credit hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Sections 6.2 and 6.3 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent:
     (a)    The Notes payable to each Bank executed by a duly authorized officer (or officers) of the Company (or Company and Borrowing Subsidiary, if applicable).
     (b)    The Pledge Agreement, together with delivery of any certificate evidencing the stock or Ownership Interest of Foreign Subsidiaries pledged thereby and executed assignments separate from certificate (stock powers) for such certificates.
     (c)    The Guaranties required hereunder, executed by a duly authorized officer of each Subsidiary required to be a Guarantor hereunder.
     (d)    A certificate or certificates of the Secretary or an Assistant Secretary of each Borrower and each Guarantor, attesting to and attaching (i) a copy of the corporate resolution of the Company authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such Borrower or Guarantor authorized to execute the Loan Documents, and (iii) a copy of the Organizational Documents of such Borrower or Guarantor with all amendments thereto.
     (e)    A Certificate of Good Standing for the Company and each Guarantor certified by the Secretary of State or equivalent body in the applicable jurisdiction of incorporation.
     (f)    An opinion of counsel to the Company, the Guarantors and any Borrowing Subsidiary, addressed to the Agent and the Banks, in substantially the form of Exhibit F.
     (g)    The Agent shall have received pro forma financial statements and five-year projections giving effect to the Finishing Group Acquisition that are satisfactory to the Agent and the Banks.
     (h)    Evidence satisfactory to the Agent that after giving effect to the Finishing Group Acquisition the Company’s Cash Flow Leverage Ratio calculated on a pro forma basis is less than 3.25 to 1.0.
     (i)    The Agent shall have received a copy of the Intercreditor Agreement executed and delivered by the Senior Noteholders.
     (j)    Payment of all fees and expenses due and payable as of the effectiveness of this Agreement under or in connection with the Fee Letters upon the effectiveness of this Agreement.
     (k)    Amendment of the Note Agreement dated as of March 11, 2011 by and among the Company and the Senior Noteholders party thereto to amend the definition of “Significant Acquisition” appearing therein to mean a Permitted Acquisition (as defined therein) involving payment by the Company or a Subsidiary (each as defined therein) of a total purchase price equal to or exceeding $200,000,000 and to otherwise conform to the terms of this Agreement, as applicable, in form and substance satisfactory to the Agent.
     Section 6.2    Conditions Precedent to Initial Loans. The obligation of the Banks to make the initial Loans hereunder and of the Agent to issue Letters of Credit hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.1 above and Section 6.3 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent:
     (a)    Evidence satisfactory to the Agent that the Company has received not less than $375,000,000 in proceeds from the issuance of the Senior Notes under the Senior Note Agreements with a minimum tenor of seven years, no scheduled amortization prior to the Termination Date and affirmative, negative and financial covenants, funding conditions and defaults or events of default no more restrictive than those under this Agreement or that would trigger the amendment provisions of Section 8.12.
     (b)    Evidence satisfactory to the Agent of payment in full and termination of the Company’s existing revolving credit agreement.
     (c)    Evidence satisfactory to the Agent of the consummation of the Finishing Group Acquisition.
     (d)    Evidence of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance necessary in connection with the Finishing Group Acquisition).
     (e)    The final terms and conditions of each aspect of the Finishing Group Acquisition shall be satisfactory to the Agent and the Banks, the Finishing Group Purchase Agreement pursuant to which the Finishing Group Acquisition is to be consummated shall be satisfactory to the Agent and the Banks and shall provide for a maximum acquisition consideration of $650,000,000 plus any working capital, net asset, and cash/debt adjustments provided for under the Finishing Group Purchase Agreement plus transaction costs, and the Company will deliver to the Agent a certificate signed by a Responsible Officer confirming that there have been no material modifications to the Finishing Group Purchase Agreement and confirming that the Finishing Group Acquisition will be consummated in accordance with the terms of the Finishing Group Purchase Agreement substantially contemporaneously with the making of the initial Loan hereunder.
     (f)    Audited financial statements for the assets and equity interests of the ITW Finishing Group being purchased in the Finishing Group Acquisition for the fiscal year ending December 31, 2010, which shall not be inconsistent in any material respect with the unaudited financial statements previously delivered to the Company.
     (g)    Payment of all fees and expenses due and payable as of the initial funding under or in connection with the Fee Letters upon the making of the initial Loan.

     (h)    A certificate signed by a Responsible Officer that the conditions specified in Section 6.3 have been satisfied.
     Section 6.3    Conditions Precedent to all Loans. The obligation of the Banks to make any Loan hereunder (including the initial Loan) and the obligation of the Agent to issue Letters of Credit hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Company that the following are satisfied):
     (a)    Before and after giving effect to such Loan or Letter of Credit, the representations and warranties contained in Article VII shall be true and correct in all material respects, as though made on the date of such Loan or issuance of such Letter of Credit, except (i) for representations and warranties which by their terms are limited to an earlier date and (ii) for purposes of this Section 6.3, the representations and warranties contained in Section 7.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.1 (and in the case of the last sentence of Section 7.5, the date of the most recent audited financial statements). For the avoidance of doubt, to the extent the information disclosed in Schedule 7.15 becomes inaccurate or outdated, the Borrower shall deliver to the Agent an updated Schedule 7.15 reflecting the most current and accurate information with respect to the disclosures therein, which schedule shall be deemed to be immediately effective and this Agreement shall be immediately amended to replace the existing Schedule 7.15 with the updated Schedule 7.15.
     (b)    Before and after giving effect to such Loan or Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make Loans and issue Letters of Credit hereunder, the Borrowers represent and warrant to the Agent and the Banks that:
     Section 7.1    Organization, Standing, Etc. The Company and each of its corporate Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Company) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Company and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably likely to result in an Adverse Event.
     Section 7.2    Authorization and Validity. The execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which such Borrower or such

Guarantor is a party have been duly authorized by all necessary corporate, limited liability company or partnership action by such Borrower or such Guarantor, and such Loan Documents constitute the legal, valid and binding obligations of such Borrower or such Guarantor, enforceable against such Borrower or such Guarantor in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity.
     Section 7.3    No Conflict; No Default. The execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which such Borrower or such Guarantor is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower or such Guarantor, (b) violate or contravene any provisions of the Organizational Documents of such Borrower or such Guarantor, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other material agreement, lease or instrument to which such Borrower or such Guarantor is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor. Neither the Company nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would be reasonably likely to result in an Adverse Event. No Default or Event of Default has occurred and is continuing.
     Section 7.4    Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Borrower or any Guarantor to authorize, or is required on the part of any Borrower or any Guarantor in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
     Section 7.5    Financial Statements and Condition. The Company’s audited consolidated financial statements as at December 31, 2010, and its unaudited consolidated financial statements as at April 1, 2011, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at such dates and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of such interim financial statements, to the absence of footnotes and normal year-end adjustments). Since December 31, 2010, no Adverse Event has occurred.
     Section 7.6    Litigation. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which would be reasonably likely to result in an Adverse Event.

     Section 7.7    Compliance. The Company and its Subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to them, except where the failure to be in such compliance would not be reasonably likely to result in an Adverse Event.
     Section 7.8    Environmental, Health and Safety Laws. There does not exist any violation by the Company or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which is reasonably likely to impose a material liability on the Company or a Subsidiary or which would require a material expenditure by the Company or such Subsidiary to cure. Neither the Company nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action would be reasonably likely to result in an Adverse Event.
     Section 7.9    ERISA. Each Plan complies in all material respects with all applicable requirements of ERISA and the Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except for any noncompliance that could not reasonably be expected to result in an Adverse Event. No Reportable Event that is an Adverse Event has occurred and is continuing with respect to a Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA (except for immaterial failures).
     Section 7.10    Regulation U. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).
     Section 7.11    Ownership of Property; Liens. Each of the Company and the Subsidiaries has good and marketable title to its owned real properties and good and sufficient title to its other owned properties, including all properties and assets referred to as owned by the Company and its Subsidiaries in the audited balance sheet of the Company referred to in Section 7.5 (other than property disposed of since the date of such balance sheet in the ordinary course of business or as otherwise permitted by this Agreement). None of the properties, revenues or assets of the Company or any of its Subsidiaries is subject to a Lien securing any Indebtedness (other than the Obligations and other Indebtedness excluded from the definition of “Secured Indebtedness” pursuant to the proviso in such definition) except to the extent securing Secured Indebtedness permitted by Section 9.8.
     Section 7.12    Taxes. Each of the Company and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Company). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are adequate.
     Section 7.13    Trademarks, Patents. Each of the Company and the Subsidiaries possesses or has the right to use all of the material patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
     Section 7.14    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.15    Subsidiaries. Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries (excluding Subsidiaries with no assets and no operations) and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Company or any Subsidiary therein, and the jurisdiction of formation of each such Subsidiary, and designates which Subsidiaries are Material Subsidiaries.
     Section 7.16    Solvency.
     (a)    Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan or other extension of credit, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loan or extension of credit, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, on a going-concern basis, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis, on a going-concern basis, will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b)    The Company does not intend to, or to permit any of its Material Subsidiaries to, and does not believe that it or any of its Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Material Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Material Subsidiary.

     Section 7.17    Disclosure. The Company has disclosed to the Banks all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in an Adverse Event. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower, any Guarantor or any Subsidiary to the Agent or any Bank in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the date on which the conditions specified in Section 6.1 are satisfied, such date.
ARTICLE VIII
AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until Termination Conditions exist, the Company will do, and will cause each Subsidiary (except in the instance of Section 8.1) to do, all of the following:
     Section 8.1    Financial Statements and Reports. Furnish to the Banks:
     (a)    As soon as practicable and in any event within seventy-five (75) days after the end of each fiscal year of the Company, the annual audit report of the Company and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and stockholders’ equity for such year, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Company and reasonably acceptable to the Agent. Delivery within the time period specified above pursuant to paragraph (f) below of copies of the annual report on Form 10-K of the Company for such fiscal year (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this paragraph (a). The Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made such Form 10-K available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.graco.com) (such availability thereof being referred to as “Electronic Delivery”).
     (b)    As soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited financial statements of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), certified on behalf of the Company by its chief financial officer, consisting of at least a consolidated statement of income for the Company and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, a consolidated statement of cash flow for the Company and its Subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter. Delivery within the time period specified above pursuant to paragraph (f) below of copies of the quarterly report on Form 10-Q of the Company for such quarterly period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this paragraph (a). The Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made Electronic Delivery thereof.
     (c)    Together with the financial statements furnished by the Company under Sections 8.1(a) and 8.1(b), a Compliance Certificate stating that as at the date of each such financial statement there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto and confirming compliance with the covenants addressed in the Compliance Certificate.
     (d)    Immediately upon a Responsible Employee becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Company proposes to take with respect thereto.
     (e)    Immediately upon a Responsible Employee becoming aware of the occurrence, with respect to any Plan, of any Reportable Event that is an Adverse Event, a notice specifying the nature thereof and what action the Company proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
     (f)    Promptly upon the mailing or filing thereof, copies of all material financial statements, reports and proxy statements mailed by the Company to the Company’s shareholders, and copies of all registration statements, periodic reports and other documents filed by the Company with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
     (g)    Immediately upon a Responsible Employee becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Company and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Company or Subsidiary affected by such proceeding.
     (h)    Immediately upon a Responsible Employee becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Company or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result would be reasonably likely to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary as a consolidated enterprise, or (ii) which would be reasonably likely to impose a material liability on the Company or such Subsidiary to any Person or which will require a material expenditure by the Company or such Subsidiary to cure any alleged problem or violation.
     (i)    From time to time, such other information regarding the business, operation and financial condition of the Company and the Subsidiaries as any Bank may reasonably request.
     Section 8.2    Corporate Existence. Subject to Section 9.1 in the instance of a Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of formation and its qualification to transact business as a foreign entity in each other jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, unless failure to so qualify would not be reasonably likely to result in an Adverse Event.
     Section 8.3    Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
     Section 8.4    Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Company’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Company’s or such Subsidiary’s books in accordance with GAAP.
     Section 8.5    Inspection. Permit any Person designated by the Agent (or, so long as any Default or Event of Default is continuing, any Bank) to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent (or, if applicable, such Bank) may designate upon reasonable prior notice by the Agent (or, if applicable, such Bank) to the Company. So long as no Event of Default exists, the expenses of the Agent and the Banks for such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Company.

     Section 8.6    Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order (ordinary wear and tear excepted), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 8.7    Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 8.8    Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, provided, that failure to so comply shall not be a breach of this covenant if such failure has not resulted, and is not reasonably likely to result, in an Adverse Event and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.
     Section 8.9    ERISA. Maintain each Plan in compliance in all material respects with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, except for any noncompliance that could not reasonably be expected to result in an Adverse Event.
     Section 8.10    Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance would be reasonably likely to result in a material liability or an Adverse Event
     Section 8.11    Subsidiaries. Upon the formation, designation or acquisition of any Material Subsidiary:
     (a)    If it is a Domestic Subsidiary, the Company will cause such Material Subsidiary to become a Guarantor and to, concurrent with such formation or acquisition, execute and deliver a Guaranty to the Agent for the benefit of the Banks, and provide a secretary’s certificate and copies of all documents consistent with Section 6.1(d) for such Material Subsidiary; and
     (b)    If it is a Foreign Subsidiary, the Company will pledge, or will cause any Domestic Subsidiary owning such stock or Ownership Interests to pledge to the Collateral Agent for the benefit of the Banks and the other secured parties pursuant to the Intercreditor Agreement, pursuant to a Pledge Agreement subject to the Intercreditor Agreement, the lesser of (i) 65% of the outstanding stock or other Ownership Interests of such Material Foreign Subsidiary, or (ii) all of the stock or other Ownership Interests of such Material Foreign Subsidiary owned by the Company or such Domestic Subsidiary at any time.
     Section 8.12    Most Favored Lender.
     (a)    If the Company or any Subsidiary (a) amends, restates or otherwise modifies any Material Financing or (b) otherwise enters into, assumes or otherwise becomes bound or obligated under any Material Financing, in each case which tightens existing covenants or defaults or includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company, any Subsidiary or the Agent or any Bank, be deemed to be amended automatically and immediately to include each such tightened covenant, tightened default, Additional Covenant and Additional Default contained in such agreement (subject to clause (b) below), and the Company shall provide written notice of such event to the Agent and the Banks providing a fully executed copy of the Material Financing containing such tightened covenant, tightened default, Additional Covenant and Additional Default within ten (10) Business Days of becoming bound or obligated thereby. Upon written request of the Company or the Agent, the Company and the Agent (on behalf of the Required Banks) shall promptly execute and deliver at the Company’s expense (including the fees and expenses of counsel for the Agent) an amendment to this Agreement in form and substance reasonably satisfactory to the Agent evidencing the amendment of this Agreement to include such tightened covenants, tightened defaults, Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 8.12(a), but shall merely be for the convenience of the parties hereto.
     (b)    If after the time this Agreement is amended pursuant to Section 8.12(a) to include in this Agreement any tightened covenant, tightened default, Additional Covenant or Additional Default in any Material Financing and such tightened covenant, tightened default, Additional Covenant or Additional Default ceases to be in effect under such Material Financing or is amended by the requisite lenders under such Material Financing so as to be less restrictive with respect to the Company and its Subsidiaries, then, upon written request of the Company, the Agent, on behalf of the Required Banks, will release or similarly amend, as the case may be, such tightened covenant, tightened default, Additional Covenant or Additional Default as in effect in this Agreement, provided that (a) no Default or Event of Default shall be in existence, and (b) if any waiver or similar fees were paid or other concession given to any lender under such Material Financing with respect to causing such tightened covenant, tightened default, Additional Covenant or Additional Default to cease to be in effect or to be so amended, then the Company shall have paid or given to the Banks the same fees or other concessions on a pro rata basis in proportion to the relative outstanding principal amounts of the Obligations and the principal amount of the Indebtedness outstanding under such Material Financing (plus, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder). Notwithstanding the foregoing, no release or amendment to this Agreement pursuant to this Section 8.12(b) as the result of any tightened covenant, tightened default, Additional Covenant or Additional Default in any Material Financing ceasing to be in effect or being amended shall cause the covenants or Events of Default in this Agreement to be less restrictive than the covenants or Events of Default as contained in this Agreement as amended as provided herein other than by the amendment to this Agreement under Section 8.12(a) originally caused by such tightened covenant, tightened default, Additional Covenant or Additional Default.

     (c)    If the Indebtedness evidenced by the Senior Notes and the Senior Note Agreements, or any Indebtedness held by Senior Creditors, is secured by assets other than Ownership Interests in Foreign Subsidiaries, then the Obligations shall be concurrently secured by such assets, with the collateral documents evidencing the grant or perfection of the applicable Lien being in form and substance acceptable to the Agent.
     Section 8.13    Post-Closing Covenant. Within sixty (60) days of the date on which initial Loans are made (or such later date as the Agent shall determine in its sole discretion), the Agent shall have received supplements or joinders with respect to the Pledge Agreement to the extent necessary to grant the Agent a security interest in 65% of the outstanding stock or other Ownership Interests of each first-tier Material Foreign Subsidiary, together (to the extent available and applicable) with certificates evidencing the stock or Ownership Interest of Material Foreign Subsidiaries pledged thereby and executed assignments separate from the certificates (stock powers) for such certificates with respect to any Material Foreign Subsidiary the stock of which is required to be pledged by this Agreement, including Material Foreign Subsidiaries acquired in the Finishing Group Acquisition.
ARTICLE IX
NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until Termination Conditions exist, the Company will not, and will not permit any Subsidiary to, do any of the following:
     Section 9.1    Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, that:
     (a)    any Subsidiary may be merged with or dissolved and liquidated into the Company (if the Company is the surviving corporation) or any Wholly-owned Subsidiary; and
     (b)    any Subsidiary may be merged with any other Person in the conduct of a Permitted Acquisition, provided that the resulting Person is a Subsidiary, or in the conduct of a disposition of such Subsidiary permitted under Section 9.2 of this Agreement.
     Section 9.2    Sale of Assets. Sell, transfer, lease or otherwise convey any of its assets except for:
     (a)    sales, leases and other dispositions of assets in the ordinary course of business;
     (b)    sales and other dispositions of equipment that is obsolete or not otherwise useful in the business of the Company or its Subsidiaries;
     (c)    sales and other dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment of equivalent value, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

     (d)    sales or other transfers by a Subsidiary to the Company or a Wholly-owned Subsidiary;
     (e)    sale and leaseback transactions not otherwise prohibited hereby;
     (f)    the endorsement of accounts receivable by Graco K.K. in the ordinary course of business; and
     (g)    sales of assets of the Company or any Subsidiary or of the Ownership Interests of any Subsidiary during any fiscal year the aggregate book value (net of reserves) for all such sales of which (determined, with respect to any such sale, in accordance with GAAP as of the end of the fiscal quarter or fiscal year most recently completed prior to the date of such sale for which financial statements have been delivered under Section 8.1(a) or (b) hereof) does not exceed 10.00% of Consolidated Assets as of the end of the prior fiscal year (or, if financial statements for such prior fiscal year have not yet been delivered under Section 8.1(a) hereof, the fiscal year immediately preceding such prior fiscal year).
     Section 9.3    Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Company or any Subsidiary or permit any Plan to be in “at-risk status” (within the meaning of Section 430(i)(4) of the Code) under circumstances where the present value of liabilities of the Plan exceed the value of the assets of the Plan by more than $50,000,000 (with liabilities and assets valued in the manner used to determine the funding target attainment percentage under Section 430 of the Code (disregarding the special rules contained in Section 430(i)(1)(B)).
     Section 9.4    Change in Nature of Business. Make any material change in the nature of the core business of the Company and its Subsidiaries, as carried on at the date hereof.
     Section 9.5    Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would be violated or breached by the Company’s performance of its obligations under the Loan Documents.
     Section 9.6    Investments. Acquire for value, make, have or hold any Investments, except:
     (a)    Investments outstanding on the date hereof and listed on Schedule 9.6;
     (b)    Travel advances to officers and employees in the ordinary course of business;
     (c)    Investments complying with the Investment Policies;
     (d)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

     (e)    Ownership Interests, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (f)    Investments in Subsidiaries by the Company and other Subsidiaries not involving an acquisition after the date hereof of the assets or Ownership Interests of a Person that is not a Subsidiary;
     (g)    Permitted Acquisitions;
     (h)    Arrangements giving rise to Hedging Obligations, and other foreign exchange, interest or other hedging arrangements, so long as each such arrangement is entered into in connection with bona fide hedging operations and not for speculation; and
     (i)    any other Investments, if the aggregate costs thereof, net of any returns with respect thereto, does not exceed $50,000,000 for all such Investments in the aggregate at any time.
     Section 9.7    Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” in any manner that would cause any Bank not to comply with Regulation U or at any time that Section 9.8 shall be reasonably determined by the Agent to cause any Loan to be “indirectly” secured by margin stock as determined under Regulation U, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     Section 9.8    Secured Indebtedness. Either (a) incur, create, issue, assume or permit to exist Secured Indebtedness at any time exceeding 5.00% of Consolidated Assets as of the end of the most-recently completed fiscal quarter or fiscal year for which financial statements have been delivered under Section 8.1(a) or (b), or (b) permit Secured Indebtedness to have a Lien on the Ownership Interests of Foreign Subsidiaries that are Material Subsidiaries; provided, however, that Indebtedness evidenced by the Senior Notes and the Senior Note Agreements, and Indebtedness owing to Senior Creditors shall constitute Secured Indebtedness for purposes hereof if the Indebtedness owing to the Senior Noteholders or the Senior Creditors, as applicable, is not subject to the Intercreditor Agreement.
     Section 9.9    Cash Flow Leverage Ratio. Permit the Cash Flow Leverage Ratio, calculated as provided in the definition thereof for each period of four consecutive fiscal quarters, to exceed 3.25 to 1.00; provided, however, that in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the maximum Cash Flow Leverage Ratio, with prior notice to the Agent, shall increase to 3.75 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 3.75 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in an increase to the 3.75 to 1.00 level, the Cash Flow Leverage Ratio permitted under this Section 9.9 shall decrease to 3.25 to 1.00 for at least one fiscal quarter before becoming eligible to again increase to 3.75 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted

Acquisition occurring during such fiscal quarter would be required to comply with the 3.25 to 1.00 ratio).
     Section 9.10    Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters to be less than 3.00 to 1.00; provided, however, that in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the minimum Interest Coverage Ratio, with prior notice to the Agent, shall decrease to 2.50 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 2.50 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in a decrease to the 2.50 to 1.00 level, the Interest Coverage Ratio permitted under this Section 9.10 shall increase to 3.00 to 1.00 for at least one fiscal quarter before becoming eligible to again decrease to 2.50 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.00 to 1.00 ratio).
     Section 9.11    Material Subsidiaries. Fail to comply with the terms, conditions and requirements of the definition of “Material Subsidiaries” in Section 1.1.
ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
     Section 10.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
     (a)    Any Borrower or any Guarantor shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Loan or any fee or other amount required to be made by such Borrower or such Guarantor to the Banks pursuant to any Loan Documents;
     (b)    Any representation or warranty made or deemed to have been made by or on behalf of the Company or any Subsidiary in any of the Loan Documents or by or on behalf of the Company or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Company to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
     (c)    The Company shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;
     (d)    Any Borrower or any Guarantor shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents and applicable to such Borrower or such Guarantor (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after notice thereof to the Company by the Agent;

     (e)    The Company or any Material Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Company or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Company or a Material Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days;
     (f)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Company or a Material Subsidiary, and, if instituted against the Company or a Material Subsidiary, shall have been consented to or acquiesced in by the Company or such Material Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Company or such Material Subsidiary, or the Company or any Material Subsidiary shall take any corporate, limited liability or partnership action to approve institution of, or acquiescence in, such a proceeding;
     (g)    Any dissolution or liquidation proceeding not permitted by Section 9.1 shall be instituted by or against the Company or a Material Subsidiary and, if instituted against the Company or such Material Subsidiary, shall be consented to or acquiesced in by the Company or such Material Subsidiary or shall remain for 60 days undismissed, or the Company or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
     (h)    A judgment or judgments for the payment of money in excess of the sum of $25,000,000 in the aggregate shall be rendered against the Company or a Material Subsidiary and the Company or such Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 60 days from the date of entry thereof, and within said period of 60 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
     (i)    The institution by the Company or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Company or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $50,000,000, if the payment of such liability would constitute an Adverse Event, or the institution by the PBGC of steps to terminate any Plan;
     (j)    The maturity of any Indebtedness of the Company or a Material Subsidiary (other than Indebtedness under this Agreement) in an aggregate amount outstanding which exceeds $25,000,000 shall be accelerated, or the Company or a Material Subsidiary shall fail to pay any such Indebtedness in excess of such aggregate amount when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness in excess of such aggregate amount or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
     (k)    Except as contemplated by Section 13.16 hereof, any Loan Document shall not be, or shall cease to be, binding on any Borrower or Guarantor (as applicable), enforceable against such Borrower or such Guarantor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity, or any Guarantor shall disavow, cancel or terminate, or attempt to disavow, cancel or terminate, any Guaranty; or
     (l)    Any Change of Control shall occur.
     Section 10.2    Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrowers to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrowers to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between any Borrower and the Agent or the Banks, and (iv) enforce all rights and remedies under any applicable law.
     Section 10.3    Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Section 10.1(e), (f) or (g) shall have occurred, or if any other Event of Default shall have occurred and the Agent shall have declared that the principal balance of the Notes is due and payable, the Company shall pay to the Agent an amount equal to all Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Agent and shall be pledged to the Agent for the ratable benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are drawn and Letter of Credit Obligations with respect thereto are paid. In the event the Company defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Company acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Company to pay immediately to the Agent the amount provided under this Section, and that the Agent shall, on behalf of the Banks, have the right to require the Company to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Company to make any payment required under this Section, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Company to pay or reimburse the Agent. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the rate of interest applicable to the Loans.
     Section 10.4    Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, each Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of such Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence and during the continuance of any Event of Default, upon written direction by the Agent to such effect, the Agent, each such Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of such Borrower described above to the Obligations of such Borrower; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note due to such Borrower against the Obligations of such Borrower; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Company, such notice and demand being expressly waived.
ARTICLE XI
GUARANTY
     For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Bank to make Revolving Loans to and on account of each Borrowing Subsidiary and to issue Letters of Credit for the account of Material Subsidiaries:
     Section 11.1    Unconditional Guaranty. The Company unconditionally and irrevocably guaranties to each Bank and the Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of any Borrowing Subsidiary and any other Material Subsidiary for whose account a Letter of Credit has been issued (an “Account Subsidiary”), whether for principal, interest, fees, expenses or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guarantied Obligations”). This is a Guaranty of payment and not of collection.
     Section 11.2    Guaranty Absolute. The Company guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Bank or the Agent with respect thereto. The Obligations of the Company under this Article XI are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article XI, irrespective of whether any action is brought against any Borrowing Subsidiary or Account Subsidiary or whether any Borrowing Subsidiary or Account Subsidiary is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

     (a)    any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;
     (b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;
     (c)    any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;
     (d)    any change, restructuring or termination of the corporate structure or existence of any Borrowing Subsidiary or Account Subsidiary; or
     (e)    any other circumstance (including any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a discharge of, the Company, any Borrowing Subsidiary or Account Subsidiary or other guarantor.
This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by any Bank or the Agent upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or Account Subsidiary or otherwise, all as though such payment had not been made.
     Section 11.3    Waivers. The Company hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Borrowing Subsidiary or Account Subsidiary or against any other guarantor of all or any portion of the Guarantied Obligations, and all other notices and demands whatsoever.
     (a)    The Company hereby waives any right to revoke this guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future and regardless of whether the Guarantied Obligations are reduced to zero at any time or from time to time.
     (b)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Article XI are knowingly made in contemplation of such benefits.
     Section 11.4    Subrogation. The Company will not exercise any rights that it may now or hereafter acquire against any Borrowing Subsidiary or Account Subsidiary or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantied Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any other Bank against a Borrowing Subsidiary or Account Subsidiary or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from a Borrowing Subsidiary or Account Subsidiary or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this guaranty shall have been paid in full in cash and the Commitments shall have terminated. If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guarantied Obligations and all other amounts payable under this guaranty and the termination of the Commitments, such amount shall be held in trust for the benefit of the Agent and the other Banks and shall forthwith be paid to the Agent to be credited and applied to the Guarantied Obligations and all other amounts payable under this guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guarantied Obligations or other amounts payable under this guaranty thereafter arising.
     Section 11.5    Survival. This guaranty is a continuing guaranty and shall (a) remain in full force and effect until Termination Conditions exist, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Bank (including each assignee Bank pursuant to Section 13.3) and the Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Bank or the Agent hereunder is required to be restored by such Bank or the Agent. Without limiting the generality of the foregoing clause (c), each Bank may assign or otherwise transfer its interest in any Obligation to any other Person in accordance with Section 13.3, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Bank herein or otherwise.
ARTICLE XII
THE AGENTS
     Section 12.1    Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as Agent under this Agreement and the Intercreditor Agreement and Collateral Agent under the Pledge Agreement and the Intercreditor Agreement. The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs each Borrower to deal with the Agent as the true and lawful Agent of such Bank to the extent set forth herein. Each Bank authorizes the Agent and the Collateral Agent to enter into the Pledge Agreement and the Intercreditor Agreement on behalf of the Banks and to take such actions thereunder as may be required from time to time, including the release of any Collateral pursuant to a restructuring not prohibited hereunder.
     Section 12.2    Non Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by any Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any Subsidiary (or any of its related companies) which may come into the Agent’s possession.
     Section 12.3    Responsibility of the Agent and Other Matters.
     (a)    The Agent shall have no duties or responsibilities in its capacity as Agent except those expressly set forth in this Agreement and the other Loan Documents and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.
     (b)    Neither the Agent nor any of its directors, officers or employees shall be liable to any Bank or holder of the Loans or Notes for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine:
     (i)    the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of this Agreement or any other Loan Document;
     (ii)    the collectibility of any amounts owed by any Borrower; any recitals or statements or representations or warranties in connection with this Agreement or any other Loan Document;
     (iii)    any failure of any party to this Agreement to receive any communication sent; or
     (iv)    the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Company and its Subsidiaries.
    (c)    The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on any Borrower’s part.
     Section 12.4    Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.
     Section 12.5    Indemnification. To the extent the Company does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.
     Section 12.6    U.S. Bank National Association and Affiliates. With respect to U.S. Bank National Association’s Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with each Borrower as if U.S. Bank National Association were not the Agent.
     Section 12.7    Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.
     Section 12.8    Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent, which shall be one of the Banks or if not one of the Banks and no Event of Default shall have occurred and continued shall have been accepted in writing by the Company, which acceptance shall not be unreasonably withheld. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent which shall be one of the Banks or if not one of the Banks and no Event of Default shall have occurred and continued shall have been accepted in writing by the Company, which acceptance shall not be unreasonably withheld.

     Section 12.9    Syndication Agent; Co-Documentation Agents; Lead Arrangers. None of the Syndication Agent, the Co-Documentation Agents and the Lead Arrangers shall have any duties, responsibilities, liabilities or obligations under this Agreement except in its capacity as a Bank.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1    No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on any Borrower not required hereunder or under the Notes shall in any event entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.
     Section 13.2    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Agent upon direction of the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks:
     (a)    except as provided in Section 2.10, increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;
     (b)    reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;
     (c)    postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;
     (d)    release the guaranty by the Company in Article XI hereof, or release the Guaranty of any Guarantor except as provided in Section 13.16 hereof;
     (e)    release the pledge of Ownership Interest of any Subsidiary except as provided in Sections 12.1 and 13.16 hereof;
     (f)    any provision requiring proceeds of repayment of the Revolving Loans or funded participations in Letters of Credit to be transferred by the Agent to the Banks ratably, in accordance with their respective Percentages; or
     (g)    change the definition of Required Banks or amend this Section 13.2;

provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.
     Section 13.3    Assignments and Participations.
     (a)    Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 13.3, to sell or assign all or any part of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and related documents (such transfer, and “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 13.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder (other than obligations under Section 13.15) to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Company and the Agent, each partial Assignment shall be in the initial principal amount of not less than $5,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount. Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit G attached hereto. Each Assignee agrees to be bound by the terms of the Intercreditor Agreement.
     (b)    Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Company (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Company) shall have been given notice of the Assignment and shall, unless the Assignee is already a Bank under this Agreement, have given prior written consent to such Assignment, which written consent shall not be unreasonably withheld or delayed, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Company, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.
     (c)    Participations. Each Bank shall have the right, subject to the further provisions of this Section 13.3, to grant or sell a participation in all or any part of its Loans, Notes and Commitments (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Company, the Agent of any other party hereto. The Company agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this Agreement or any Note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5 hereof. The Company also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.
     (d)    Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 13.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Company, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of any Loans or extend the Termination Date, (x) reduce the interest rate on the Loans or the rate of Commitment Fees, (y) forgive any principal of, or interest on, the Loans or any fees, or (z) release all or substantially all of the Collateral for the Loans.
     (e)    Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Bank that, as at the date of such Assignment or Participation, it is entitled to receive interest payments from the Borrowers without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN or W8ECI, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all United States federal income taxes. Such obligation shall be continuing and any Assignee or Participant who is not a United States Person shall deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by such Assignee or Participant. Borrowers shall not be required to pay additional amounts to any Assignee or Participant pursuant to Section 5.5, and such Assignee or Participant shall reimburse such Borrower fully for all amounts paid, directly or indirectly, by such Borrower as tax, withholding therefor, or otherwise, including penalties and interest, together with all costs and expenses related thereto (including reasonable attorneys fees and disbursements), to the extent that the obligation to pay such amounts (i) would not have arisen but for the failure of such Assignee or Participant to comply with this Section 13.3(e), (ii) because the appropriate form was not delivered or properly completed, or (iii) because such Assignee or Participant failed to notify the Borrower of a change in circumstances which rendered its exemption from withholding ineffective. Notwithstanding the foregoing, if no exemption to withholding in respect of a Loan in an Alternative Currency shall have been available to the Bank entering into such Assignment or Participation (and such event shall not have been caused by such Bank’s failure to deliver appropriate forms or otherwise mitigate under Section 5.7), and such Bank shall have been requiring adjustments or compensation under Section 5.5, such Bank’s Assignee or Participant may require adjustment or compensation at rates not exceeding those required by the Bank granting such Assignment or Participation.
     (f)    Information. Each Bank may furnish any information concerning each Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants, subject to agreement by such Assignees and Participants and potential Assignees and Participants to a confidentiality restriction substantially similar to Section 13.15.
     (g)    Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.
     Section 13.4    Costs, Expenses and Taxes; Indemnification.
     (a)    The Company agrees, whether or not any Advance is made hereunder, to pay on demand: (i) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of outside counsel to the Agent) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all reasonable out-of-pocket costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents or protection of its rights thereunder. The Company agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Company agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic, e-mail or other instructions for making Advances or disbursing the proceeds thereof.
     (b)    The Company agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, out-of-pocket costs and expenses determined on a reasonable basis, and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of outside counsel to such Indemnified Persons) in connection with this Agreement, any other Loan Document, the capitalization of the

Company, the Commitments, the making of, management of and participation in the Loans, the issuance of the Letters of Credit or the use or intended use of the proceeds of the Loans or of the Letters of Credit, provided that the Company shall have no obligation under this Section 13.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Company to each Indemnified Person under the Loan Documents or at common law or otherwise.
     (c)    The obligations of the Company under this Section 13.4 shall survive any termination of this Agreement.
     Section 13.5    Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, electronic mail, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission or electronic mail, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.
     Section 13.6    Successors. This Agreement shall be binding upon each Borrower, the Banks and the Agent and their respective successors and permitted assigns, and shall inure to the benefit of each Borrower, the Banks and the Agent and the successors and permitted assigns of the Banks. No Borrower shall assign its rights or duties hereunder without the written consent of the Banks.
     Section 13.7    Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 13.8    Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 13.9    Entire Agreement. The Loan Documents embody the entire agreement and understanding between each Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 13.10    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart signature page to this Agreement by facsimile or by e-mail transmission shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.
     Section 13.11    Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     Section 13.12    Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT THEIR OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 13.13    Waiver of Jury Trial. EACH BORROWER, THE BANKS AND THE AGENT EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 13.14    Patriot Act. Each Bank hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Bank to identify the Borrowers in accordance with the Patriot Act.
     Section 13.15    Confidentiality. The Banks and the Agent agree to hold any information which they may receive from the Company or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (a) to other Banks and to participants, assignees, potential participants and potential assignees with respect to the financing, and to affiliates of such Bank, each of the foregoing who agree to be bound by confidentiality provisions substantially similar to this Section 13.15; (b) to legal counsel, accountants and other professional advisors to such Bank or the Agent, provided, that the Banks and Agent shall make such Persons aware of this confidentiality requirement, (c) to regulatory officials, (d) to any Person if, in the opinion of counsel to the disclosing party, such disclosure is required by law, regulation or legal process; (e) to any Person in connection with any legal proceeding against the Company or a Subsidiary to which such Bank or the Agent is a party (and in such instance, such Bank or the Agent shall only disclose such information as it deems reasonably necessary for purposes of such legal proceeding); and (f) of conventional information given in response to credit inquiries to credit bureaus, provided, however, that in the instance of disclosure under (d) or (e) unless legally prevented such Bank or the Agent uses best efforts to give the Company prior notice of such disclosure to allow the Company to object (without assuming any liabilities or obligations if the Company is not able to so object). This Section 13.15 will survive termination of this Agreement and will apply to any Bank notwithstanding its assignment of all of its rights hereunder, provided, that this Section 13.15 shall terminate as to any Bank three years after the earlier of (x) final assignment by such Bank of all of its rights hereunder, or (y) existence of Termination Conditions. Information subject to such restriction shall not include (i) information already in any Bank’s possession prior to receipt from the Company or any Subsidiary, or (ii) information which becomes generally available to the public, other than as a result of disclosure by a Bank, or its directors, officers, employees, advisors or agents or becomes available to a Bank on a non-confidential basis from a source other than the Company or any Subsidiary or its advisors, provided that such source is not known by such Bank to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company or any Subsidiary or another party.
     Section 13.16    Release of Borrowing Subsidiary, Guaranty or Pledge Agreement. Except at times that an Event of Default shall have occurred and continued, upon request of the Company, if a Subsidiary that is a Guarantor or a Subsidiary the Ownership Interests of which are pledged to the Collateral Agent is sold in a manner permitted by this Agreement, the Agent shall (and the Banks authorize the Agent to) release such Subsidiary from its Guaranty and direct the Collateral Agent to release or terminate the pledge of the Ownership Interests of such Subsidiary, as requested by the Company. In addition, if a Subsidiary that is a Borrowing Subsidiary is sold in a manner permitted by this Agreement at a time which no Loans to such Borrowing Subsidiary, or accrued interest thereon, remain outstanding, if so requested by the Company, the Agent shall (and the Banks authorize the Agent to) release such Borrowing Subsidiary from this Agreement. Except at times that an Event of Default shall have occurred and continued, if a Subsidiary is designated by the Company as no longer being a Material Subsidiary in accordance with the definition of Material Subsidiary, the Agent shall (and the Banks authorize the Agent to) release such Subsidiary from its Guaranty; and, if the Ownership Interests in such Subsidiary have been pledged to the Collateral Agent, the Agent shall (and the Banks authorize the Agent to) direct the Collateral Agent to release or terminate the pledge of the Ownership Interests of such Subsidiary, as requested by the Company; and, if such Subsidiary is a Borrowing Subsidiary, the Agent shall (and the Banks authorize the Agent to) release such Borrowing Subsidiary from this Agreement provided no Loans to such Borrowing Subsidiary, or accrued interest thereon, remain outstanding.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

GRACO INC.
By:	/s/ James A. Graner
James A. Graner
Chief Financial Officer and Treasurer

88 11th Avenue N.E.
Minneapolis, MN 55413
Attention: Timothy A. Stoffel, Corporate Tax Director
Telephone: (612) 623-6448
Fax: (612) 378-3595
E-mail: tstoffel@graco.com
and
Attention: Karen Gallivan
Telephone: (612) 623-6604
Fax: (612) 623-6944
E-mail: kgallivan@graco.com
Signature Page to Graco Credit Agreement

U.S. BANK NATIONAL ASSOCIATION as Agent and a Bank
By:	/s/ Michael J. Staloch
Name: Michael J. Staloch
Title: Senior Vice President

800 Nicollet Mall
Mail Code BC-MN-HO3P
Minneapolis, MN 55402
Attention: Michael J. Staloch
Telephone: (612) 303-3050
Fax: (612) 303-2265
E-mail: Michael.Staloch@usbank.com
Signature Page to Graco Credit Agreement

JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Bank
By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

10 S. Dearborn St.
Mail Code: IL1-0364
Chicago, IL 60603
Attention: Suzanne Ergastolo
Telephone: (312) 325-3221
Fax: (312) 794-7684
E-mail: suzanne.ergastolo@jpmorgan.com
Signature Page to Graco Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank
By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

1251 Avenue of the Americas
New York, New York 10020-1104

Attention:	US Corporate Banking
Scott Ackerman
Telephone:	1-952-473-7894
Fax:	1-212-782-6440 with a
copy to 312-696-4535

E-mail:	sackerman@us.mufg.jp
Signature Page to Graco Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Allison Gelfman
Name:	Allison Gelfman
Title:	Managing Director

By:	/s/ Peter Kiedrowski
Name:	Peter Kiedrowski
Title:	Director
90 South 7th Street
Minneapolis, Minnesota 55402
Attention: Allison Gelfman
Telephone: (612) 316-1402
Fax: (612) 667-4145
E-mail: allison.s.gelfman@wellsfargo.com
Signature Page to Graco Credit Agreement

FIFTH THIRD BANK,
as a Bank

By:	/s/ Gary S. Losey
Name: Gary S. Losey
Title: VP — Corporate Banking
38 Fountain Square Plaza
Cincinnati, Ohio 45202
Attention: Pam Willinger
Telephone: (513) 534-6724
Fax: (513) 534-5947
E-mail: pam.willinger@53.com
Signature Page to Graco Credit Agreement

PNC BANK, National Association as a Bank
By:	/s/ Alison L. Kirker
Name:	Alison L. Kirker
Title:	Credit Officer
225 Fifth Avenue
4th Floor
Pittsburgh, Pennsylvania 15222
Attention: Alison Kirker
Telephone: (412) 768-5342
Fax: (412) 705-3232
E-mail: Alison.Kirker@pnc.com
Signature Page to Graco Credit Agreement

RBS CITIZENS, N.A., as a Bank
By:	/s/ M. James Barry, III
Name: M. James Barry, III
Title: Vice President
71 South Wacker Drive
Chicago, IL 60606
Attention: Mark Wegener
Telephone: (312) 777-3663
Fax: (312) 777-4003
E-mail: Mark.Wegener@rbscitizens.com
Signature Page to Graco Credit Agreement

BANK OF AMERICA, N.A., as a Bank
By:	/s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President
135 S. LaSalle St.
Chicago, IL 60603
Attention: Steven K. Kessler
Telephone: (312) 992-6323
Fax: (312) 453-3346
E-mail: steven.kessler@baml.com
Signature Page to Graco Credit Agreement

THE NORTHERN TRUST CO., as a Bank
By:	/s/ Benjamin Livermore
Name: Benjamin Livermore
Title: Vice President
50 S. LaSalle Street
M-27
Chicago, IL 60603
Attention: Benjamin Livermore
Telephone: (312) 557-7223
Fax: (312) 557-1425
E-mail: bL24@ntrs.com
Signature Page to Graco Credit Agreement

EXHIBITS

Exhibits

A	Form of Borrowing Subsidiary Agreement

B	Compliance Certificate

C	Guaranty

D	Calculation of Mandatory Costs

E	Pledge Agreement

F	Form of Legal Opinion

G	Assignment and Assumption

Schedules

1.1	Commitments and Percentages

7.6	Litigation (Section 7.6)

7.15	Subsidiaries (Section 7.15)

9.6	Investments (Section 9.6)

Exhibit A
FORM OF
BORROWING SUBSIDIARY AGREEMENT
                    , 20___
U.S. Bank National Association, as Agent
Attention:
Ladies and Gentlemen:
     The undersigned, Graco Inc. (the “Company”), refers to the Credit Agreement dated as of May 23, 2011 (as thereafter amended, the “Credit Agreement”), among the Company, any Borrowing Subsidiary from time to time party thereto, the Banks as defined therein and U.S. Bank National Association, as Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Company and                      (the “Designated Borrowing Subsidiary”) make, on and as of the date hereof (except to the extent such representations and warranties are by their terms limited to an earlier date), the representations and warranties as to the Designated Borrowing Subsidiary contained in Article VII of the Credit Agreement. The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Credit Agreement shall be deemed to include the Designated Borrowing Subsidiary.
     All communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed to the Company as set forth in the Section 13.5 of the Credit Agreement.
     This instrument shall be construed in accordance with and governed by the laws of the State of Minnesota and shall be subject to the consent to jurisdiction and waiver of jury trial provisions of the Credit Agreement. Loan proceeds should be disbursed as provided in the Credit Agreement.
     Upon the execution of this Borrowing Subsidiary Agreement by the Company and the Designated Borrowing Subsidiary and acceptance hereof by the Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Article VI of the Credit Agreement.

Exh. A-1

Very Truly Yours,
GRACO INC.

By:

Title:

[DESIGNATED BORROWING SUBSIDIARY]

By:

Title:

Accepted as of the date first above written:
U.S. BANK NATIONAL ASSOCIATION, as Agent

By:

Title:

Exh. A-2

EXHIBIT B
[FORM OF COMPLIANCE CERTIFICATE]
To:
[address to each Bank]
U.S. Bank National Association, as Agent
800 Nicollet Mall
Mail Code BC-MN-H03P
Minneapolis, MN 55402
Attention:
     The undersigned hereby certifies, on behalf of Graco Inc. (the “Company”) that:
     (1)   I am the duly elected chief financial officer of the Company;
     (2)   I have reviewed the terms of the Credit Agreement dated as of May 23, 2011 (as thereafter amended, the “Credit Agreement”), among the Company, any Borrowing Subsidiary from time to time party thereto, the Banks as defined therein and U.S. Bank National Association, as Agent and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the Attachment hereto;
     (3)   The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking or proposes to take, with respect to each such condition or event are as follows:
     (4)   No subsidiary has become a Material Subsidiary and no Material Subsidiary has been acquired or formed since the date of the most recent Certificate delivered pursuant to Section 8.1(c), except as described below (or on a separate attachment to this Certificate):
     The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of                     , _______ pursuant to Section 8.1(c) of the Credit Agreement.

Exh. B-1

GRACO INC.

By:
Title:

Exh. B-2

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS OF                     ,            WHICH PERTAINS
TO THE PERIOD FROM                     ,
TO                     ,

Secured Indebtedness (Maximum amount: 5.00% of Consolidated Assets as of the time specified in Section 9.8) (Section 9.8)	$
Cash Flow Leverage Ratio (Maximum [3.25 to 1.00][3.75 to 1.00]1) (Section 9.9)
Interest Coverage Ratio (Minimum [2.50 to 1.00][3.0 to 1.00]2) (Section 9.10)		to 1.0
Consolidated Assets as of (determine date in accordance with Section 9.8):	$
Applicable Margin for Fixed LIBOR Advances:		%
Applicable Margin for Base Rate Advances:		%
Applicable Commitment Fee Rate (determine as provided in the definition thereof.):		%
Book value (net of reserves) of total assets of Subsidiaries that are not Material Subsidiaries (determined as provided in the definition of “Material Subsidiaries” in the Credit Agreement):	$

[1]	Per Section 9.9, covenant levels may vary based on permitted acquisitions. Appropriate level and permitted acquisition reference to be included.

[2]	Per Section 9.10, covenant levels may vary based on permitted acquisitions. Appropriate level and permitted acquisition reference to be included.

Exh. B-3

EXHIBIT C

FORM OF GUARANTY
(Joint and Several)
     FOR VALUE RECEIVED and in consideration of entry by the Banks (as defined in the Credit Agreement) and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) into that certain Credit Agreement, dated as of May 23, 2011 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”) among the Banks, the Agent, the Borrowing Subsidiaries (as defined in the Credit Agreement) and GRACO INC., a Minnesota corporation (hereinafter called the “Debtor”), the undersigned (the “Guarantors”) JOINTLY AND SEVERALLY hereby unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all Obligations, as defined in and determined under, the Credit Agreement, including without limitation all future advances, all obligations to reimburse the Agent for drawings under all Letters of Credit, and all of such Obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue or are not allowed or allowable under the Bankruptcy Code or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.
     As additional security for the payment of all of the Liabilities and all obligations of the Guarantors hereunder (collectively, the “Guaranty Obligations”), each Guarantor grants to the Agent for the benefit of itself and the Banks a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of such Guarantor now or hereafter maintained with, or in the possession of, the Agent. Upon the occurrence of any default hereunder (as described in the immediately preceding paragraph), the Agent may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Guarantors described above to the Guaranty Obligations; and (c) offset any other obligation of the Agent against the Guaranty Obligations; all whether or not the Guaranty Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Guarantor, such notice and demand being expressly waived.
     This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall (subject to release by the Agent, as provided in Section 13.16 of the Credit Agreement) remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full) until Termination Conditions (as defined in and determined under the Credit Agreement) exist.
     The Guarantors further agrees that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed

Exh. C-1

to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.
     The Agent and the Banks may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any other obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).
     Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.
     Until Termination Conditions exist, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.
     The Guarantors hereby expressly waive: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.
     Notwithstanding any other provision hereof, the obligation of each Guarantor on this guaranty is limited to the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors without this guaranty being held to be avoidable or unenforceable. Each Guarantor acknowledges and agrees that Obligations may be created and continued in any amount, without affecting or impairing the liability of such Guarantor hereunder, and Agent and the Banks may pay (or allow for the payment of) Obligations out of any sums received by or available to the Agent or the Banks on account of Obligations from the Debtor, the Borrowing Subsidiaries, any other Guarantor or any other

Exh. C-2

Person (except the Guarantor), from the properties of the Debtor, the Borrowing Subsidiaries, any other Guarantor or such other Persons, out of collateral security or from any other source and such payment (or allowance) shall not reduce, affect or impair the liability of such Guarantor hereunder. The liability of each Guarantor shall be a continuing liability and shall not be affected by (nor shall anything herein contained be deemed a limitation upon) the amount of credit which may be extended to the Debtor or the Borrowing Subsidiaries, the number of transactions with the Debtor or the Borrowing Subsidiaries, repayments by the Debtor, the Borrowing Subsidiaries or any other Guarantor, or the allocation by the Agent of repayments by the Debtor or the Borrowing Subsidiaries, it being the understanding of such Guarantor that, subject to the provisions of Section 13.16 of the Credit Agreement, such Guarantor’s liability shall continue hereunder until Termination Conditions (as defined in and determined under the Credit Agreement) exist. To the extent that any payment to, or realization by, the Agent or the Banks on the Guarantied Obligations exceeds the limitations of this paragraph as to any Guarantor and is subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this guaranty as limited shall in all events remain in full force and effect and be fully enforceable against each Guarantor. This paragraph is intended solely to preserve the rights of the Agent hereunder against each Guarantor and neither any Guarantor, the Debtor, any Borrowing Subsidiary, any other Guarantor of the Obligations nor any Person shall have any right, claim or defense under this paragraph that would not otherwise be available under applicable insolvency laws. “Person” shall have the meaning set forth in the Credit Agreement.
     Each Bank may from time to time without notice to the Guarantors, assign or transfer, in accordance with the terms of the Credit Agreement, its Percentage (as defined in the Credit Agreement) of any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof in accordance with the terms of the Credit Agreement, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.
     Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this Guaranty, as Agent as provided in the Credit Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).
     Each Guarantor hereby warrants to the Agent and the Banks that such Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.
     No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right

Exh. C-3

or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and (except in the case of a release required by Section 13.16 of the Credit Agreement) the Required Banks (as defined in the Credit Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Bank to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.
     This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.
     Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE

Exh. C-4

UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
(signature page follows)

Exh. C-5

     SIGNED AND DELIVERED as of __________, 2011.

GRACO OHIO INC.
By:
James A. Graner
Chief Financial Officer and Treasurer

GRACO MINNESOTA INC.
By:
James A. Graner
Chief Financial Officer and Treasurer

GRACO HOLDINGS INC.
By:
James A. Graner
Chief Financial Officer and Treasurer

Signature page to Guaranty

EXHIBIT D
MANDATORY COST
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Banks for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter), each Bank requesting an adjustment to the rate of interest borne by an Advance in an Alternative Currency (a “Requesting Bank”) shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for such Requesting Bank, in accordance with the paragraphs set out below, and notify the Agent and the Company of such rate. Each Requesting Bank will, at the request of the Company or the Agent, deliver to the Company or the Agent as the case may be, a statement setting forth, in reasonable detail, the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Bank lending from an Alternative Currency Lending Office in a Participating Member State (other than the United Kingdom) will be the percentage notified by that Bank to the Agent and the Company. This percentage will be certified by such Bank in its notice to the Agent and the Company as the cost (expressed as a percentage of such Bank’s participation in all Loans made from such Alternative Currency Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Alternative Currency Lending Office.

4.	The Additional Cost Rate for any Bank lending from an Alternative Currency Lending Office in the United Kingdom will be calculated by the Requesting Bank as follows:
(a)	in relation to any Loan in Sterling:
AB+C (B-D)+E x 0.01 per cent. per annum
100 — (A+C)
(b)	in relation to any Loan in any currency other than Sterling:
E x 0.01 percent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an

Exh. D-1

interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and, in the case of interest charged at the rate specified in Section 3.1(e) (the “Default Rate”), without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Requesting Bank on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Regulations and is calculated by the Requesting Bank and expressed in pounds per £1,000,000.
5.	For the purposes of this Exhibit:
(a)	“Alternative Currency Lending Office” for any Bank shall mean the office of such Bank designated in an administrative questionnaire delivered to the Agent or such other office or offices as such Bank shall from time to time notify the Company and the Agent.

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)	“Fees Regulations” means the FSA1Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(e)	“Participating Member State” means each such state described as such in the economic and monetary union as contemplated in the Treaty on European Union, as thereafter amended, and subsequent treaties.

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

Exh. D-2

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	The percentages or rates of charge of each Bank for the purpose of A, C and E above shall be determined by the Requesting Bank based on the assumption that such Requesting Bank’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with an Alternative Currency Lending Office in the same jurisdiction as such Bank’s Alternative Currency Lending Office.

8.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Requesting Banks on the basis of the Additional Cost Rate for each Requesting Bank based on the information provided by each Bank pursuant to paragraph 2 above.

9.	Any determination by the Requesting Bank pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a such Requesting Bank shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

10.	The Agent may from time to time, after consultation with the Company and the Banks, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exh. D-3

Exhibit E
FORM OF PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (this “Agreement”), dated as of May 23, 2011, is made and given by GRACO INC., a corporation organized under the laws of the State of Minnesota (the “Pledgor”) to U.S. BANK NATIONAL ASSOCIATION as Collateral Agent (in such capacity, and together with any successors in such capacity, the “Secured Party”) for the banks (the “Banks”) from time to time party to the Credit Agreement defined below and the noteholders (the “Noteholders” and collectively with the Banks, the “Creditors”) from time to time holding notes issued under the Note Purchase Agreements defined below.
RECITALS
     A.   Graco Inc., a Minnesota corporation (the “Borrower”), the Borrowing Subsidiaries from time to time party thereto, the Banks (as named therein from time to time) and U.S. Bank National Association, as Agent, have entered into a Credit Agreement dated as of May 23, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Banks have agreed to extend to the Borrower certain credit accommodations, including loan and letter of credit facilities.
     B.   The Borrower and the Noteholders named in the Purchaser Schedule attached thereto have entered into a Note Agreement dated as of March 11, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “March 11, 2011 Note Purchase Agreement”).
     C.   It is contemplated that the Borrower will enter into a Note Agreement with one or more affiliates of The Prudential Insurance Company of America as Noteholders named in the Purchaser Schedule attached thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Additional Note Purchase Agreement”, together with the March 2011 Note Agreement, the “Note Purchase Agreements”, and together with the Credit Agreement and the agreements, documents and instruments delivered in connection with any or all of the foregoing (as each may be amended, restated, supplemented or otherwise modified from time to time), the “Senior Indebtedness Documents”).
     D.   The Agent, the Secured Party and the Noteholders have entered into an Intercreditor and Collateral Agency Agreement dated as of May 6, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), pursuant to which the Secured Party has been appointed Collateral Agent.

     E.   The Pledgor is the owner of the stock or other ownership or membership interests (the “Pledged Interests”) described in Schedule I hereto issued by the issuers named thereon. The Pledgor may own stock or other ownership or membership interests in such issuers in excess of the percentage set forth on Schedule I, but the term “Pledged Interests” shall be limited to the percentage of stock or other ownership or membership interest listed on Schedule I, and all assets described in Sections 2(b) and (c) hereof consistent therewith.
     F.   It is a term and condition of the Senior Indebtedness Documents that Pledgor enter into this Agreement and grant the security interests and pledges provided herein.
     G.   The Pledgor finds it advantageous, desirable and in the best interests of the Pledgor to comply with the requirement that this Agreement be executed and delivered to the Secured Party.
     H.   The relative rights and priorities of the Creditors in respect of the Collateral (as defined below) are governed by the Intercreditor Agreement.
     NOW, THEREFORE, in consideration of the premises and in order to induce the Creditors to continue to extend credit accommodations to the Borrower, the Pledgor hereby agrees with the Secured Party for the benefit of the Secured Party (on behalf of the Creditors) as follows:
     Section 1.   Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated:
     “Collateral” shall have the meaning given to such term in Section 2.
     “Event of Default” shall have the meaning given to such term in the Intercreditor Agreement.

Exh. E-2

     “Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.
     “Permitted Lien” shall have the meaning given to such term in Section 4(a).
     “Pledged Interests” shall have the meaning given to such term in the Recitals.
     “Secured Obligations” shall mean all of the “Obligations” under and as defined in the Credit Agreement and all of the obligations owing to the Noteholders under the Note Purchase Agreements, including, without limitation, all of the “Obligations” under and as defined in the Intercreditor Agreement.
     “Security Interest” shall have the meaning given to such term in Section 2.
     (a)   Terms Defined in Uniform Commercial Code. All other terms used in this Agreement that are not specifically defined herein or the definitions of which are not incorporated herein by reference shall have the meaning assigned to such terms in Article 9 of the Uniform Commercial Code as adopted in the State of Minnesota.
     (b)   Singular/Plural, Etc. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Agreement unless otherwise provided.
     Section 2.   Pledge. As security for the payment and performance of all of the Secured Obligations, the Pledgor hereby pledges to the Secured Party for the benefit of the Secured Party and the Creditors and grants to the Secured Party for the benefit of the Secured Party and the Creditors a security interest (the “Security Interest”) in the following, including any securities account containing a securities entitlement with respect to the following (the “Collateral”):

Exh. E-3

     (a)   The Pledged Interests and the certificates representing the Pledged Interests, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests.
     (b)   All additional shares of stock or ownership or membership interests of any issuer of the Pledged Interests from time to time acquired by the Pledgor in any manner in exchange for, as a dividend on, as a result of stock splits or combinations or otherwise in connection with the initial Pledged Interests, and the certificates representing such additional shares of stock or ownership or membership interests, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares of stock or ownership or membership interests.
     (c)   All proceeds of any and all of the foregoing (including proceeds that constitute property of types described above).
     Section 3.   Delivery of Collateral. All certificates and instruments representing or evidencing the Pledged Interests shall be delivered to the Secured Party contemporaneously with the execution of this Agreement. All certificates and instruments representing or evidencing Collateral received by the Pledgor after the execution of this Agreement shall be delivered to the Secured Party promptly upon the Pledgor’s receipt thereof. All such certificates and instruments shall be held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party. With respect to all Pledged Interests consisting of uncertificated securities, book-entry securities or securities entitlements, the Pledgor shall either (a) execute and deliver, and cause any necessary issuers or securities intermediaries to execute and deliver, control agreements in form and substance reasonably satisfactory to the Secured Party covering such Pledged Interests, or (b) cause such Pledged Interests to be transferred into the name of the Secured Party. The Secured Party shall have the right at any time, when an Event of Default has occurred and is continuing, to cause any or all of the Collateral to be transferred of record into the name of the Secured Party or its nominee for the benefit of the Creditors (but subject to the rights of the Pledgor under Section 6) and to exchange certificates representing or evidencing Collateral for certificates of smaller or larger denominations. If the Collateral is in the possession of a bailee, the Pledgor will join with the Secured Party in notifying the bailee of the interest of the Secured Party and in obtaining from the bailee an acknowledgment that it hold the Collateral for the benefit of the Secured Party.

Exh. E-4

     Section 4.   Certain Warranties and Covenants. The Pledgor makes the following warranties and covenants:
     (a)   The Pledgor has title to the Pledged Interests and will have title to each other item of Collateral hereafter acquired, free of all Liens except the Security Interest and liens permitted by the Senior Indebtedness Documents or that arise by operation of law (“Permitted Liens”). As of the date of this Agreement, the Pledgor is unaware of the existence of any such liens arising by operation of law.
     (b)   The Pledgor has full corporate power and authority to execute this Agreement, to perform the Pledgor’s obligations hereunder and to subject the Collateral to the Security Interest created hereby.
     (c)   No financing statement covering all or any part of the Collateral is on file in any public office (except for any financing statements filed by the Secured Party or as permitted by the Intercreditor Agreement).
     (d)   The Pledged Interests have been duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable. The certificates representing the Pledged Interests are genuine.
     (e)   The Pledged Interests constitute the percentage of the issued and outstanding member interests of the respective issuers thereof indicated on Schedule I (if any such percentage is so indicated).
     Section 5.   Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Secured Party may reasonably request, in order to perfect and protect the Security Interest or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Pledgor execute and deliver such instruments or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such

Exh. E-5

item was or was not executed and delivered or action taken in a similar context or on a prior occasion).
     Section 6.   Voting Rights; Dividends; Etc.
     (a)   Subject to paragraph (d) of this Section 6, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Interests or any other stock or member interests that becomes part of the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Senior Indebtedness Documents.
     (b)   Subject to paragraph (e) of this Section 6 and Section 3 hereof, the Pledgor shall be entitled to receive, retain, and use in any manner not prohibited by the Senior Indebtedness Documents any and all interest and dividends paid in respect of the Collateral.
     (c)   The Secured Party shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6(a) hereof and to receive the dividends and interest that it is authorized to receive and retain pursuant to Section 6(b) hereof.
     (d)   Upon the occurrence and during the continuance of any Event of Default, the Secured Party shall have the right in its sole discretion, and the Pledgor shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6(a) hereof, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that the Secured Party shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until the Secured Party has given written notice to the Pledgor that any further exercise of such voting rights by the Pledgor is prohibited and that the Secured Party and/or its assigns will henceforth exercise such voting rights; and provided, further, that neither the registration of any item of Collateral in the Secured Party’s name nor the exercise of any voting rights with respect thereto shall be deemed to constitute a retention by the Secured Party of any such Collateral in satisfaction of the Secured Obligations or any part thereof.

Exh. E-6

     (e)   Upon the occurrence and during the continuance of any Event of Default following written notice from the Secured Party to the Pledgor of revocation of the Pledgor’s rights under Section 6(b) hereof (provided that no such notice shall be required in the case of an Event of Default under Section 10.1(e) or (f) of the Credit Agreement or Section 7A(viii), (ix) or (x) of the Note Purchase Agreements):
     (i)   all rights of the Pledgor to receive the dividends and interest that it would otherwise be authorized to receive and retain pursuant to Section 6(b) hereof shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to receive and hold such dividends as Collateral, and
     (ii)   all payments of interest and dividends that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(e) shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Secured Party as Collateral in the same form as so received (with any necessary endorsement).
     Section 7.   Transfers and Other Liens; Additional Member Interests.
     (a)   Except as may be permitted by the Senior Indebtedness Documents, the Pledgor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any Lien, upon or with respect to any of the Collateral other than Permitted Liens to the extent that the holder thereof shall not be seeking enforcement thereof in any way.
     (b)   The Pledgor agrees that it will (i) cause each issuer of the Pledged Interests not to issue any additional stock or member interests that would cause the percentage of all such stock or membership interest represented by the Pledged Interests to be less than such percentage as of the date of this Agreement, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or member interests or other securities of each issuer of the Pledged Interests issued to or received by the Pledgor, provided, that at no time shall the Pledged Interests be required to exceed, on a percentage basis, 65% of all outstanding stock or membership interest of any issuer.
     Section 8.   Secured Party Appointed Attorney-in-Fact. As additional security for the Secured Obligations, the Pledgor hereby irrevocably appoints the Secured Party the Pledgor’s

Exh. E-7

attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Secured Party’s good-faith discretion, to take any action and to execute any instrument that the Secured Party may reasonably believe necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of the Pledgor under Section 6 hereof), in a manner consistent with the terms hereof, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
     Section 9.   Secured Party May Perform. The Pledgor hereby authorizes the Secured Party to file financing statements with respect to the Collateral. The Pledgor irrevocably waives any right to notice of any such filing. If the Pledgor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor under Section 13 hereof.
     Section 10.   The Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect its and the Creditors’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Secured Party accords its own property of like kind. Except for the safekeeping of any Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, neither the Secured Party nor any Creditor shall have any duty, as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party or any Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral. The Secured Party will take action in the nature of exchanges, conversions, redemption, tenders and the like requested in writing by the Pledgor with respect to any of the Collateral in the Secured Party’s possession if the Secured Party in its reasonable judgment determines that such action will not impair the Security Interest or the value of the Collateral, but a failure of the Secured Party to comply with any such request shall not of itself be deemed a failure to exercise reasonable care.
     Section 11.   Remedies upon Default. If any Event of Default shall have occurred and be continuing:
     (a)   The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of

Exh. E-8

a secured party on default under Article 9   of the Uniform Commercial Code as adopted in the State of Minnesota (the “Code”) in effect at that time, and may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may reasonably believe are commercially reasonable. The Secured Party agrees to give at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made, and the Pledgor agrees that such notice shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Secured Party of its remedies hereunder, absent this waiver. The Secured Party may disclaim warranties of title and possession and the like.
     (b)   The Secured Party may notify any Person obligated on any of the Collateral that the same has been assigned or transferred to the Secured Party and that the same should be performed as requested by, or paid directly to, the Secured Party, as the case may be. The Pledgor shall join in giving such notice, if the Secured Party so requests. The Secured Party may, in the Secured Party’s name or in the Pledgor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Collateral or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any such Person.
     (c)   Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, or then or at any time thereafter be applied in whole or in part by the Secured Party against, all or any part of the Secured Obligations (including any expenses of the Secured Party payable pursuant to Section 13 hereof).
     Section 12.   Waiver of Certain Claims. The Pledgor acknowledges that because of present or future circumstances, a question may arise under the Securities Act of 1933, as from time to time amended (the “Securities Act”), with respect to any disposition of the Collateral permitted hereunder. The Pledgor understands that compliance with the Securities Act may very strictly limit the course of conduct of the Secured Party if the Secured Party were to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Secured Party in

Exh. E-9

any attempt to dispose of all or any portion of the Collateral under the applicable Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment only and not to engage in a distribution or resale thereof. The Pledgor agrees that the Secured Party shall not incur any liability, and any liability of the Pledgor for any deficiency shall not be impaired, as a result of the sale of the Collateral or any portion thereof at any such private sale in a manner that the Secured Party reasonably believes is commercially reasonable (within the meaning of Section 9-627 of the Uniform Commercial Code as adopted in the State of Minnesota). The Pledgor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Secured Party shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Pledgor further agrees that the Secured Party has no obligation to delay sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Act, applicable Blue Sky laws and other applicable state and federal securities laws, even if said issuer would agree to do so. Without limiting the generality of the foregoing, the provisions of this Section would apply if, for example, the Secured Party were to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Secured Party placed all or any portion of the Collateral privately with a purchaser or purchasers.
     Section 13.   Costs and Expenses; Indemnity. The Pledgor will pay or reimburse the Secured Party on demand for all reasonable out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Secured Party in connection with the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement, and all such costs and expenses shall be part of the Secured Obligations secured by the Security Interest. The Pledgor shall indemnify and hold the Secured Party and each Creditor harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or the Secured Party’s actions pursuant hereto, except claims, losses or liabilities resulting from the Secured Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Pledgor to indemnify and hold the Secured Party and each Creditor harmless pursuant to the preceding sentence shall be part of the Secured Obligations secured by the Security Interest. The obligations of the Pledgor under this Section shall survive any termination of this Agreement.
     Section 14.   Waivers and Amendments; Remedies. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only

Exh. E-10

explicitly in a writing signed by the Secured Party and the Pledgor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Secured Party. All rights and remedies of the Secured Party shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Secured Party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.
     Section 15.   Notices. Any notice or other communication to any party in connection with this Agreement shall be sent as provided in the Intercreditor Agreement.
     Section 16.   Pledgor Acknowledgments. The Pledgor hereby acknowledges that (a) the Pledgor has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) the Secured Party has no fiduciary relationship to the Pledgor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Pledgor and the Secured Party.
     Section 17.   Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) subject to release by the Secured Party as provided in Section 13.16 of the Credit Agreement and Section 11V of the Note Purchase Agreements, remain in full force and effect until Termination Conditions (as defined in and determined under the Credit Agreement) and conditions for termination under the Note Purchase Agreements exist, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of, and be enforceable by, the Secured Party and its successors and permitted transferees and assigns. Without limiting the generality of the foregoing clause (c), the Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Senior Indebtedness Documents to any other Person to the extent and in the manner provided in the Senior Indebtedness Documents, and may similarly transfer all or any portion of its rights under this Agreement to such Persons.
     Section 18.   Termination of Security Interest. At such time as Termination Conditions (as defined in and determined under the Credit Agreement) and conditions for termination under the Note Purchase Agreements exist, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Secured Party will return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination. Any reversion or return of the Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Pledgor and shall be without warranty by, or recourse on, the

Exh. E-11

Secured Party. As used in this Section, “Pledgor” includes any assigns of Pledgor, any Person holding a subordinate security interest in any part of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.
     Section 19.   Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA; PROVIDED, HOWEVER, THAT NO EFFECT SHALL BE GIVEN TO CONFLICT OF LAWS PRINCIPLES OF THE STATE OF MINNESOTA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF MINNESOTA. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.
     Section 20.   Consent to Jurisdiction. AT THE OPTION OF THE SECURED PARTY, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE PLEDGOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE PLEDGOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE SECURED PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 21.   Waiver of Jury Trial. EACH OF THE PLEDGOR AND THE SECURED PARTY, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Exh. E-12

     Section 22.   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart signature page to this Agreement by facsimile or by e-mail transmission shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.
     Section 23   General. All representations and warranties contained in this Agreement or in any other agreement between the Pledgor and the Secured Party shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations. The Pledgor waives notice of the acceptance of this Agreement by the Secured Party. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.
     Section 24.   Collateral Agent. U.S. Bank National Association, in its capacity as Secured Party, has been appointed collateral agent for the Creditors hereunder pursuant to the Intercreditor Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Secured Party hereunder is subject to the terms of the delegation of authority made by the Creditors to the Secured Party pursuant to the Intercreditor Agreement, and that the Secured Party has agreed to act (and any successor Secured Party shall act) as such hereunder only on the express conditions contained in such Section 2. Any successor Secured Party appointed pursuant to the Intercreditor Agreement shall be entitled to all the rights, interests and benefits of the Secured Party hereunder. For the avoidance of doubt, each Pledgor hereby acknowledges and agrees that it is not a third-party beneficiary of, nor has any rights under, the Intercreditor Agreement. If the Secured Party or any Creditor shall violate the terms of the Intercreditor Agreement, each Pledgor agrees, by its execution and delivery hereof, that it shall not use such violation as a defense to any enforcement by any such party against such Pledgor nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party. No such violation shall limit or impair the rights of the Secured Party or any Creditor hereunder.
(signature page follows)

Exh. E-13

     IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
PLEDGOR:

GRACO INC.
By:
James A. Graner
Chief Financial Officer and Treasurer

Address for Pledgor:
88 11th Avenue N.E.
Minneapolis, MN 55413
Attention: Timothy Stoffel, Corporate Tax Director
Telephone: (612) 623-___
Fax: (612) __-____
and
Attention: Karen Gallivan
Telephone: (612) 623-6604
Fax: (612) 623-6944
Accepted:
U.S. BANK NATIONAL ASSOCIATION,
Secured Party

By:
Title:

Address for Secured Party:
800 Nicollet Mall
Mail Code BC-MN-H03P
Minneapolis, MN 55402
Fax Number: (612) 303-2265
Signature page to Pledge Agreement

SCHEDULE I
TO
PLEDGE AGREEMENT
GRACO INC.
PLEDGED INTERESTS

Issuer:	Graco K.K.

Jurisdiction of Organization:	Japan

Type of Interest:	Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	2B-001 through 2B-009; 3A-001 through
3A-008; 4A-001 through 4A-0034

Number of Units/Shares:	429,000

Issuer:	Graco Korea Inc.

Jurisdiction of Organization:	Korea

Type of Interest:	Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	10,000-1 through 10,000-8; 1000-01; 100-1
through 100-5

Number of Units/Shares:	81,500

Issuer:	Graco N.V.

Jurisdiction of Organization:	Belgium

Type of Interest:	Uncertificated Common Stock

Percentage Ownership:	65.00%

Certificate No(s).:	N/A

Number of Units/Shares:	655,301

EXHIBIT F
Form of General Counsel’s Opinion
May 23, 2011
     To: The Agent and Banks party on the date hereof to the Credit Agreement described below
Ladies and Gentlemen:
     I am General Counsel of Graco Inc., a Minnesota corporation (the “Company” and, together with each of its Domestic Subsidiaries who are Guarantors, collectively the “Loan Parties” and individually, a “Loan Party”). I am delivering to you this opinion letter upon which you may rely in connection with the Credit Agreement, dated as of the date hereof, among the Company, the Borrowing Subsidiaries, as defined therein, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”), the other Loan Documents described therein which are being entered into by any of the Loan Parties concurrently therewith (together with the Credit Agreement, the “Loan Documents”), and the transactions contemplated thereby. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement.
     I, as General Counsel for the Company, have made or caused to be made such factual inquiries, and have examined or caused to be examined such questions of law, as I have considered necessary or appropriate for purposes of this opinion letter. In connection with such examination, I have reviewed originals or facsimile or electronic copies of the following documents, each, to the extent applicable, dated as of the date hereof:
     (i)   the Credit Agreement;
     (ii)   the Notes;
     (iii)   the Guaranty;
     (iv)   the Pledge Agreement;
     (v)   the Intercreditor Agreement; and
     (vi)   the Fee Letters.
The documents referred to in clauses (i)   through (vi) above are hereinafter collectively called the “Loan Documents” and individually called a “Loan Document”.
     Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, I advise you that, in my opinion:
     (1) Each of the Company, Graco Minnesota Inc. and Graco Holdings Inc. (together with Graco Minnesota Inc., the “Minnesota Guarantors”) is a corporation validly existing and in

Exh. F-1

good standing under the laws of the State of Minnesota. Each of the other Loan Parties is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.
     (2)   Each of the Company and each of the Minnesota Guarantors has full corporate power and authority to own and operate its properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Loan Documents to which it is a party.
     (3)   The execution and delivery by each of the Company and each of the Minnesota Guarantors of each of the Loan Documents to which it is a party, the performance by each of the Company and each of the Minnesota Guarantors of its obligations thereunder, and, in the case of the Company, the borrowing by it under the Credit Agreement, have been duly authorized by all necessary corporate action on the part of such Loan Party, and the Loan Documents to which either the Company or a Minnesota Guarantor is a party have been duly executed and delivered on behalf of such Loan Party.
     (4)   There is no provision in any Loan Party’s Organizational Documents, or in any material indenture, mortgage, contract or agreement to which any Loan Party is a party or by which it or its properties may be bound and of which I have Actual Knowledge, or in any writ, order or decision of any court or governmental instrumentality binding on any Loan Party and of which I have Actual Knowledge, which would be contravened by the execution and delivery by such Loan Party of the Loan Documents to which it is a party, nor do any of the foregoing prohibit such Loan Party’s performance of any obligation of such Loan Party contained therein. There is no provision in any statute, rule or regulation of the United States of America or the State of Minnesota applicable to any Loan Party which would be contravened by the execution and delivery by such Loan Party of the Loan Documents to which it is a party, nor do any of the foregoing prohibit such Loan Party’s performance of any obligation of such Loan Party contained therein.
     (5)   To my Actual Knowledge, except as described in Schedule 7.6 to the Credit Agreement, there are no actions, suits or proceedings pending or threatened against any Loan Party before any court or arbitrator or by or before any administrative agency which are reasonably likely to constitute an Adverse Event.
     (6)   The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).
ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS
     In rendering the foregoing opinions, I wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:
A.	I have relied solely on certificates of public officials as to the opinions set forth in paragraph (1) above regarding valid existence and good standing, and such opinions are given as of the respective dates of such certificates. As to certain relevant facts, I have relied on representations made by the Loan Parties in the

Exh. F-2

Loan Documents, the assumptions set forth below, and certificates of officers of the Loan Parties reasonably believed by me to be appropriate sources of information, as to the accuracy of factual matters, in each case without independent verification thereof or other investigation; provided, however, that I have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For purposes hereof, the term “Actual Knowledge” means the conscious awareness by me at the time this opinion letter is delivered of facts or other information without any other investigation.

B.	This opinion letter is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

C.	I have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of any Loan Party have sufficient legal capacity to enter into and perform the transaction or to carry out their role in it; (ii) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Loan Documents; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible; (v) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not at issue unless a reported decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vi) documents reviewed by me (including the Loan Documents) would be enforced as written and would be interpreted in accordance with the laws of the State of Minnesota; (vii) each Loan Party will obtain all permits and governmental approvals required in the future, and will make all filings and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Loan Documents or performance of the Loan Documents; (viii) no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreement or court order; and (ix) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

D.	The opinions expressed above are limited to the specific issues addressed and to laws existing on the date hereof. By rendering my opinions, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

Exh. F-3

E.	I express no opinions as to the effect of any document or instrument that is not itself a Loan Document, notwithstanding any provision in a Loan Document requiring that any Loan Party perform or cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, or otherwise incorporating by reference, such document or instrument.

F.	In rendering the opinions expressed herein, I have only considered the applicability of statutes, rules and regulations that a lawyer in the State of Minnesota exercising customary professional diligence would reasonably recognize as being directly applicable to the Loan Parties, the transaction or both.

G.	The opinions expressed above do not address any of the following legal issues: (i) securities laws and regulations, the rules and regulations of securities exchanges, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) except as provided in paragraph (6) above, Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations (e.g., ERISA); (iv) antitrust and unfair competition laws and regulations; (v) laws and regulations concerning filing and notice requirements(e.g., the Hart-Scott-Rodino Antitrust Improvements Act, as amended), other than requirements applicable to charter-related documents such as certificates of merger; (vi) laws, regulations, directives and executive orders restricting transactions with, or freezing or otherwise controlling assets of, designated foreign persons or governing investments by foreign persons in the United States (e.g., the Trading with the Enemy Act, as amended, regulations of the Office of Foreign Asset Control of the United States Treasury Department, and the Foreign Investment and National Security Act of 2007); (vii) compliance with fiduciary duty and conflict of interest requirements; (viii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (ix) fraudulent transfer and fraudulent conveyance laws; (x) environmental laws and regulations; (xi) land use and subdivision laws and regulations; (xii) tax laws and regulations; (xiii) intellectual property laws and regulations; (xiv) racketeering laws and regulations (e.g., RICO); (xv) health and safety laws and regulations (e.g., OSHA); (xvi) labor laws and regulations; (xvii) laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and (xviii) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).
     This opinion letter may not be used or relied upon without my prior written consent (i) by any Person who is not an addressee, except for Persons that become Banks or the Agent under the Credit Agreement after the date hereof pursuant to the Credit Agreement (which Persons may rely on this opinion letter to the same extent as the addressees hereof as if this opinion letter were

Exh. F-4

addressed and had been delivered to them on the date of this opinion letter, on the condition and understanding that I assume no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than the addressees), or (ii) for any purpose whatsoever other than the transactions contemplated by the Loan Documents.
Very truly yours,
Karen P. Gallivan
Vice President, General Counsel and Secretary

Exh. F-5

EXHIBIT F
Form of Special Counsel’s Opinion
May 23, 2011
To: The Agent and Banks party on the date
hereof to the Credit Agreement described below
Ladies and Gentlemen:
     We have acted as special counsel for Graco Inc., a Minnesota corporation (the “Company” and together, with its Domestic Subsidiaries who are Guarantors, collectively, the “Loan Parties” and individually, a “Loan Party”), and we are delivering to you this opinion letter upon which you may rely, in connection with the Credit Agreement, dated as of the date hereof, among the Company, the Borrowing Subsidiaries, as defined therein, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”), the other Loan Documents described therein which are being entered into by any of the Loan Parties concurrently therewith (together with the Credit Agreement, the “Loan Documents”), and the transactions contemplated thereby. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement.
     In so acting, we, as special counsel for the Company, have made such factual inquiries, and have examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter. In connection with such examination, we have reviewed originals or facsimile or electronic copies of the following documents, each, to the extent applicable, dated as of the date hereof:
     (i)   the Credit Agreement;
     (ii)   the Notes;
     (iii)   the Guaranty;
     (iv)   the Pledge Agreement;
     (v)   the Intercreditor Agreement; and
     (vi)   the Fee Letters.
The documents referred to in clauses (i) through (vi) above are hereinafter collectively called the “Loan Documents” and individually called a “Loan Document”.
     Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, advise you that, in our opinion:

Exh. F-1

     (1)   Each of the Loan Documents to which any of the Loan Parties is a party constitutes a valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.
     (2)   Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the performance by such Loan Party of any obligation of such Loan Party contained therein, nor, in the case of the Company, the borrowing by it under the Credit Agreement, requires such Loan Party to obtain the consent or approval of the government of the United States of America or the State of Minnesota or any department, commission or agency thereof or make any filings under any statute, rule or regulation of the United States of America or the State of Minnesota applicable to such Loan Party except for consents which have been obtained or filings which have been made.
     (3)   The Company is not an “investment company” or, to our Actual Knowledge, a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS
     In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:
A.	As to certain relevant facts, we have relied on representations made by the Loan Parties in the Loan Documents, the assumptions set forth below, and certificates of officers of the Loan Parties reasonably believed by us to be appropriate sources of information, as to the accuracy of factual matters, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For purposes hereof, the term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Company in connection with this matter, and the term “Actual Knowledge” means the conscious awareness by such Primary Lawyers at the time this opinion letter is delivered of facts or other information without any other investigation.

B.	This opinion letter is limited to the laws of the State of Minnesota and the federal laws of the United States of America. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Loan Documents. Without limiting the generality of the foregoing, we do not opine with respect to any foreign law which may govern the collateral subject to the Pledge Agreement, or as to the applicability of any such law.

C.	We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of any Loan Party have sufficient legal capacity to enter into and perform the transaction or to carry out their role in

Exh. F-2

it; (ii) the Company holds the requisite title and rights to the collateral subject to the Pledge Agreement, each party to a Loan Document (other than the Loan Parties) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Loan Document enforceable against it; each party to a Loan Document (other than the Loan Parties) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements, including without limitation, to the extent applicable, the provisions of Minnesota Statute Section 290.371) as such status relates to its rights to enforce such Loan Document against the Loan Parties; (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) the conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability; (viii) the Agent, the Banks and any representative acting for any of them in connection with the Loan Documents have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as a part of, any of the Loan Documents; (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Loan Documents; (x) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible; (xi) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not at issue unless a reported decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (xii) documents reviewed by us (other than the Loan Documents) would be enforced as written and would be interpreted in accordance with the laws of the State of Minnesota; (xiii) each Loan Party will obtain all permits and governmental approvals required in the future, and will make all filings and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Loan Documents or performance of the Loan Documents; (xiv) no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreement or court order; and (xv) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

D.	In rendering the opinions set forth herein, we have also assumed, without investigation, that (i) the Loan Parties are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii)

Exh. F-3

each of the Loan Parties has the power and authority to execute, deliver and perform the Loan Documents to which such Loan Party is a party and to consummate the transactions contemplated by such Loan Documents; (iii) the Loan Documents to which any of the Loan Parties is a party have been duly authorized, executed and delivered by such Loan Party; and (iv) except to the extent expressly opined to under paragraph (2) above, the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which such Loan Party is a party and the consummation by each of the Loan Parties of the transactions contemplated by the Loan Documents to which such Loan Party is a party did not and will not (A) violate or conflict with or require any consent under any statute, rule or regulation or any judgment, order, writ, injunction or decree of any court or governmental authority, or (B) violate or result in a breach of or constitute a default or require any consent under any Organizational Documents of such Loan Party or any other agreement, contract, instrument or obligation to which such Loan Party is a party or by which such Loan Party or any of its assets is bound. We note that you have, to the extent you deemed advisable, received opinions with respect to certain of the foregoing matters from Karen P. Gallivan, Vice President, General Counsel and Secretary of the Company.

E.	The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in facts, which may occur after the date hereof.

F.	The opinion expressed in paragraph (3) above (i) is limited by the effect of bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and by general principles of equity, and (ii) is subject to the qualification that certain provisions of the Pledge Agreement may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity as against the Company of the Pledge Agreement as a whole and the Pledge Agreement contains provisions generally considered adequate for the practical realization in respect of the Company of the principal benefits provided thereby, subject to the other assumptions, qualifications and exceptions contained in this opinion letter. Without limiting the generality of the foregoing, we have assumed that each of the Agent and the Banks will exercise its rights and remedies under the Loan Documents in good faith and under circumstances and in a manner which are commercially reasonable.

G.	Without limiting any other qualifications set forth herein, the opinion expressed in paragraph (1) above is subject to the effect of generally applicable laws (including without limitation common law) that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of a contract that purport to require waiver

Exh. F-4

of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (viii) may require mitigation of damages; (ix) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (x) relate to the sale or disposition of collateral subject to the Pledge Agreement or the requirements of a commercially reasonable sale; (xi) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation), or (xii) may limit the enforceability of provisions restricting competition, the solicitation of customers or employees, the use or disclosure of information or other activities in restraint of trade.

H.	We express no opinion as to the enforceability or effect in the Loan Documents of (i) any provision that provides for the payment of premiums upon mandatory prepayment or acceleration, or of liquidated damages (whether or not denominated as such); (ii) any “usury savings” provision; (iii) any provision that authorizes one party to act as attorney-in-fact for another party; (iv) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements which would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction or any provision otherwise affecting the jurisdiction or venue of courts; (v) any waiver of, or agreement or consent that has the effect of waiving, legal or equitable defenses, rights to damages, rights to counterclaim or set off, the application of statutes of limitations, rights to notice, or the benefits of any other constitutional, statutory or regulatory rights (unless and to the extent the constitution, statute or regulation explicitly allows waiver); any provision that provides that any Person purchasing a participation from a Bank may exercise set-off or similar rights with respect to such participation, or that any Person other than a Bank, including any affiliate of a Bank, may exercise set-off or similar rights with respect to the Obligations due to such Bank, or that the Agent or any Bank may exercise set-off or similar rights other than in accordance with

Exh. F-5

applicable law; or (vii) any provision that purports to impose increased interest rates or late payment charges upon overdraft, delinquency in payment or default, or to provide for the compounding of interest or the payment of interest on interest.

I.	We express no opinions as to the enforceability or effect of any document or instrument that is not itself a Loan Document, notwithstanding any provision in a Loan Document requiring that the Loan Parties perform or cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, or otherwise incorporating by reference, such document or instrument.

J.	With respect to our opinion in paragraph (1) above, we hereby advise you that (i) in the absence of an effective waiver or consent, a guarantor may be discharged from its guaranty to the extent the guaranteed obligations are modified or other action or inaction by a creditor increases the scope of the guarantor’s risk or otherwise detrimentally affects the guarantor’s interests (such as by impairing the value of collateral securing the guaranteed obligations, negligently administering the guaranteed obligations, or releasing the borrower or a co-guarantor of the guaranteed obligations); and (ii) a guarantor may have the right to revoke a guaranty with respect to obligations incurred after the revocation, notwithstanding the absence of an express right of revocation in the guaranty.

K.	In rendering the opinions expressed herein, we have only considered the applicability of statutes, rules and regulations that a lawyer in the relevant jurisdiction exercising customary professional diligence would reasonably recognize as being directly applicable to the Loan Parties, the transaction or both.

L.	The opinions expressed above do not address any of the following legal issues: (i) securities laws and regulations, the rules and regulations of securities exchanges, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations (e.g., ERISA); (iv) antitrust and unfair competition laws and regulations; (v) laws and regulations concerning filing and notice requirements (e.g.¸ the Hart-Scott-Rodino Antitrust Improvements Act, as amended) other than requirements applicable to charter-related documents such as certificates of merger; (vi) laws, regulations, directives and executive orders restricting transactions with, or freezing or otherwise controlling assets of, designated foreign persons or governing investments by foreign persons in the United States (e.g., the Trading with the Enemy Act, as amended, regulations of the Office of Foreign Asset Control of the United States Treasury Department, and the Foreign Investment and National Security Act of 2007); (vii) compliance with fiduciary duty and conflict of interest requirements; (viii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the

Exh. F-6

foregoing; (ix) fraudulent transfer and fraudulent conveyance laws; (x) environmental laws and regulations; (xi) land use and subdivision laws and regulations; (xii) tax laws and regulations; (xiii) intellectual property laws and regulations; (xiv) racketeering laws and regulations (e.g., RICO); (xv) health and safety laws and regulations (e.g., OSHA); (xvi) labor laws and regulations; (xvii) laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and (xviii) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

M.	We express no opinion as to the attachment, perfection or relative priority of any security interest created by the Pledge Agreement.
     This opinion letter may not be used or relied upon without our prior written consent (i) by any Person who is not an addressee, except for Persons that become Banks or the Agent under the Credit Agreement after the date hereof pursuant to the Credit Agreement (which Persons may rely on this opinion letter to the same extent as the addressees hereof as if this opinion letter were addressed and had been delivered to them on the date of this opinion letter, on the condition and understanding that we assume no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than the addressees), or (ii) for any purpose whatsoever other than the transactions contemplated by the Loan Documents.
Very truly yours,
FAEGRE & BENSON LLP

Exh. F-7

Exhibit G
Form of Assignment Agreement
     ASSIGNMENT AGREEMENT, dated as of           , 20_, among [      ] (the “Transferor Bank”), [    ] (the “Purchasing Bank”), Graco Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, as Agent for the Banks under the Credit Agreement described below (in such capacity, the “Agent”).
WITNESSETH
     WHEREAS, this Assignment Agreement is being executed and delivered in accordance with Section 13.3 of the Credit Agreement, dated as of May 23, 2011, among the Company, the Borrowing Subsidiaries from time to time party thereto, the Transferor Bank and the other Banks party thereto and the Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement” terms defined therein being used herein as therein defined);
     WHEREAS, the Purchasing Bank wishes to become a Bank party to the Credit Agreement; and
     WHEREAS, the Transferor Bank is selling and assigning to the Purchasing Bank rights, obligations and commitments under the Credit Agreement;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1.   Upon the execution and delivery of this Assignment Agreement by the Purchasing Bank, the Transferor Bank, the Agent and the Company, the Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.
     2.   Effective on [    ] (the “Effective Date”), the Transferor Bank hereby sells and assigns to the Purchasing Bank      % (the “Assigned Percentage”) of its Commitment and of the principal balance of its Loans outstanding under the Credit Agreement. Together with the Assigned Percentage, the Transferor Bank hereby assigns to the Purchasing Bank the Transferor Bank’s interest as a Bank in the Loan Documents (the Assigned Percentage and such interest in the Loan Documents being hereinafter referred to as the “Assigned Interest”). The Purchasing Bank hereby assumes the Assigned Interest and the Transferor Bank’s related obligations under the Loan Documents, including without limitation the Transferor Bank’s participation in Letters of Credit and all obligations of the Transferor Bank to fund, refund or purchase participations in Revolving Loans and Swing Line Loans to the extent provided in the Credit Agreement.
     3.   On the Effective Date, the Purchasing Bank shall pay to the Transferor Bank a purchase price (the “Purchase Price”) equal to the outstanding principal amount of the Loans included in the Assigned Interest as of the day preceding the Effective Date. The Transferor Bank acknowledges receipt from the Purchasing Bank of an amount equal to the Purchase Price.
     4.   All interest and Commitment Fees and Letter of Credit Fees accrued on the Assigned Interest for the billing period in which the Effective Date falls shall be paid to the

Exh. G-1

Agent as provided in the Credit Agreement, and distributed by the Agent (a) with respect to amounts accrued before the Effective Date, to the Transferor Bank and (b) with respect to amounts accrued on or after the Effective Date, to the Purchasing Bank. The Transferor Bank has made arrangements with the Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to the Purchasing Bank of other fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.
     5.   Subject to the provisions of paragraph 4 above, from and after the Effective Date, principal, interest, fees and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to the Credit Agreement and the other Loan Documents in respect of the Assigned Interest shall, instead, be payable to or for the account of the Purchasing Bank pursuant to the Credit Agreement. Each time the Banks are asked, from and after the Effective Date, to make Loans or otherwise extend credit under the Loan Documents, the Agent shall advise the Purchasing Bank, as provided in the Credit Agreement, of the request, and the Purchasing Bank shall be solely responsible for making a Loan or otherwise extending credit in accordance with its Assigned Interest.
     6.   Concurrently with the execution and delivery hereof, (i) as and to the extent provided in the Credit Agreement, the Agent shall prepare and distribute to the Company and the Banks a revised schedule of the Commitments, Loans and Percentages of each Bank, after giving effect to the assignment of the Assigned Interest, and (iii) the Transferor Bank shall pay to the Agent a processing and recordation fee of $3,500.
     7.   The Transferor Bank (a) represents and warrants to the Purchasing Bank that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) represents and warrants to the Purchasing Bank that the copies of the Loan Documents and the related agreements, certificates, opinion and letters previously delivered to the Purchasing Bank are true and correct copies of the Loan Documents and related agreements, certificates, opinion and letters executed by and/or delivered in connection with the closing of the credit facility contemplated by the Credit Agreement; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, or the performance or observance by the Company or any other Person of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.
     8.   The Purchasing Bank (a) confirms to the Transferor Bank and the Agent that it has received a copy of the Loan Documents together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) acknowledges that it has, independently and without reliance upon the Transferor Bank, the Agent or any Bank and instead in reliance upon its own review of such documents and information as the Purchasing Bank deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Transferor Bank, the Agent or any Bank, and based on such documents and information

Exh. G-2

as the Purchasing Bank shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under the Loan Documents; (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by the Purchasing Bank as a Bank under the Credit Agreement, including, without limitation, the provisions of Section 13.15 of the Credit Agreement relating to confidentiality of information; and (d) represents and warrants to the Company and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to the Credit Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it under the Credit Agreement is effectively connected with a trade or business in the United States, and it has complied with the provisions of Section 13.3(e) of the Credit Agreement. The Purchasing Bank agrees that it shall be subject to the terms of the Intercreditor Agreement.
     9.   The Transferor Bank and the Purchasing Bank each individually represents and warrants that (a) it is validly existing and in good standing and has all requisite power to enter into this Agreement and to carry out the provisions hereof and has duly authorized the execution and delivery of this Agreement; (b) the execution and delivery of this Agreement and the performance of the obligations hereunder do not violate any provision of law, any order, rule or regulation of any court or governmental agency or its charter, articles of incorporation or bylaws or constitute a default under any agreement or other instrument to which it is a party or by which it is bound; and (c) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
     10.   Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.
     11.   The address for notices to the Purchasing Bank as well as administrative information with respect to the Purchasing Bank is as set out below:
     THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

Exh. G-3

[     ],
Transferor Bank

By:
Name:
Title:
[     ],
Purchasing Bank

By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:
CONSENTED AND ACKNOWLEDGED
GRACO INC.

By:
Name:
Title:
Information on Purchasing Bank:
Address:
[     ],
Attention: [     ]
Fax: [     ]

Exh. G-4

Exhibit H
Form of Intercreditor Agreement
Attached.

Exh. H-1

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT
          This Intercreditor and Collateral Agency Agreement (this “Agreement”), dated as of May 23, 2011, is entered into by and among U.S. Bank National Association, as the administrative agent under the below-defined Bank Credit Agreement (the “Bank Agent”), U.S. Bank National Association, as the collateral agent appointed pursuant to the terms and conditions hereof (the “Collateral Agent”), and The Prudential Insurance Company of America, Gibraltar Life Insurance Co., Ltd., The Prudential Life Insurance Company, Ltd., Forethought Life Insurance Company, RGA Reinsurance Company, MTL Insurance Company and Zurich American Insurance Company (each, together with its successors and permitted assigns, and any other holder of any Senior Notes, a “Noteholder”, and collectively the “Noteholders”).
WITNESSETH:
          WHEREAS, Graco Inc. (the “Company”), the institutions from time to time party thereto as lenders (the “Banks”), and the Bank Agent are parties to a Credit Agreement dated as of May 23, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Bank Credit Agreement”);
          WHEREAS, the Company and the Noteholders named in the Purchaser Schedule attached thereto are party to that certain Note Agreement, dated as of March 11, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “March 11, 2011 Note Purchase Agreement”), pursuant to which the Company has issued or expects to issue its 4.00% Series A Senior Notes due March 11, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series A Notes”), 5.01% Series B Senior Notes due March 11, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”), 4.88% Series C Senior Notes due January 26, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series C Notes”) and 5.35% Series D Senior Notes due July 26, 2026 (as the case may be amended, restated, supplemented or otherwise modified form time to time, the “Series D Notes”); and
          WHEREAS, it is contemplated that the Company will enter into a Note Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Additional Note Purchase Agreement”; and, together with the March 2011 Note Agreement, the “Note Purchase Agreements”) with one or more affiliates of The Prudential Insurance Company of America under which the Company will issue one or more additional series of its senior notes (each as amended, restated, supplemented or otherwise modified from time to time, the “Additional Senior Notes” and, together with the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes, collectively, the “Senior Notes”) in the aggregate principal amount of $75,000,000 (the Senior Notes, together with the Bank Credit Agreement, the Note Purchase Agreements and the agreements, documents and instruments delivered in connection with any or all of the foregoing (as each may be amended, restated, supplemented or otherwise modified from time to time), the “Senior Indebtedness Documents”);

Exh. H-2

          WHEREAS, the Banks and the Noteholders (together with the Bank Agent, the “Creditors”) have provided the Company with various loans, extensions of credit and financial accommodations under the Senior Indebtedness Documents (collectively, the “Senior Indebtedness”);
          WHEREAS, in order to make and continue making and extending such loans, extensions of credit and financial accommodations, the Creditors have required that the Company and certain of its subsidiaries (collectively, the “Grantors”) guaranty and/or secure the Obligations (as hereafter defined);
          WHEREAS, the Creditors wish to appoint the Collateral Agent to hold all security interests and liens granted by the Grantors in respect of the Obligations; and
          WHEREAS, the Creditors wish to agree upon certain matters in respect of the Senior Indebtedness, including, without limitation, payment priorities and the application of Collateral (as defined below) proceeds;
          NOW, THEREFORE, for the above reasons, in consideration of the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Definitions.
          For the purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below. Any plural term that is used herein in the singular shall be taken to mean each entity or item of the defined class and any singular term that is used herein in the plural shall be taken to mean all of the entities or items of the defined class, collectively.
          “Affiliate” of any Person shall mean any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.
          “Collateral” shall mean all property and assets, and interests in property and assets, upon or in which the Grantors have granted a lien or security interest to the Collateral Agent to secure all or any part of the Obligations.
          “Collateral Agent Expenses” shall mean, without limitation, all costs and expenses incurred by the Collateral Agent in connection with the performance of its duties under this Agreement, including the realization upon or protection of the Collateral or enforcing or defending any lien upon or security interest in the Collateral or any other action taken in accordance with the provisions of this Agreement, expenses incurred for legal counsel (including reasonable allocated costs of staff counsel) in connection with the foregoing, and any other costs, expenses or liabilities incurred by the Collateral Agent for which the Collateral Agent is entitled to be reimbursed or indemnified by any Grantor pursuant to this Agreement or any Collateral Document or by the Creditors pursuant to this Agreement.

Exh. H-3

          “Collateral Documents” shall mean all agreements, documents and instruments (including, without limitation, all pledge agreements, security agreements, mortgages, collateral assignments, financing statements, and other perfection documents) entered into, delivered or authorized from time to time by any Grantor in favor of the Collateral Agent in respect of the Obligations or otherwise entered into, delivered or authorized from time to time by a Grantor to secure all or any part of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.
          “Enforcement” shall mean:
          (a)   for the Bank Agent or any Bank to make demand for payment of or accelerate the time for payment prior to the scheduled payment date of any loan, extension of credit or other financial accommodation under the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith or to call for funding of cash collateral for any Letter of Credit prior to being presented with a draft drawn thereunder (or in the event the draft is a time draft, prior to its due date), in each case on account of an “Event of Default” under and as defined in the Bank Credit Agreement;
          (b)   for any Noteholder to make demand for payment of or accelerate the time for payment prior to the scheduled payment date of any loan, extension of credit or other financial accommodation under either Note Purchase Agreement, the Senior Notes, or the agreements, documents and instruments delivered in connection therewith;
          (c)   for the Bank Agent or any Bank to terminate its commitment to extend loans or other financial accommodations, including issuances of Letters of Credit, to the Company or any other Grantor prior to the final scheduled payment date for all Obligations thereunder or prior to the scheduled termination date for such commitment (as such scheduled termination date is in effect on the date hereof or, if later, such date to which any such scheduled termination date may hereafter be extended) , in each case on account of an “Event of Default” under and as defined in the Bank Credit Agreement;
          (d)   for the Bank Agent or any Bank to commence judicial enforcement of any rights or remedies under or with respect to the Obligations, the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith, or to set off against any balances held by the Bank Agent or such Bank for the account of any Grantor or any other property at any time held or owing by the Bank Agent or such Bank to or for the credit or account of any Grantor;
          (e)   for any Noteholder to commence judicial enforcement of any rights or remedies under or with respect to the Obligations, either Note Purchase Agreement, the Senior Notes, or any agreement, document or instrument delivered in connection therewith, or, if applicable, to set off against or appropriate any balances held by such Noteholder for the account of any Grantor or any other property at any time held or owing by such Noteholder to or for the credit or account of any Grantor;
          (f)   for the Collateral Agent to commence the judicial enforcement of any rights or remedies under any Collateral Document (other than an action solely for the purpose of

Exh. H-4

establishing or defending the lien or security interest intended to be created by any Collateral Document upon or in any Collateral as against or from claims of third parties on or in such Collateral), to setoff against any balances held by it for the account of any Grantor or any other property at any time held or owing by it to or for the credit or for the account of any Grantor or to otherwise take any action to realize upon the Collateral (provided, however, that “Enforcement” shall not include the Bank Agent’s charging of the Borrower’s deposit account for non-accelerated amounts due in the ordinary course pursuant to the Credit Agreement); or
          (g)   the commencement by, against or with respect to any Grantor of any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law or for the appointment of a receiver for any Grantor or its assets.
          “Event of Default” shall mean (i) an “Event of Default” under and as defined in the Bank Credit Agreement, (ii) an “Event of Default” under and as defined in either Note Purchase Agreement or the Senior Notes, or (iii) any event, occurrence or action (or any failure to take any of the foregoing) that permits or automatically results in the acceleration of the repayment of any amount of Obligations under a Senior Indebtedness Document.
          “Insolvent Entity” shall mean any entity that has (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “L/C Interests” shall mean, with respect to any Bank, such Bank’s direct or participation interests in all unpaid reimbursement obligations with respect to Letters of Credit, and such Bank’s direct obligations or risk participations with respect to undrawn amounts of all outstanding Letters of Credit; provided, that the undrawn amounts of outstanding Letters of Credit shall be considered to have been reduced to the extent of any amount on deposit with the Collateral Agent at any time as provided in Section 5(b) hereof.
          “Letters of Credit” shall mean all letters of credit issued under the Bank Credit Agreement.
          “Obligation Share” shall mean, with respect to any Creditor at any time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owing to such Creditor at such time, and the denominator of which is the aggregate amount of all Obligations owing to all of the Creditors at such time.
          “Obligations” shall mean each and every monetary obligation owed by a Grantor to the Creditors and the Collateral Agent under the Senior Indebtedness Documents, including, without limitation, (1) the outstanding principal amount of, accrued and unpaid interest on, and any unpaid Yield-Maintenance Amount or other breakage or prepayment indemnification due

Exh. H-5

with respect to Senior Indebtedness, (2) any unpaid reimbursement obligations with respect to any Letters of Credit, (3) any undrawn amounts of any outstanding Letters of Credit, and (4) any other unpaid amounts including amounts in respect of hedging obligations, foreign exchange obligations and treasury and cash management obligations permitted under the Senior Indebtedness Documents, and fees, expenses, indemnifications, and reimbursements due from the Grantors under any of the Senior Indebtedness Documents; provided that the undrawn amounts of any outstanding Letters of Credit shall be considered to have been reduced to the extent of any amount on deposit with the Collateral Agent at any time as provided in Section 5(b) hereof. The term “Obligations” shall include all of the foregoing indebtedness, liabilities and obligations whether or not allowed as a claim in any bankruptcy, insolvency, receivership or similar proceeding.
          “Person” shall mean any individual, corporation, partnership, limited liability company, trust or other entity.
          “Principal Exposure” shall mean, with respect to any Creditor at any time, (i) if such Creditor is a Bank, the aggregate amount of such Bank’s commitments to extend revolving credit (including letters of credit) under the Bank Credit Agreement plus, to the extent any term loans have been extended, the principal amount of such term loans, or, if the Banks shall then have terminated their commitments to extend credit under the Bank Credit Agreement, the sum of (x) the outstanding principal amount of all of such Bank’s loans under the Bank Credit Agreement and (y) the outstanding face amount and/or principal amount of such Bank’s L/C Interests at such time, and (ii) if such Creditor is a Noteholder, the outstanding principal amount of such Creditor’s Senior Notes at such time.
          “Pro Rata Share” shall mean, with respect to any Creditor at any time, a fraction, expressed as a percentage, the numerator of which is the amount of such Creditor’s Principal Exposure at such time, and the denominator of which is the aggregate amount of Principal Exposure of all of the Creditors of the same class (i.e. Banks or Noteholders, as applicable) at such time.
          “Pro Rata Expenses Share” shall mean, with respect to any Creditor at any time, a fraction, expressed as a percentage, the numerator of which is the amount of such Creditor’s Principal Exposure at such time, and the denominator of which is the aggregate amount of Principal Exposure of all Creditors at such time.
          “Qualified Creditor” shall mean any Creditor which is not an Affiliate of any Grantor.
          “Required Creditors” shall mean, at any time, (i) Banks whose Pro Rata Shares represent greater than 50% of the aggregate Principal Exposure of all of the Banks and (ii) Noteholders whose Pro Rata Shares represent greater than 50% of the aggregate Principal Exposure of all of the Noteholders; provided, however, that only Pro Rata Shares of Senior Indebtedness held by Qualified Creditors shall be included in this determination; provided, further, that if at any time Obligations owing to Banks or Noteholders, as the case may be, are less than both (A) $1,000,000, and (B) 10% of the aggregate Obligations (the Banks or the Noteholders, as the case may be, a “Deminimis Group"), then the Required Creditors shall be

Exh. H-6

determined without regard to clause (i) if the Deminimis Group is the Banks, and clause (ii) if the Deminimis Group is the Noteholders.
          “Specified Provisions” shall mean any of the terms relating to (i) amounts or timing of payment of interest or fees, (ii) terms relating to required payments or prepayments of any Obligations, (iii) financial and negative covenants set forth in the Senior Indebtedness Documents (including paragraph 6 of either Note Purchase Agreement and Article IX of the Bank Credit Agreement), (iv) covenants relating to the operations of the Company or its subsidiaries, (v) events of default, and (vi) definitions as used in any of the foregoing.
          “Yield-Maintenance Amount” shall mean the “Yield-Maintenance Amount” as defined in either Note Purchase Agreement.
          2.   Appointment of Collateral Agent.
          (a)   Appointment of Collateral Agent. Subject in all respects to the terms and provisions of this Agreement, the Bank Agent, for itself and on behalf of the Banks, and the Noteholders hereby appoint U.S. Bank National Association to act as collateral agent for the benefit of the Creditors (the “Collateral Agent”) with respect to the liens upon and the security interests in the Collateral and the rights and remedies granted under and pursuant to the Collateral Documents, and U.S. Bank National Association hereby accepts such appointment and agrees to act as such collateral agent. The agency created by this Section 2 shall in no way impair or affect any of the rights and powers of, or impart any duties or obligations upon, U.S. Bank National Association in its individual capacity as a lender or creditor under any Senior Indebtedness Document. To the extent legally necessary to enable the Collateral Agent to enforce or otherwise foreclose and realize upon any of the liens or security interests in the Collateral in any legal proceeding which the Collateral Agent either commences or joins as a party in accordance with the terms of this Agreement, each of the Creditors agrees to join as a party in such proceeding and take such action therein concurrently to enforce and obtain a judgment for the payment of the Obligations held by it.
          (b)    Duties of Collateral Agent. Subject to the Collateral Agent having been directed to take such action in accordance with the terms of this Agreement, each Creditor hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of the Collateral Documents and any other instruments, documents and agreements referred to in the Collateral Documents and to exercise such powers under the Collateral Documents as are specifically delegated to the Collateral Agent by the terms of the Collateral Documents and such other powers as are reasonably incidental thereto. Subject to the provisions of Section 11 of this Agreement, the Collateral Agent is hereby irrevocably authorized to take all actions on behalf of the Creditors to enforce the rights and remedies of the Collateral Agent and the Creditors provided for in the Collateral Documents or by applicable law with respect to the liens upon and security interests in the Collateral granted to secure the Obligations provided, however, that, notwithstanding any provision to the contrary in any Collateral Documents, (i) the Collateral Agent shall act solely at and in accordance with the written direction of the Required Creditors, (ii) the Collateral Agent shall not, without the written consent of all of the Qualified Creditors, release or terminate by affirmative action or consent any lien upon or security interest in any Collateral granted under any Collateral Documents (except (x) upon (1) dispositions of

Exh. H-7

Collateral by a Grantor and (2) removal of the Material Subsidiary (as defined in the Bank Credit Agreement) designation of a Subsidiary (as defined in the Bank Credit Agreement), in each case as permitted in accordance with the terms of all of the Senior Indebtedness Documents and prior to the occurrence of an Event of Default, (y) upon disposition of such Collateral after an Event of Default pursuant to direction given under clause (i) of this Section 2(b) and (x) to the extent authorized under the provisions of the last sentence of Section 12.1 of the Bank Credit Agreement, paragraph 11V of the March 11, 2011 Purchase Note Agreement and the comparable provision of the Additional Note Purchase Agreement), and (iii) the Collateral Agent shall not accept any Obligations in whole or partial consideration for the disposition of any Collateral without the written consent of all of the Qualified Creditors. The Collateral Agent agrees to make such demands and give such notices under the Collateral Documents as may be requested by, and to take such action to enforce the Collateral Documents and to foreclose upon, collect and dispose of the Collateral or of the Collateral Documents as may be directed by, the Required Creditors; provided, however, that the Collateral Agent shall not be required to take any action that is contrary to law or the terms of the Collateral Documents or this Agreement. Once a direction to take any action has been given by the Required Creditors to the Collateral Agent, and subject to any other directions which may be given from time to time by the Required Creditors, decisions regarding the manner in which any such action is to be implemented and conducted (with the exception of any decision to settle, compromise or dismiss any legal proceeding, with or without prejudice) shall be made by the Collateral Agent, with the assistance and upon the advice of its counsel. Notwithstanding the provisions of the preceding sentence, any decision to settle, compromise or dismiss any legal proceeding, with or without prejudice, which implements, approves or results in or has the effect of causing any release, change or occurrence, where such release, change or occurrence otherwise would require unanimous approval of all of the Qualified Creditors pursuant to the terms of this Agreement, also shall require the unanimous approval of all of the Qualified Creditors.
          (c)   Requesting Instructions. The Collateral Agent may at any time request directions from the Creditors as to any course of action or other matter relating to the performance of its duties under this Agreement and the Collateral Documents, and the Creditors shall respond to such request in a reasonably prompt manner.
          (d)   Emergency Actions. If the Collateral Agent has asked the Required Creditors for instructions following the receipt of any notice of an Event of Default and if the Required Creditors have not responded to such request within 30 days, the Collateral Agent shall be authorized to take such actions with regard to such Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to protect the Collateral from damage or destruction; provided, however, that once instructions have been received from the Required Creditors, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary to such instructions.
          (e)   Collateral Document Amendments. An amendment, supplement, modification, restatement or waiver of any provision of any Collateral Document, any consent to any departure by any Grantor from any such provision, or the execution or acceptance by the Collateral Agent of any Collateral Document not in effect on the date of this Agreement shall be effective if, and only if, consented to in writing by the Required Creditors (with the understanding that the Collateral Documents that are identified in Exhibit A hereto are hereby

Exh. H-8

approved by the Required Creditors); provided, however, that, (i) no such amendment, supplement, modification, restatement, waiver, consent or such Collateral Document not in effect on the date of this Agreement which imposes any additional responsibilities upon the Collateral Agent shall be effective without the written consent of the Collateral Agent, and (ii) no such amendment, supplement, modification, waiver or consent shall release any Collateral from the lien or security interest created by any Collateral Document not subject to the exception in Section 2(b)(ii) of this Agreement or narrow the scope of the property or assets in which a lien or security interest is granted pursuant to any Collateral Document or change the description of the obligations secured thereby without the written consent of all Qualified Creditors.
          (f)   Administrative Actions. The Collateral Agent shall have the right to take such actions under this Agreement and under the Collateral Documents, not inconsistent with the instructions of the Required Creditors or the terms of the Collateral Documents and this Agreement, as the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on the Collateral for the benefit of the Creditors.
          (g)   Collateral Agent Acting Through Others. The Collateral Agent may perform any of its duties under this Agreement and the Collateral Documents by or through attorneys (which attorneys may be the same attorneys who represent any Creditor), agents or other persons reasonably deemed appropriate by the Collateral Agent. In addition, the Collateral Agent may act in good faith reliance upon the opinion or advice of attorneys selected by the Collateral Agent. In all cases the Collateral Agent may pay reasonable fees and expenses of all such attorneys, agents or other persons as may be employed in connection with the performance of its duties under this Agreement and the Collateral Documents.
          (h)   Resignation of Collateral Agent.
          (i)   The Collateral Agent (A) may resign at any time upon notice to the Creditors, and (B) may be removed at any time upon the written request of the Required Creditors sent to the Collateral Agent and the other Creditors. For the purposes of any determination of Required Creditors under this Section 2(h)(i), the Pro Rata Share of any Insolvent Entity shall be disregarded.
          (ii)   If the Collateral Agent shall resign or be removed, the Required Creditors shall have the right to select a replacement Collateral Agent by notice to the Collateral Agent and the other Creditors.
          (iii)   Upon any replacement of the Collateral Agent, the Collateral Agent shall assign all of the liens upon and security interests in all Collateral under the Collateral Documents, and all right, title and interest of the Collateral Agent under all the Collateral Documents, to the replacement Collateral Agent, without recourse to the Collateral Agent or any Creditor and at the expense of the Company.
          (iv)   No resignation or removal of the Collateral Agent shall become effective until a replacement Collateral Agent shall have been selected as provided in this Agreement and shall have assumed in writing the obligations of the Collateral Agent under this Agreement and under the Collateral Documents. In the event that a

Exh. H-9

replacement Collateral Agent shall not have been selected as provided in this Agreement or shall not have assumed such obligations within 90 days after the resignation or removal of the Collateral Agent, then the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a replacement Collateral Agent.
          (v)   Any replacement Collateral Agent shall be a bank, trust company, or insurance company having capital, surplus and undivided profits of at least $250,000,000.
          (i)   Indemnification of Collateral Agent. Each Grantor, by its consent to this Agreement, hereby agrees to indemnify and hold the Collateral Agent, its officers, directors, employees and agents (including, but not limited to, any attorneys acting at the direction or on behalf of the Collateral Agent) harmless against any and all costs, claims, damages, penalties, liabilities, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) which may be incurred by or asserted against the Collateral Agent or any such officers, directors, employees and agents by reason of its status as agent under this Agreement or which pertain, whether directly or indirectly, to this Agreement, the Collateral Documents, or to any action or failure to act of the Collateral Agent as agent hereunder, except to the extent any such action or failure to act by the Collateral Agent constitutes gross negligence, willful misconduct or a breach of this Agreement. The obligations of the Grantor under this Section 2(i) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (j)   Liability of Collateral Agent. In the absence of gross negligence, willful misconduct or a breach of this Agreement, the Collateral Agent will not be liable to any Creditor for any action or failure to act or any error of judgment, negligence, mistake or oversight on its part or on the part of any of its officers, directors, employees or agents. To the extent not paid by any Grantor, each Creditor hereby severally, and not jointly, agrees to indemnify and hold the Collateral Agent and each of its officers, directors, employees and agents (collectively, “Indemnitees”) harmless from and against any and all liabilities, costs, claims, damages, penalties, losses and actions of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnitee) incurred by or asserted against any Indemnitee arising out of or in relation to this Agreement or the Collateral Documents or its status as agent under this Agreement or any action taken or omitted to be taken by any Indemnitee pursuant to and in accordance with any of the Collateral Documents and this Agreement, except to the extent arising from the gross negligence, willful misconduct or breach of this Agreement, with each Creditor being liable only for its Pro Rata Expenses Share of any such indemnification liability. The obligations of the Creditors under this Section 2(j) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (k)   No Reliance on Collateral Agent. Neither the Collateral Agent nor any of its officers, directors, employees or agents (including, but not limited to, any attorneys acting at the direction or on behalf of the Collateral Agent) shall be deemed to have made any representations or warranties, express or implied, with respect to, nor shall the Collateral Agent or any such officer, director, employee or agent be liable to any Creditor or responsible for (i) any warranties or recitals made by any Grantor in the Collateral Documents or any other agreement, certificate, instrument or document executed by any Grantor in connection with the Collateral Documents, (ii) the due or proper execution or authorization of this Agreement or any

Exh. H-10

Collateral Documents by any party other than the Collateral Agent, or the effectiveness, enforceability, validity, genuineness or collectability as against any Grantor of any Collateral Document or any other agreement, certificate, instrument or document executed by any Grantor in connection with any Collateral Document, (iii) the present or future solvency or financial worth of any Grantor, or (iv) the value, condition, existence or ownership of any of the Collateral or the perfection of any lien upon or security interest in the Collateral (whether now or hereafter held or granted) or the sufficiency of any action, filing, notice or other procedure taken or to be taken to perfect, attach or vest any lien or security interest in the Collateral. Except as may be required by Section 2(b) of this Agreement, the Collateral Agent shall not be required, either initially or on a continuing basis, to (A) make any inquiry, investigation, evaluation or appraisal respecting, or enforce performance by any Grantor of, any of the covenants, agreements or obligations of any Grantor under any Collateral Document, or (B) undertake any other actions (other than actions expressly required to be taken by it under this Agreement). Nothing in any of the Collateral Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations, duties or responsibilities except as set forth in this Agreement and in the Collateral Documents. The Collateral Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, telecopy or other paper or document given to it by any person reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by such person. The Collateral Agent shall have no duty to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Senior Indebtedness Documents. Except upon the direction of the Required Creditors pursuant to Section 2(b) of this Agreement, the Collateral Agent shall not be required to inspect the properties or books and records of any Grantor for any purpose, including to determine compliance by any Grantor with its covenants respecting the perfection of security interests.
          3.    Lien Priorities. The parties to this Agreement expressly agree that the security interests and liens granted to the Collateral Agent shall secure the Obligations on a pari passu basis for the benefit of the Creditors and that, notwithstanding the relative priority or the time of grant, creation, attachment or perfection under applicable law of any security interests and liens, if any, of the Creditors upon or in any of the Collateral to secure any Obligations, whether such security interests and liens are now existing or hereafter acquired or arising and whether such security interests and liens are in or upon now existing or hereafter arising Collateral, such security interests and liens shall be first and prior security interests and liens (subject to security interests and liens permitted by the Senior Indebtedness Documents) in favor of the Collateral Agent to secure all of the Obligations on a pari passu basis for the benefit of the Creditors.
          4.    Certain Notices. Each of the Collateral Agent and each Creditor agrees to use its best efforts to give to the others (a) copies of any notice of the occurrence or existence of an Event of Default sent to any Grantor, simultaneously with the sending of such notice to such Grantor, (b) notice of the occurrence or existence of an Event of Default of which such party has knowledge, promptly after obtaining knowledge thereof, (c) notice of the refusal of any Bank to make any loan or extension of credit pursuant to the terms of any Senior Indebtedness Document, promptly after such refusal, and (d) notice of an Enforcement by such party (excluding an Enforcement approved by the Required Creditors as required by this Agreement), prior to commencing such Enforcement, but the failure to give any of the foregoing notices shall

Exh. H-11

not affect the validity of such notice of an Event of Default given to a Grantor or create a cause of action against or cause a forfeiture of any rights of the party failing to give such notice or create any claim or right on behalf of any third party. The Collateral Agent agrees to deliver to each Creditor a copy of each notice or other communication received by it under any Collateral Document as soon as practicable after receipt of such notice or communication and a copy of any Collateral Document executed after the date of this Agreement as soon as practicable after the execution thereof.
          5.   Distribution of Proceeds of Collateral and Payments and Collections After Enforcement.
          (a)   On and after the occurrence of an Event of Default (unless such Event of Default has been waived pursuant to the terms of the Bank Credit Agreement with the consent of the holders of a majority of the outstanding principal amount of the Senior Notes (in the case of an Event of Default under the Bank Credit Agreement) or waived pursuant to the terms of the applicable Note Purchase Agreement with the consent of the Required Lenders as defined in the Bank Credit Agreement (in the case of an Event of Default under a Note Purchase Agreement)), all proceeds of Collateral held or received by the Collateral Agent or any Creditor and any other collections or payments received, directly or indirectly, by the Collateral Agent or any Creditor on or with respect to any Obligations (including, without limitation, any amount of any balances held by the Collateral Agent or any Creditor for the account of any Grantor or any other property held or owing by it to or for the credit or for the account of any Grantor setoff or appropriated by it, any payment under any guaranty constituting a Senior Indebtedness Document, any payment in an insolvency or reorganization proceeding and the proceeds from any sale of any Obligations or any interest therein to any Grantor or any Affiliate of any Grantor, but excluding, except as otherwise provided in paragraph (b) of this Section 5, amounts on deposit in the Special Cash Collateral Account provided for in paragraph (b) of this Section 5) shall be delivered to the Collateral Agent and distributed as follows:
          (i)   First, to the Collateral Agent in the amount of any unpaid Collateral Agent Expenses;
          (ii)   Next, to the extent proceeds remain, to the Creditors in the amount of any unreimbursed amounts paid by the Creditors to any Indemnitee pursuant to Section 2(j) of this Agreement, pro rata in proportion to the respective unreimbursed amounts thereof paid by each Creditor; and
          (iii)   Next, to the extent proceeds remain, to each Creditor an amount equal to its Obligation Share of such proceeds in respect of Obligations owing to it under the Senior Indebtedness Documents.
          Notwithstanding the foregoing, with respect to any collections or payments received by any Creditor on or after the occurrence of an Event of Default but prior to the date of the occurrence of an Enforcement, (1) such collections and payments shall be subject to the distribution provisions of clauses (i) through (iii), above, only to the extent that the principal amount of the Obligations owed to such Creditor on the date of such Enforcement is less than the principal amount of the Obligations owed to such Creditor on the date of such Event of Default,

Exh. H-12

and (2) the amount of any such collections and payments subject to the distribution provisions of clause (i) through (iii) above, in accordance with clause (1) shall not be so distributed until the date of the occurrence of such Enforcement. For the purposes of the preceding sentence, any collection or payment received by the Bank Agent on behalf of the Banks shall be considered to have been received by the Banks, and applied to pay the Obligations owed to the Banks, to which such payment or collection relates whether or not distributed by the Bank Agent to the Banks.
          After the Obligations have been finally paid in full in cash, the balance of proceeds of the Collateral, if any, shall be paid to any Grantor or as otherwise required by law.
          (b)   Any payment pursuant to clause (a)(iii) above with respect to undrawn amounts of outstanding Letters of Credit shall be paid to the Collateral Agent for deposit in an account (the “Special Cash Collateral Account”) to be held as collateral for the Obligations and disposed of as provided herein. On each date after the occurrence of an Enforcement on which a payment is made to a beneficiary pursuant to a draw on a Letter of Credit, the Collateral Agent shall distribute from the Special Cash Collateral Account for application to the payment of the reimbursement obligation due to the Banks with respect to such draw an amount equal to the product of (1) the amount then on deposit in the Special Cash Collateral Account, and (2) a fraction, the numerator of which is the amount of such draw and the denominator of which is the aggregate undrawn amount of all outstanding Letters of Credit immediately prior to such draw. On each date after the occurrence of an Enforcement on which a reduction in the undrawn amount of any outstanding Letter of Credit occurs other than on account of a payment made to a beneficiary pursuant to a draw on a Letter of Credit, then the Collateral Agent shall distribute from the Special Cash Collateral Account an amount equal to the product of (1) the amount then on deposit in the Special Cash Collateral Account and (2) a fraction the numerator of which is the amount of such reduction and the denominator of which is the aggregate undrawn amount of all outstanding Letters of Credit immediately prior to such reduction, which amount shall be distributed as provided in clauses (a)(i) through (iii) above. At such time as the undrawn amount of outstanding Letters of Credit is reduced to zero, any amount remaining in the Special Cash Collateral Account, after the distribution therefrom as provided above, shall be distributed as provided in clauses (a)(i) through (iii) above.
          (c)   Any re-allocations of any payments or distributions initially made or received on any Obligations due to payments and transfers among the Creditors and the Collateral Agent under this Section 5 shall be deemed to reduce the Obligations of any Creditor receiving any such payment or other transfer under this Section 5 and shall be deemed to restore and reinstate the Obligations of any Creditor making any such payment or other transfer under this Section 5, in each case by the amount of such payment and other transfer; provided that if for any reason such restoration and reinstatement shall not be binding against the Company or any other Grantor, then the Creditors and the Collateral Agent agree to take such actions as shall have the effect of placing them in the same relative positions as they would have been if such restoration and reinstatement had been binding against the Company and the other Grantors.

Exh. H-13

          6.    Certain Credit Extensions and Amendments to Agreements by the Creditors; Actions Related to Collateral; Other Liens, Security Interests and Guaranties.
          (a)   The Bank Agent, on its behalf and on behalf of the Banks, agrees that, without the prior written consent of Noteholders holding a majority of the outstanding principal amount of the Senior Notes, it will not (i) amend, modify, supplement or restate, or waive (A) any Specified Provision if the effect of such amendment, modification, supplement, restatement, or waiver causes any Specified Provision to become more restrictive with respect to the Company or any subsidiary thereof or (B) any other provision of the Bank Credit Agreement or any agreement, document or instrument delivered in connection therewith, if any Grantor makes any payment or gives any other financial accommodation (other than reimbursement of out-of-pocket expenses and customary amendment fees) in connection therewith, (ii) except for any guarantees securing all of the Obligations constituting Senior Indebtedness Documents, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Obligations evidenced by the Bank Credit Agreement and the agreements, documents and instruments delivered in connection therewith or (iii) from and after the institution of any bankruptcy or insolvency proceeding involving any Grantor, as respects the Collateral enter into any agreement with any Grantor with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection.
          (b)   Each Noteholder agrees that, without the prior written consent of Banks holding a majority of the outstanding principal amount of Obligations under and undrawn commitments to extend credit under the Bank Credit Agreement, it will not (i) amend, modify, supplement, restate, or waive (A) any Specified Provision if the effect of such amendment, modification, supplement, restatement or waiver causes any Specified Provision to become more restrictive with respect to the Company or any subsidiary of the Company or (B) any other provision of a Note Purchase Agreement or Senior Notes if any Grantor makes any payment or gives any other financial accommodation (other than reimbursement of out-of-pocket expenses and customary amendment fees) in connection therewith, (ii) except for any guarantees securing all of the Obligations constituting Senior Indebtedness Documents, retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to all or any part of the Obligations evidenced by a Note Purchase Agreement and the Senior Notes or (iii) from and after the institution of any bankruptcy or insolvency proceeding involving any Grantor, as respects the Collateral enter into any agreement with any Grantor with respect to post-petition usage of cash collateral, post-petition financing arrangements or adequate protection.
          (c)   Each Creditor agrees that it will have recourse to the Collateral only through the Collateral Agent, that it shall have no independent recourse to the Collateral and that it shall refrain from exercising any rights or remedies under the Collateral Documents which have or may have arisen or which may arise as a result of an Event of Default or an acceleration of the maturities of the Obligations, except that, upon the direction of the Required Creditors, any Creditor may set off any amount of any balances held by it for the account of any Grantor or any other property held or owing by it to or for the credit or for the account of any Grantor, provided that the amount set off is delivered to the Collateral Agent for application pursuant to Section 5 of this Agreement. Without such direction, no Creditor shall set off any such amount. For the purposes of determining whether such direction to setoff has been given, any Creditor which has not voted in favor of or against such setoff within three business days of receiving

Exh. H-14

notice from another Creditor of its intent to setoff will be deemed to have voted in favor of such setoff. For the purposes of perfection any setoff rights which may be available under applicable law, any balances held by the Collateral Agent or any Creditor for the account of any Grantor or any other property held or owing by the Collateral Agent or any Creditor to or for the credit or account of any Grantor shall be deemed to be held as agent for all Creditors.
          (d)   No Creditor shall take or receive a security interest in or a lien upon any of the property or assets of any Grantor as security for the payment of any Obligations other than liens and security interests granted to the Collateral Agent in the Collateral pursuant to the Collateral Documents. The existence of a common law lien on deposit accounts shall not be prohibited by the provisions of this paragraph (d) provided that any realization on such lien and the application of the proceeds thereof shall be subject to the provisions of this Agreement.
          (e)   Nothing contained in this Agreement shall (i) prevent any Creditor from imposing a default rate of interest in accordance with any Senior Indebtedness Document or prevent a Creditor from raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense directly relating to the Collateral or any one or more of the Collateral Documents as directed by the Required Creditors, which shall be governed by the provisions of this Agreement, or (ii) affect or impair the right any Creditor may have under the terms and conditions governing the Obligations to accelerate and demand repayment of such Obligations. Subject only to the express limitations set forth in this Agreement, each Creditor retains the right to freely exercise its rights and remedies as a general creditor of the Grantors in accordance with applicable law and agreements with the Grantors, including without limitation the right to file a lawsuit and obtain a judgment therein against the Grantors and to enforce such judgment against any assets of the Grantors other than the Collateral.
          (e)   Subject to the provisions set forth in this Agreement, each Creditor and its affiliates may (without having to account therefor to any Creditor) own, sell, acquire and hold equity and debt securities of the Grantors and lend money to and generally engage in any kind of business with the Grantors (as if, in the case of U.S. Bank National Association, it was not acting as Collateral Agent), and, subject to the provisions of this Agreement, the Creditors and their affiliates may accept dividends, interest, principal payments, fees and other consideration from the Grantors for services in connection with this Agreement or otherwise without having to account for the same to the other Creditors, provided that any such amounts which constitute Obligations are provided for in the applicable Senior Indebtedness Documents.
          7.   Accounting; Adjustments.
          (a)   The Collateral Agent and each Creditor agrees to render an accounting to any of the others of the amounts of the outstanding Obligations, receipts of payments from the Grantors or from the Collateral and of other items relevant to the provisions of this Agreement upon the reasonable request from one of the others as soon as reasonably practicable after such request, giving effect to the application of payments and collections as hereinbefore provided in this Agreement.

Exh. H-15

          (b)   Each party hereto agrees that to the extent any payment of any Obligations made to it hereunder is in excess of the amount due to be paid to it hereunder, or in the event any payment of any Obligations made to any party hereto is subsequently invalidated, declared fraudulent or preferential, set aside or required to be paid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause (“Avoided Payments”), then it shall pay to the other parties hereto (or in the case of Avoided Payments the other parties shall pay to it) such amounts so that, after giving effect to the payments hereunder by all parties, the amounts received by all parties are not in excess of the amounts to be paid to them hereunder as though any payment so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid had not been made.
          8.   Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mails, with proper postage prepaid, one business day after delivery to a courier for next day delivery, upon delivery by courier or upon transmission by telecopy or similar electronic medium (provided that a copy of any such notice sent by such transmission is also sent by one of the other means provided hereunder within one day after the date sent by such transmission) to the addresses set forth below the signatures hereto, with a copy to any person or persons set forth below such signature shown as to receive a copy, or to such other address as any party designates to the others in the manner herein prescribed. Any party giving notice to any other party hereunder shall also give copies of such notice to all other parties. Any notice delivered to the Bank Agent shall be deemed to be delivered to all of the Banks.
          9.   Contesting Liens or Security Interests; No Partitioning or Marshaling of Collateral; Contesting Obligations.
          (a)   No Creditor shall contest the validity, perfection, priority or enforceability of or seek to avoid, have declared fraudulent or have put aside any lien or security interest granted to the Collateral Agent and each party hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interests. Each party shall also use its best efforts to notify the other parties of any change in the location of any of the Collateral or the business operations of any Grantor or of any change in law which would make it necessary or advisable to file additional financing statements in another location as against any Grantor with respect to the liens and security interests intended to be created by the Collateral Documents, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any other party to this Agreement and any third party.
          (b)   Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Creditor shall have the right to have any of the Collateral, or any security interest or other property being held as security for all or any part of the Obligations by the Collateral Agent, partitioned, or to file a complaint or institute any proceeding at law or in equity to have any of the Collateral or any such security interest or other property partitioned, each Creditor hereby waives any such right. The Collateral Agent and each Creditor hereby waive any and all rights to have the Collateral, or any part thereof, marshaled upon any foreclosure of any of the liens or security interests securing the Obligations.

Exh. H-16

          (c)   Neither the Collateral Agent nor any Creditor shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any Obligations (including, without limitation, any guaranty thereof). In the event any Obligations are invalidated, avoided, declared fraudulent or set aside for the benefit of any Grantor, the Collateral Agent and the Creditors agree that such Obligations shall nevertheless be considered to be outstanding for all purposes of this Agreement.
          10.   No Additional Rights for Grantors Hereunder. Each Grantor, by its consent hereto, acknowledges that it shall have no rights under this Agreement. If the Collateral Agent or any Creditor shall violate the terms of this Agreement, each Grantor agrees, by its consent hereto, that it shall not use such violation as a defense to any enforcement by any such party against such Grantor nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party.
          11.   Bankruptcy Proceedings. Nothing contained herein shall limit or restrict the independent right of any Creditor to initiate an action or actions in any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding in its individual capacity and to appear or be heard on any matter before the bankruptcy or other applicable court in any such proceeding, including, without limitation, with respect to any question concerning the post-petition usage of Collateral and post-petition financing arrangements, provided such initiating Creditor provides all other Creditors prior notice of the initiation of any such action. The Collateral Agent is not entitled to initiate such actions on behalf of any Creditor or to appear and be heard on any matter before the bankruptcy or other applicable court in any such proceeding as the representative of any Creditor. The Collateral Agent is not authorized in any such proceeding to enter into any agreement for, or give any authorization or consent with respect to, the post-petition usage of Collateral, unless such agreement, authorization or consent has been approved in writing by the Required Creditors. This Agreement shall survive the commencement of any such bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar proceeding.
          12.   Independent Credit Investigation. Neither the Collateral Agent nor any Creditor, nor any of its respective directors, officers, agents or employees, shall be responsible to any of the others for the solvency or financial condition of any Grantor or the ability of any Grantor to repay any of the Obligations, or for the value, sufficiency, existence or ownership of any of the Collateral, the perfection or vesting of any lien or security interest, or the statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of any of the Obligations, any Senior Indebtedness Document, any Collateral Documents, any document or agreement executed or delivered in connection with or pursuant to any of the foregoing, or the liens or security interests granted by the Grantors in connection therewith. Each of the Collateral Agent and each Creditor has entered into its respective financial agreements with the Grantors based upon its own independent investigation, and makes no warranty or representation to the other, nor does it rely upon any representation by any of the others, with respect to the matters identified or referred to in this Section.
          13.   Supervision of Obligations. Except to the extent otherwise expressly provided herein, each Creditor shall be entitled to manage, supervise, amend and modify

Exh. H-17

(including, without limitation, an amendment to increase the amount of such Obligations or waive an Event of Default) the obligations of the Grantors to it in accordance with applicable law and such Creditor’s practices in effect from time to time without regard to the existence of any other Creditor.
          14.   Turnover of Collateral. If any Creditor acquires custody, control or possession of any Collateral or any proceeds thereof other than pursuant to the terms of this Agreement, such Creditor shall promptly cause such Collateral or the proceeds of such Collateral to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition and distribution in accordance with the provisions of Section 5 of this Agreement. Until such time as such Creditor shall have complied with the provisions of the immediately preceding sentence, such Creditor shall be deemed to hold such Collateral and the proceeds thereof in trust for the parties entitled thereto under this Agreement.
          15.   Options to Purchase.
          (a)   After the occurrence of a Purchase Option Trigger Event (as defined below), each Bank shall have the option to purchase all (but not less than all) of the outstanding Obligations owed to the Noteholders at a purchase price equal to 100% of the amount of such Obligations on the date of purchase (including all interest thereon to the date of purchase), plus an amount equal to the Yield-Maintenance Amount which would be payable under the applicable Note Purchase Agreement if the Senior Notes were prepaid pursuant to the optional prepayment provisions of the applicable Note Purchase Agreement on such date of purchase.
          (b)   After the occurrence of a Purchase Option Trigger Event, each Noteholder shall have the option to purchase all (but not less than all) of the outstanding Obligations owed to the Banks at a purchase price equal to 100% of the amount thereof on the date of purchase (including all interest thereon to the date of purchase).
          (c)   Any Creditor desiring to exercise its option to purchase under this Section 15 may do so by giving notice to the Creditors whose Obligations are to be purchased. The closing of the purchase and sale shall take place on the fifth business day after such notice is given. At the closing, the buyer will pay the sellers the purchase price of the Obligations being purchased except that, with respect to the purchase of exposures in respect of outstanding but undrawn Letters of Credit, the purchase shall be a risk participation therein payable at the same time as the related Letters of Credit are drawn. Payment of such purchase price shall be made in the same manner as specified in the applicable Senior Indebtedness Documents. Any notice of exercise of any such option to purchase shall be irrevocable. In the event more than one notice of exercise of an option to purchase under this Section 15 is given, only the notice first given shall be effective and the other notices given shall be ineffective.
          (d)   For the purposes of this Section 15, a “Purchase Option Trigger Event” shall occur when (i) an Event of Default has occurred and is continuing, (ii) any Creditor has notified the Collateral Agent and each other Creditor of its desire to direct the Collateral Agent to take action hereunder, and (iii) within 60 days after the notice specified in clause (ii), the Required Creditors shall not have authorized the Collateral Agent to take such action and the

Exh. H-18

Creditor giving such notice shall not have withdrawn such notice by notice given to the Collateral Agent and the other Creditors.
          16.   Amendment. This Agreement and the provisions hereof may be amended, modified or waived only by a writing signed by the Collateral Agent, the Bank Agent, on its behalf and on behalf of the Banks, and each of the Noteholders.
          17.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto, including subsequent holders of the Obligations and persons subsequently becoming parties to the Senior Indebtedness Documents as Creditors; provided that (a) neither the Collateral Agent nor any Creditor shall assign or transfer any interest in any Obligations or permit such person to become such a party to the applicable Senior Indebtedness Documents unless such transfer or assignment is made subject to this Agreement and such transferee, assignee or person assumes the obligations of the transferor or assignor or the obligations of a Creditor, as the case may be, hereunder from and after the time of such transfer or assignment or the time such person becomes a party to the applicable Senior Indebtedness Documents, as the case may be, and (b) the appointment of any replacement Collateral Agent shall be subject to the provisions of Section 2 of this Agreement.
          18.   Limitation Relative to Other Agreements. Nothing contained in this Agreement is intended to impair (a) as between the Noteholders and the Grantors, the rights of the Noteholders and the obligations of the Grantors under the Note Purchase Agreements and the Senior Notes, or (b) as between the Bank Agent, the Banks and the Grantors, the rights of the Bank Agent and the Banks and the obligations of the Grantors under the Bank Credit Agreement and the agreements, documents and instruments delivered in connection therewith.
          19.   Counterparts. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any facsimile copy of a signature hereto shall have the same effect as the original thereof.
          20.   Governing Law. THIS AGREEMENT SHALL BE GOVERNED AS TO VALIDITY, INTERPRETATIONS, ENFORCEABILITY AND EFFECT BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.
          21.   Confirmations and Agreements.
          (i)   The Bank Agent confirms that the Banks have approved this Agreement as of the date hereof.
          (ii)   Each party subject hereto agrees that it will not, and will use commercially reasonable efforts to cause its agents, employees, officers, directors, shareholders, partners, and its representatives associated with or acting on its behalf (collectively, the “Representatives”), and its sub-contractors, if any, not to, directly or indirectly through a third-party intermediary, in

Exh. H-19

connection with this Agreement and the transactions resulting herefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any Government Official (as defined below) for the purpose of inducing such Government Official to use his or her influence or position with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for, directing business to, or securing an improper advantage for such party.
          (b)   Each party subject hereto will, and will use commercially reasonable efforts to cause its Representatives and sub-contractors, if any, to maintain books and records that accurately reflect any payment of money or thing of value to a Government Official, directly or indirectly, in connection with any matter relating to this Agreement.
          (c)   The term “Government Official” includes any employee, agent or representative of a non-US government, and any non-US political party, party official or candidate. Government Official may also include royalty, non-US legislators, representatives of non-US state-owned enterprises, employees of public international organizations (including but not limited to the United Nations, International Monetary Fund, World Bank and other international agencies and organizations), and employees and officers of foreign embassies or trade organizations having offices in the US, regardless of rank or position, and any individuals acting on behalf of a Government Official.
          (d)   On any date on which the Obligations or any other amounts need to be determined, the Collateral Agent shall use the rate of exchange specified in Section 5.6 of the Bank Credit Agreement to determine the U.S. Dollar equivalent of any foreign currency (if any) in which such Obligations or other amounts are denominated, and such U.S. Dollar equivalent shall be used for purposes of determining that portion of the Obligations or such other amounts denominated in the applicable foreign currencies on such date.
The remainder of this page is intentionally blank.

Exh. H-20

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

U.S. BANK NATIONAL ASSOCIATION as Bank Agent and Collateral Agent
By:
Name:
Title:

Notice information:

800 Nicollet Mall
Mail Code BC-MN-HO3P
Minneapolis, MN 55402
Attention: Michael J. Staloch
Telephone: (612) 303-3050
Fax: (612) 303-2265
E-mail: Michael.Staloch@usbank.com

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, as a Noteholder

By:
Vice President

Notice information: The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601 Attention: Managing Director

Exh. H-21

GIBRALTAR LIFE INSURANCE CO., LTD.,
as a Noteholder

THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD., as a Noteholder

By:    Prudential Investment Management
          (Japan), Inc., as Investment Manager

By:   Prudential Investment Management, Inc.,
          as Sub-Adviser

By:
Vice President

Notice information: Pruco Life Insurance Company c/o Prudential Capital Group Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue Chicago, IL 60601 Attention: Managing Director

Exh. H-22

FORETHOUGHT LIFE INSURANCE
COMPANY, as a Noteholder

RGA REINSURANCE COMPANY,
as a Noteholder

MTL INSURANCE COMPANY,
as a Noteholder

ZURICH AMERICAN INSURANCE
COMPANY, as a Noteholder

By:     Prudential Private Placement Investors, L.P.
          (as Investment Advisor)

By:     Prudential Private Placement Investors, Inc.
          (as its General Partner)

By:
Vice President

Notice information:

Prudential Retirement Insurance and Annuity Company
c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
180 N. Stetson Avenue
Chicago, IL 60601

Attention: Managing Director

Exh. H-23

EXHIBIT A
LIST OF COLLATERAL DOCUMENTS
Pledge Agreement, dated as of May 23, 2011, made by Graco Inc.

Exh. H-24

ACKNOWLEDGMENT OF AND CONSENT AND AGREEMENT
TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT
          Each of the undersigned, a Grantor described in the Intercreditor and Collateral Agency Agreement set forth above, acknowledges and, to the extent required, consents to the terms and conditions of the Intercreditor and Collateral Agency Agreement. Each of the undersigned Grantors does hereby further acknowledge and agree to its agreements under Sections 2(i), 5(c) and 10 of the Intercreditor and Collateral Agency Agreement and acknowledges and agrees that it is not a third-party beneficiary of, nor has any rights under, the Intercreditor and Collateral Agency Agreement. Each of the undersigned confirms that the signatories to this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement constitute all of the Grantors in existence as of the date hereof.
          This Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one of the same instrument. In proving this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
The remainder of this page is intentionally blank.

Exh. H-25

          IN WITNESS WHEREOF, each party below has caused this Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement to be executed by its duly authorized officer as of May 23, 2011.

GRACO INC. GRACO HOLDINGS INC. GRACO MINNESOTA INC. GRACO OHIO INC.
By:
Name:	James A. Graner
Title:	CFO & Treasurer

Exh. H-26

Schedule 1.1

Commitments and Percentages

Bank:	Commitment:	Percentage:
U.S. BANK NATIONAL ASSOCIATION	$85,000,000	18.888888888889%
JPMORGAN CHASE BANK, N.A.	$85,000,000	18.888888888889%
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$55,000,000	12.222222222222%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$55,000,000	12.222222222222%
FIFTH THIRD BANK	$40,000,000	8.888888888889%
PNC BANK N.A.	$40,000,000	8.888888888889%
RBS CITIZENS, N.A.	$40,000,000	8.888888888889%
BANK OF AMERICA, N.A.	$25,000,000	5.555555555556%
THE NORTHERN TRUST CO.	$25,000,000	5.555555555556%
TOTAL COMMITMENTS	$450,000,000	100%

Schedule 1.1-1

Schedule 7.6
Litigation (Section 7.6)
None.
Sched. 7.6-1

Schedule 7.15

Subsidiaries (Section 7.15)

Subsidiary	Jurisdiction	Number of Shares	Percentage Owned	Material Subsidiary?
Graco Australia Pty Ltd.	Australia	100	100% by the Company
Graco California Inc.	Minnesota	100	100% by the Company
Graco Canada Inc.	Canada	10,000	100% by the Company
Graco do Brasil Lmtda	Brazil	132,536*	100% by the Company*
Graco Fluid Equipment (Shanghai) Co., Ltd.	People’s Republic of China	N/A**	100% by the Company
Graco Fluid Equipment (Suzhou) Co., Ltd.	People’s Republic of China	N/A**	100% by Graco Minnesota Inc.
Graco GmbH	Germany	N/A**	100% by the Company
Graco Hong Kong Ltd.	People’s Republic of China (Special Adm Region)	2,000	100% by the Company
Graco Indiana Inc.	Delaware	1,000	100% by the Company
Graco K.K.	Japan	660,000	100% by the Company	Yes
Graco Korea Inc.	Korea	125,500	100% by the Company	Yes
Graco Limited	United Kingdom	100,000	100% by the Company
Graco Minnesota Inc.	Minnesota	1,000	100% by the Company	Yes
Graco N.V.	Belgium	1,008,157*	100% by the Company*	Yes
Graco Ohio Inc.	Ohio	95 Class A 9,405 Class B	100% by the Company	Yes
Graco S.A.S.	France	24,499	100% by the Company
Graco Trading (Suzhou) Co., Ltd.	People’s Republic of China	N/A**	100% by Graco Minnesota Inc.
Gusmer Corporation	Delaware	1,000	100% by the Company
Gusmer Canada Ltd.	Canada	100 Common 1,000 Class A	100% by Gusmer Corporation
Gusmer Sudamerica S.A.	Argentina	12,000***	100% by the Company***
Graco Holdings Inc.	Minnesota	100	100% by the Company	Yes

*	Includes shares held by executive officers of the Company or the relevant Subsidiary to satisfy the requirements of local law.

**	No shares are issued.

***	Shares held by two executive officers of the Company to satisfy the requirements of local law.

Sched. 7.15.-1

Schedule 9.6
Investments (Section 9.6)
Investment in Corporate Owned Life Insurance (COLI) through establishment of a Rabbi (Grantor) Trust (“Trust”) with Wilmington Trust on June 27, 2007.
The Trust is intended to provide informal funding for the Company’s deferred compensation and executive excess benefit retirement plans. The funding schedule anticipates the payment of a premium of $1,498,626 each year for a five year period beginning in 2007.

Sched. 9.6-1